AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1999
                                                     REGISTRATION NO. 333-42623
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                        POST-EFFECTIVE AMENDMENT NO. 2
                                      TO


                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                            THE THAXTON GROUP, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


            SOUTH CAROLINA                           6140                     57-0669498
    (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                             1524 PAGELAND HIGHWAY
                        LANCASTER, SOUTH CAROLINA 29721
                                (803) 285-4336
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


                                ---------------
                                 ALLAN F. ROSS
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                            THE THAXTON GROUP, INC.
                             1524 PAGELAND HIGHWAY
                        LANCASTER, SOUTH CAROLINA 29720
                                (803) 285-4336
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                ---------------
                                   COPY TO:
                              BARNEY STEWART III
                               BRIAN T. ATKINSON
                            MOORE & VAN ALLEN, PLLC
                       100 NORTH TRYON STREET, FLOOR 47
                      CHARLOTTE, NORTH CAROLINA 28202-4003


                                ---------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.


                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            THE THAXTON GROUP, INC.

                        $50,000,000 OF DEBT SECURITIES
                              TERMS OF SECURITIES

                                                                 SUBORDINATED TERM NOTES
                               SUBORDINATED TERM NOTES            DUE SIX, 12, 36 AND 60                SUBORDINATED
                                    DUE ONE MONTH                         MONTHS                         DAILY NOTES
 Minimum Initial
Purchase                   $100                              $1,000                            $50
 Interest Rate             May vary.                         May vary.                         May vary.
 Interest Payment          Payable at maturity.              Payable, at your option,          Payable upon redemption.
                                                             monthly, quarterly or at
                                                             maturity.
 Redemption by Holder      Redeemable with forfeiture        Redeemable with penalty,          Redeemable without penalty.
                           of interest, unless waived.       unless waived.
 Redemption by Thaxton     Redeemable upon 30 days'          Redeemable upon 30 days'          Redeemable upon 30 days'
Group                      notice.                           notice.                           notice.
 Subordination             Subordinated to all existing      Subordinated to all existing      Subordinated to all existing
                           and future senior debt of         and future senior debt of         and future senior debt of
                           Thaxton Group.                    Thaxton Group.                    Thaxton Group.

If Thaxton Group sells all of the securities, it will receive $50,000,000 in proceeds before deducting offering expenses, estimated at approximately $400,000. Thaxton Group is, however, unable to provide you any assurance that it will sell all or any particular portion of the remaining securities.

The offering commenced on February 17, 1998 and will continue until all securities are sold or Thaxton Group suspends or terminates the offering. To date Thaxton Group has sold securities in the aggregate principal amount of $18.0 million.

Thaxton Group may elect to use one or more registered broker-dealers to assist in selling the securities on a best efforts basis. It anticipates paying commissions ranging from 0.025% to 5% of the sales price to the broker-dealers who sell securities. In addition, Thaxton Group may also agree to reimburse these broker-dealers for some of their costs and expenses. As a result, expenses of the offering will increase, and the proceeds it receives will be less than stated above.

Thaxton Group will use Carolinas First Securities, Inc., a registered broker-dealer, to sell the securities and to assist Thaxton Group in managing the offering. It will pay Carolinas First Securities, Inc. sales commissions of 0.025% of the principal amount of the securities sold and a monthly management fee of $6,250.

There is no public trading market for these securities. Thaxton Group does not intend to list the securities on any securities exchange and does not expect that any active trading market for the securities will develop.
                                ---------------
YOU SHOULD READ "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES.

---------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------
THESE SECURITIES ARE NOT SAVINGS DEPOSITS OR OBLIGATIONS OF AN INSURED DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.
                                ---------------
                The date of this prospectus is October 4, 1999.

                               TABLE OF CONTENTS



                                                                                          PAGE
                                                                                         -----
Prospectus Summary ...................................................................     1
Risk Factors .........................................................................     7
Use of Proceeds ......................................................................    11
Description of Securities ............................................................    11
Selected Consolidated Financial Data .................................................    17
Management's Discussion and Analysis of Financial Condition and Results of Operations     19
Business .............................................................................    29
Where You Can Find More Information ..................................................    34
Management ...........................................................................    35
Disclosure of Commission Position on Indemnification for Securities Act Liabilities ..    36
Principal and Management Shareholders ................................................    37
Market for Common Equity and Related Stockholder Matters .............................    37
Transactions with Related Parties ....................................................    38
Legal Matters ........................................................................    38
Experts ..............................................................................    38
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure .    39
Plan of Distribution .................................................................    39
Index to Financial Statements ........................................................    F-1

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES A DESCRIPTION OF THE TERMS OF THE SECURITIES WE ARE OFFERING, AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL DATA. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY.


     REFERENCES IN THIS PROSPECTUS TO "THAXTON," "WE," "US", "OUR" OR "COMPANY" REFER TO THE COMBINED BUSINESS OF THE THAXTON GROUP, INC. AND ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS TO "THAXTON GROUP" REFERS ONLY TO THE THAXTON GROUP, INC., WHICH IS THE ISSUER OF THE SECURITIES. THE TERM "SECURITIES" COLLECTIVELY REFERS TO THE SUBORDINATED TERM NOTES DUE ONE, SIX, 12, 36 AND 60 MONTHS AND THE SUBORDINATED DAILY NOTES THAT THAXTON GROUP IS OFFERING FOR SALE WITH THIS PROSPECTUS.


                                 THE OFFERING

     Thaxton Group is offering $50.0 million aggregate principal amount of subordinated terms notes due one, six, 12, 36 and 60 months and subordinated daily notes. Before deciding to purchase any of the securities, you should read the discussion in this prospectus summary that begins on page 4 under the heading "Summary of Terms of Securities" and on page 11 of this prospectus under the heading "Description of Securities." The offering is expected to continue until all $50 million of the securities are sold, but Thaxton Group reserves the right to suspend or terminate the offering at any time. The proceeds of this offering will be used primarily to temporarily repay outstanding debt under Thaxton's credit facilities.


     Examples of the initial annual interest rates for the securities as of September 1, 1999 are as follows:
daily note -- 5.25%; 1-month term note -- 6.25%; 6-month term note -- 7.00%; 12-month term note -- 7.50%; 36-month term note -- 7.75%; and 60-month term note -- 7.75%. The actual initial annual interest rates may be more or less than these examples at the time of your investment decision. Also, if you purchase more than $50,000 in aggregate principal amount of the securities, you may receive a rate of interest higher than any of the rates shown above. Maximum rates offered are not expected to exceed 9.00%.


     We will provide you a schedule of the current interest rates for each security at the offices where the securities will be sold. In addition, you may call us at 1-888-842-9866 during normal business hours to obtain the current interest rates for the securities.


                              OVERVIEW OF THAXTON


   We are a diversified consumer financial services company that:


     o provides small consumer loans to borrowers with impaired credit;


     o finances the purchase of used automobiles and insurance premiums for borrowers with impaired credit;


   o serves as an independent sales agent for a wide variety of property and casualty, health and life insurance companies;


     o originates residential mortgage loans and packages them for resale to investors; and


     o provides a limited number of commercial loans.


     Our operations were not as diverse in the past as they are today. Thaxton was organized in 1978 as C. L. Thaxton & Sons, Inc., and from that time until 1991, our operations were limited to making small consumer loans and financing automobile insurance premiums. In 1991, we made a strategic decision to diversify our loan portfolio by actively seeking to finance purchases of used automobiles by credit-impaired borrowers. Since 1991, we have evolved into a diversified consumer financial services company with a core consumer finance business complimented by insurance agency activities and mortgage and commercial lending.


     On or about    , Thaxton Group intends to acquire Thaxton Investment
Corporation ("Thaxton Investment"). Mr. James D. Thaxton, President, Chairman and majority shareholder of Thaxton Group, established Thaxton Investment in February 1999 to purchase the consumer finance operations of FirstPlus Consumer Finance, Inc. As a result of that acquisition, Thaxton Investment acquired 144 consumer finance offices in seven states, including 47 offices in Texas and 31 offices in South Carolina. Thaxton Investment's core businesses are providing small consumer loans, real estate loans and used automobile sales finance. You should read the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pending Acquisition of Thaxton Investment" for more information about the terms of the acquisition of Thaxton Investment.


     The acquisition of Thaxton Investment will enable us to penetrate new markets in the western United States, while strengthening our existing core businesses in the southeastern United States. After the acquisition of Thaxton Investment, we will operate our direct consumer loan program in Thaxton Investment's existing consumer finance offices in Georgia, Kentucky, Mississippi, Ohio, South Carolina and Texas and will conduct our used automobile sales finance program in Thaxton Investment's offices in Kentucky, Ohio and Texas.


                                  OUR OFFICES


     Our executive offices are located at 1524 Pageland Highway, Lancaster, South Carolina 29720, and our telephone number is (888) 842-9866. We currently have a total of 43 finance offices and 48 insurance agency offices located in the following states:



                               INSURANCE AGENCY
     FINANCE OFFICES                OFFICES
-------------------------   ----------------------
  South Carolina      26    Arizona            19
  North Carolina       8    South Carolina     14
  Georgia              2    North Carolina      6
  Virginia             2    Nevada              4
  Mississippi          2    Colorado            4
  Alabama              2    Montana             1
  Tennessee            1

     Upon completion of the acquisition of Thaxton Investment, total finance offices will increase to 187 with the addition of 47 offices located in Texas, 31 in South Carolina, 22 in Mississippi, 19 in Georgia, nine each in Kentucky and Tennessee and seven in Ohio.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     Our consolidated financial information set forth below should be read in conjunction with our consolidated financial statements and related notes included in the back of this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                 SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                             JUNE 30,
                                  ---------------------------------------------------- ------------------------------------
                                                                              PRO                                   PRO
                                                  ACTUAL                     FORMA             ACTUAL              FORMA
                                  -------------------------------------- ------------- ----------------------- ------------
                                      1996         1997         1998        1998 (1)      1998        1999       1999 (1)
                                  ------------ ------------ ------------ ------------- ---------- ------------ ------------
                                                                          (UNAUDITED)                    (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
NET INTEREST INCOME .............  $   9,319    $  10,870    $  10,690     $ 43,147     $ 5,109    $   8,308    $  25,577
Provision for credit losses .....      3,593        6,580        4,047       11,919       1,967        1,851        5,546
Net interest income after
  provision for credit losses          5,726        4,290        6,644       31,228       3,142        6,457       20,031
Insurance commissions, net ......      5,893        5,470        6,591       13,543       2,853        5,061        7,995
Other income ....................        986        1,221          962          962         473          992        1,298
Operating expenses ..............     11,974       13,211       15,778       46,683       6,816       12,733       27,894
Income tax expense (benefit)             247         (724)        (497)         217        (113)        (130)         554
Net income (loss) ...............        384       (1,506)      (1,084)      (1,167)       (235)         (93)         876
Net income (loss) per
  common share ..................        0.09       (0.39)       (0.35)       (0.20)      (0.09)       (0.01)         0.07
BALANCE SHEET DATA:
Finance receivables .............  $  63,107    $  67,558    $  80,685                             $  84,739    $ 219,074
Unearned income .................    (14,366)     (14,087)     (14,104)                              (13,949)     (43,358)
Allowance for credit losses .....     (2,195)      (4,809)      (4,711)                               (4,523)     (10,244)
Finance receivables, net ........     46,546       48,662       61,870                                66,267      165,472
Total assets ....................     56,681       60,965       78,996                                85,553      227,176
Total liabilities ...............     50,310       54,996       66,067                                75,055      215,711
Shareholders' equity ............      6,371        5,969       12,929                                10,498       11,465

--------
(1) For information regarding the unaudited PRO FORMA adjustments made to our historical financial data, which give effect to the acquisition of Thaxton Investment, see the "Unaudited PRO FORMA Consolidated Financial Data"
    section in the back of this prospectus. You may also want to read the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pending Acquisition of Thaxton Investment" for more information about the terms of the acquisition of Thaxton Investment.


                       COMPETITIVE WEAKNESSES AND RISKS


     We discuss in this prospectus, particularly in the "Risk Factors" section, our competitive weaknesses and the numerous uncertainties and contingencies beyond our control that affect our business, including:

   o our dependence on floating-rate debt to finance our fixed-rate receivables, which means that in periods of increasing interest rates, our profitability may decline and our ability to fulfill our obligations under the securities may be impaired;

   o the high credit and operating costs associated with operating in the non-prime consumer credit market; and

   o competition in the non-prime consumer credit market from bank credit card and mortgage banking companies, which are offering new sources of credit to our customers.

     You should carefully consider the information in the "Risk Factors"
section in this prospectus as well as the other information and data included in this prospectus before deciding whether to purchase any of the securities.

                         SUMMARY OF TERMS OF SECURITIES

SUBORDINATED TERM NOTES DUE ONE MONTH
Minimum Investment                    $100

Interest Rate                         Thaxton Group will determine periodically
                                      the rate of interest payable on one month term notes, which rate will be at least equal to the rate established for the most recent auction average of United
                                      States Treasury Bills with a maturity of 13 weeks, but no less than 2% per year and no more than 12% per year.

Interest Payment                      Payable at maturity and compounded daily.


Automatic Extension                   One month term notes are automatically
                                      extended for a new one-month term at the then applicable interest rate, unless you notify Thaxton Group on or before the maturity date that you do not wish to extend the term. The procedure for the automatic extension of one-month term notes is described immediately following the summary of term notes due six, 12, 36 and 60 months below.

Additions and Redemptions by Holder   You may adjust the original principal
                                      amount of one month term notes without
                                      extending the maturity at any time
                                      through additional purchases or partial
                                      redemptions. You may not, however, reduce the outstanding principal amount below
                                      $100. If you present a one month term
                                      note to Thaxton Group, Thaxton Group
                                      will, for your convenience, record any
                                      adjustments to the original principal
                                      amount, such as additional purchases or
                                      partial redemptions. If you redeem, in
                                      whole or in part, prior to maturity, you will forfeit all accrued interest on the redeemed amount, unless Thaxton Group, in its sole discretion, waives the forfeiture in whole or in part. Thaxton
                                      Group, in its discretion, may require you to give notice in writing up to 30 days before a redemption.

Redemption by Thaxton Group           Thaxton Group may redeem one month term
                                      notes without premium at any time on 30
                                      days' notice.


SUBORDINATED TERM NOTES DUE 6, 12, 36 AND 60 MONTHS

Minimum Investment                    $1,000

Interest Rate                         Thaxton Group will determine periodically
                                      the rate of interest payable on six, 12, 36 or 60 month term notes, which rate will be at least equal to the rate established for the most recent auction average of United States Treasury Bills with a maturity of 52 weeks, but no less than 2% per year and no more than 12% per year.

Interest Payment                      At your option, payable either monthly,
                                      quarterly or at maturity and compounded
                                      daily.

Automatic Extension                   Six, 12, 36 and 60 month term notes are
                                      automatically extended for a new six, 12, 36 or 60 month term at the then applicable interest rate, unless you notify Thaxton

                                      Group on or before the maturity date that you do not wish to extend the term. Thaxton Group will notify you that these term notes will be automatically extended 30 days in advance of the maturity date of the term notes. You should read the description of the procedure for the automatic extension of six, 12, 36 and 60 month term notes below.

Redemption by Holder                  If you redeem, in whole or in part, prior
                                      to maturity, you will be required to pay a penalty equal to the difference between the amount of interest actually accrued since the date of issuance, or most recent extension date, and the amount of interest that would have accrued had the rate of interest been 3% less than the rate currently in effect, unless Thaxton
                                      Group, in its sole discretion, waives the forfeiture in whole or in part. Thaxton
                                      Group may require you to give 30 days'
                                      prior written notice of a redemption.

Redemption by Thaxton Group           Thaxton Group may redeem six, 12, 36 and
                                      60 month term notes without premium at
                                      any time on 30 days' notice.

AUTOMATIC EXTENSION PROCEDURE
FOR ALL TERM NOTES                    Not later than 15 days prior to the
                                      maturity date of a term note, Thaxton
                                      Group will provide you with an extension notice and a copy of our most recent quarterly report filed with the
                                      Commission. If you have not previously
                                      received a copy of our most recent annual report filed with the Commission, Thaxton
                                      Group will also furnish you with this
                                      report. The extension notice will advise you of:

                                        o the maturity date,

                                        o the principal amount due on maturity,


                                        o the amount of accrued interest to the
                                          maturity date,

                                        o the applicable interest rate upon
                                          extension and

                                        o your right to receive, upon request,
                                          a copy of this prospectus, as amended
                                          or supplemented.

SUBORDINATED DAILY NOTES
Minimum Investment                    $50

Interest Rate                         Thaxton Group will determine periodically
                                      the rate of interest payable on daily
                                      notes, which rate will be no less than 3% below or 5% above the most recent auction average of United States Treasury Bills with 13 week maturities. Additionally, the interest rate on daily notes will not be less than 2% per year or more than 12% per year.

                                      Thaxton Group may adjust the interest
                                       rate on daily notes on the first day of
                                       the month. You will be notified promptly by first class mail of any monthly adjustment in the interest rate.

Interest Payment                      Payable upon redemption and compounded
                                      daily.

Additions and Redemptions by Holder   You may adjust the original principal
                                      amount at any time through additional
                                      purchases or partial redemptions. You may not, however, reduce the outstanding principal amount below $50. If you present a daily note to Thaxton Group, Thaxton Group will, for your convenience, record any adjustments to the original principal amount, such as additional purchases or partial redemptions. You may redeem daily notes, in whole or in part, at any time, without penalty. Thaxton
                                      Group, in its sole discretion, may
                                      require you to give up to 30 days' prior written notice of a redemption.

Redemption by Thaxton Group           Thaxton Group may redeem daily notes
                                      without premium at any time on 30 days'
                                      notice.



                             RANKING OF SECURITIES


   The securities:


     o are general, unsecured obligations of Thaxton Group only; and


     o rank subordinate in right of payment to all existing and future senior debt of Thaxton Group.


     At June 30, 1999, Thaxton Group had approximately $54 million of senior debt outstanding, which may be increased at any time. In addition, at the same date, Thaxton Investment had approximately $110 million of debt outstanding that would rank effectively senior to the securities.

                                 RISK FACTORS


     THE SECURITIES THAT WE ARE OFFERING WILL CONSTITUTE GENERAL UNSECURED OBLIGATIONS OF THAXTON GROUP. BEFORE YOU INVEST IN THE SECURITIES, YOU SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING RISK FACTORS:


UNINSURED SECURITIES -- IF YOU DECIDE TO INVEST IN THESE DEBT SECURITIES, YOU MUST UNDERSTAND THAT THE PAYMENT OF PRINCIPAL AND INTEREST ON THESE DEBT SECURITIES IS NOT GUARANTEED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND.


     No governmental or private agency, including the FDIC, insures the securities which represent our debt obligations to purchasers of the securities. Consequently, an investment in our securities is not insured against loss and the purchaser is dependent solely upon our earnings, our working capital and other sources of funds, including proceeds from the continuing sale of debt securities and our revolving credit facilities for repayment of principal at maturity and the ongoing payment of interest on the securities. In addition, no public or private entity guarantees the securities or provides for the repayment if we do not have sufficient funds to make principal and interest payments. If you purchase these securities with funds taken from any insured depository institution, such as a bank or savings and loan association, you should recognize that a greater degree of risk of loss of the funds exists.


LIMITED LIQUIDITY -- THE LACK OF TRADING MARKET AND THE NON-NEGOTIABLE NATURE OF THE SECURITIES WILL ADVERSELY AFFECT YOUR ABILITY TO LIQUIDATE AN INVESTMENT IN THE SECURITIES.


     No trading market for the securities currently exists, and we do not expect one to develop. Potential investors should not purchase the securities with the expectation that a trading market for them will develop in the future. The securities are non-negotiable which means that the securities are not transferable without our prior consent. All transfers and assignments of the securities may be made only at our offices.


DEPENDENCE UPON DEBT FINANCING -- WE MAY BE UNABLE TO SUCCESSFULLY CONTINUE OUR BUSINESS IN THE EVENT WE CANNOT EXTEND OUR CREDIT FACILITIES OR FIND SATISFACTORY REPLACEMENT DEBT FINANCING, AND, AS A RESULT, OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND OUR ABILITY TO MAKE PAYMENTS ON THE SECURITIES WOULD ALL BE MATERIALLY ADVERSELY AFFECTED.


     We depend primarily on financing from FINOVA Capital Corporation ("FINOVA") to fund the making of loans, to finance purchases of used automobile sales contracts and to carry these receivables until they are repaid and/or we fund them with other capital resources. After the acquisition of Thaxton Investment is completed, we will rely on financing under two credit facilities with FINOVA: (1) a $100 million facility for Thaxton Group and its subsidiaries in existence prior to the acquisition of Thaxton Investment and (2) a $150 million facility for Thaxton Investment and its subsidiaries. Each of these facilities expires on July 31, 2004. At June 30, 1999, borrowings of approximately $54 million were outstanding under Thaxton Group's credit facility. At the same date, approximately $110 million of indebtedness was outstanding under Thaxton Investment's credit facility. We are unable, however, to give you assurance that we will be able to comply with the terms of these facilities or be able to extend their commitment terms beyond their maturity dates. In the event we are unable to obtain extensions, our ability to obtain similar financing will depend upon, among other things, our financial condition and results of operations. We cannot guarantee that successor financing will be available when we would need it and on terms similar to those of our credit facilities. To the extent we are unsuccessful in maintaining or replacing our credit facilities, we may be unable to service our other debt, including the securities. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of our credit facilities.

SUBORDINATION -- IN THE EVENT THAT THAXTON GROUP IS UNABLE TO MAKE PAYMENT ON ITS DEBTS AS THEY BECOME DUE OR DECLARES BANKRUPTCY, REORGANIZES OR LIQUIDATES, THAXTON GROUP IS REQUIRED TO PAY ALL AMOUNTS DUE ON ITS SENIOR DEBT BEFORE IT IS ALLOWED TO PAY ANY AMOUNTS DUE ON THE SECURITIES. IN ADDITION, YOUR RIGHT TO RECEIVE PAYMENTS ON THE SECURITIES COULD BE ADVERSELY AFFECTED IF THAXTON INVESTMENT IS UNABLE TO PAY FUNDS TO THAXTON GROUP OR DECLARES BANKRUPTCY, LIQUIDATES OR REORGANIZES.


     The securities are second in right of repayment to all of Thaxton Group's senior debt. Investors should be aware that if Thaxton Group becomes insolvent, they would be entitled to receive payment on the securities they hold only after all of Thaxton Group's senior debt is paid. Senior debt is broadly defined as all of Thaxton Group's debt other than the securities. Thaxton Group has the unrestricted right to increase or decrease the amount of senior debt at any time. As of June 30, 1999, the principal amount of Thaxton Group's senior debt outstanding was approximately $54 million. Thaxton Group can not provide any assurance to investors that it would have or be able to obtain sufficient funds to pay amounts due on the securities if it becomes insolvent or upon its dissolution, winding up, liquidation or reorganization. You should read "Description of Securities -- General Provisions Applicable to all Securities -- Subordination" for more information about this risk.


     The acquisition of Thaxton Investment adds approximately $110 million of debt that is effectively senior to the securities. Thaxton Investment is a separate legal entity and has no obligation to pay any amounts due on the securities or make any funds available to Thaxton Group for debt service. Thaxton Group's ability to pay principal of and interest on the securities is partially dependent upon the cash flow that it receives from Thaxton Investment in the form of dividends, fees, loans or otherwise. Thaxton Investment's agreement with FINOVA restricts its ability to make distributions to Thaxton Group. Additionally, any right of Thaxton Group to receive any assets upon the liquidation or reorganization of Thaxton Investment, and the consequent right of the holders of the securities to participate in the distribution of those assets, is effectively junior to the claims of FINOVA. See "Description of Securities -- General Provisions Applicable to all Securities -- Subordination Related to Corporate Structure."


IMPACT OF CREDIT LOSSES ON PROFITABILITY -- THE NON-PRIME CONSUMER CREDIT MARKET IN WHICH WE OPERATE INVOLVES HIGH CREDIT COSTS WHICH COULD REDUCE OUR PROFITABILITY AND AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS TO PURCHASERS OF THE SECURITIES.


     The non-prime consumer credit market is comprised of borrowers who are deemed to be relatively high credit risks due to various factors. These factors include, among other things, the manner in which they have handled previous credit, the absence or limited extent of prior credit history, and limited financial resources. Consequently, our primary assets of non-prime consumer loans and used automobile sales contracts, relative to other assets such as prime consumer loans and retail installment contracts, involve a higher probability of default and greater servicing and collection costs. Our profitability depends upon our ability to properly evaluate the creditworthiness of credit-impaired borrowers, to maintain adequate security for used automobile sales contracts and to efficiently service and collect our portfolio of finance receivables. We are unable to guarantee that the credit performance of our customers will be satisfactory, or that the rate of future defaults and/or losses will not exceed our recent prior experience. Delinquency rates related to consumer lending and automobile financing are significantly influenced by general economic conditions, such as the rate of unemployment. If general economic conditions should worsen in the future, we anticipate that our delinquency rates would likely increase.


INCREASES IN INTEREST RATES -- IN PERIODS OF INCREASING INTEREST RATES, OUR DEPENDENCE ON DEBT WITH FLOATING INTEREST RATES TO FINANCE OUR PORTFOLIO OF RECEIVABLES WHICH BEAR INTEREST INCOME AT FIXED INTEREST RATES MAY ADVERSELY AFFECT OUR PROFITABILITY AND OUR ABILITY TO SERVICE OUR OBLIGATIONS FOR THE SECURITIES.


     Our profitability is adversely affected when interest rates rise. Our finance receivables, which bear interest at fixed rates, including some of which are limited to the maximum rates allowed under applicable law, have historically been financed by incurring indebtedness with floating interest rates. During periods of rising interest rates, our interest expense generally increases while our interest income remains constant. Thus, net interest rate spreads decrease and our profitability is hurt. We believe that by financing a portion of these receivables with the fixed rate securities in this offering, we will be able to better match our fixed rate receivables with fixed rate debt and improve our interest rate sensitivity and net interest rate spreads. We cannot, however, give you any assurance that we will sell any particular amount of the securities in this offering. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information.


REGULATORY RESTRICTIONS AND LICENSING REQUIREMENTS -- WE OPERATE IN AN INDUSTRY IN WHICH FEDERAL AND STATE GOVERNMENTAL AUTHORITIES EXTENSIVELY REGULATE, SUPERVISE AND LICENSE THE PARTICIPANTS; CHANGES IN THE REGULATORY ENVIRONMENT, PARTICULARLY CHANGES RELATED TO THE MAXIMUM PERMISSIBLE INTEREST RATES THAT WE CHARGE BORROWERS, COULD MATERIALLY HURT OUR BUSINESS AND COULD IMPAIR OUR PROFITABILITY AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS.


     Extensive federal and state laws, some of which require licensing and qualification, apply to our business. These laws may regulate, among other things,


     o the maximum interest rate that may be charged to our borrowers;


     o the sale and type of insurance products offered by the insurers for which we act as agent; and


     o our rights to repossess and sell collateral.


An adverse change in these laws or the adoption of new laws could have a materially adverse effect on our business by limiting the interest and fee income we can generate on existing and additional finance receivables, limiting the states in which we may operate, or restricting our ability to realize the value of collateral securing our finance receivables. See "Business -- Regulation."


     Moreover, a reduction in existing statutory maximum interest rates or the imposition of statutory maximum interest rates below those we presently charge in unregulated jurisdictions would directly impair our profitability. In addition, due to the consumer-oriented nature of the industry in which we operate and uncertainties with respect to the application of various laws and regulations in some circumstances, industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. An adverse change in, modification to, or clarification of any of these laws or regulations, or judicial interpretations as to whether and in what manner such laws or regulations apply to our lines of business could result in potential liability that would materially hurt our financial condition and results of operations. As a result, our cash flow and ability to service our debt may be reduced.


DEPENDENCE ON KEY MANAGEMENT PERSONNEL -- THE SUCCESS OF OUR OPERATIONS DEPENDS ON THE CONTINUED EMPLOYMENT OF KEY MEMBERS OF OUR SENIOR MANAGEMENT.


     Although we have recently employed additional management personnel experienced in various aspects of consumer finance, our success depends, in large part, on the continued service of our senior management, including James
D. Thaxton, Chairman of the Board, President, and Chief Executive Officer, and Robert L. Wilson, Executive Vice President and Chief Operating Officer. The loss of either Mr. Thaxton or Mr. Wilson may have a material adverse effect on our business. Additionally, we may be unable to find a capable replacement for either of these members of our senior management. We maintain key employee insurance in the amount of $1,000,000 on the life of Mr. Wilson but maintain no such insurance on the life of Mr. Thaxton. Neither Mr. Thaxton nor Mr. Wilson is a party to an employment agreement with us.

COMPETITION -- INCREASED COMPETITION IN OUR LINES OF BUSINESS COULD MATERIALLY THREATEN OUR ABILITY TO SERVICE OUR DEBT, INCLUDING THE SECURITIES.


     The consumer finance business is highly fragmented and competitive. Traditional consumer finance sources, who have generally ignored the non-prime consumer market in the past, are now serving this market. In addition, numerous nontraditional consumer finance sources are serving this market. Many of our competitors or potential competitors have significantly greater resources than we do. Increased competition from these sources or other sources of credit for credit-impaired borrowers in the markets we serve could result in our inability to attract new customers or retain our existing ones, which would have an adverse effect on our revenue. This reduction in revenue may, in turn, weaken our financial position and our ability to service our debt. See "Business -- The Consumer Finance and Insurance Agency Industries."


GEOGRAPHIC CONCENTRATION OF OUR BUSINESS PRIMARILY IN THE SOUTHEASTERN UNITED STATES. -- BECAUSE WE CURRENTLY OPERATE OUR CONSUMER FINANCE AND INSURANCE BUSINESS PRIMARILY IN THE SOUTHEASTERN UNITED STATES, A DOWNTURN IN THE ECONOMY OR UNFAVORABLE REGULATORY CHANGES IN THIS REGION IS MORE LIKELY TO ADVERSELY AFFECT OUR PROFITABILITY AND CASH FLOW THAT WOULD BE USED TO SATISFY OUR DEBT OBLIGATIONS, INCLUDING THE SECURITIES, THAN IF OUR BUSINESS WAS MORE GEOGRAPHICALLY DIVERSE.


CONTROL BY EXISTING SHAREHOLDER -- BECAUSE AN EXISTING SHAREHOLDER OF THAXTON GROUP IS ABLE TO EFFECTIVELY CONTROL THE OUTCOME OF ALL MATTERS REQUIRING SHAREHOLDER APPROVAL, INCLUDING THE ELECTION OF THAXTON GROUP'S BOARD OF DIRECTORS, THE SUCCESS OF OUR BUSINESS AND YOUR POTENTIAL INVESTMENT IN THE SECURITIES IS AT LEAST PARTIALLY TIED TO THE DECISIONS OF THE CONTROLLING SHAREHOLDER.


     James D. Thaxton, Chief Executive Officer, President, and Chairman of the Board of Directors of Thaxton Group, beneficially owns approximately 86% of the outstanding shares of the common stock of Thaxton Group. As a result, Mr. Thaxton is able to elect all of its directors, amend its articles of incorporation, effect a merger, sale of assets, or other business acquisition or disposition, and otherwise effectively control the outcome of other matters requiring shareholder approval. If Mr. Thaxton makes a unfavorable decision for Thaxton Group, our business and our ability to service our debt, including the securities, could suffer. See "Principal and Management Shareholders."


   THIS PROSPECTUS INCLUDES "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF
 SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THUS USE OF LANGUAGE SUCH AS "WILL LIKELY RESULT," "MAY," "ARE EXPECTED TO," "IS ANTICIPATED," "ESTIMATE," "PROJECTED," "INTENDS TO" OR OTHER SIMILAR WORDS. ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY ANY OF OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT THESE PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS ARE DISCUSSED HERE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                USE OF PROCEEDS


     If Thaxton Group sells all of the securities that it is offering, the net proceeds to Thaxton Group are estimated to be approximately $49,600,000 after payment of offering expenses estimated at $400,000. The offering commenced on February 17, 1998, and securities having an aggregate principal amount of $18.0 million have been sold to date. After payment of expenses incurred to date of approximately $100,000, Thaxton Group has received net proceeds of approximately $17.9 million. Thaxton Group can, however, give no assurance that we will receive any particular amount of additional proceeds from the offering of the securities. In addition, Thaxton Group does not expect to ever have as much as $49,600,000 in net proceeds available at any one time due to, among other factors, the maturities of the securities and the time period over which the offering will be conducted. Any net proceeds available to us from sales of the securities during the offering will be used to temporarily repay indebtedness outstanding under the revolving credit facilities described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



                           DESCRIPTION OF SECURITIES


     The securities will be issued under an indenture between Thaxton Group and The Bank of New York, as trustee. The terms of the securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.


     THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE SECURITIES AND THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS HOLDERS OF THE SECURITIES. WE HAVE FILED A COPY OF THE INDENTURE AS AN EXHIBIT TO THE REGISTRATION STATEMENT WHICH INCLUDES THIS PROSPECTUS.


BRIEF DESCRIPTION OF THE SECURITIES


     The securities:


     o are general, unsecured obligations of Thaxton Group only; and


     o are subordinated in right of payment to all existing and future "senior indebtedness" of Thaxton Group.


     As of June 30, 1999, the outstanding amount of senior indebtedness of Thaxton Group was approximately $54 million. As of the same date, approximately $110 million of outstanding indebtedness of Thaxton Investment would be effectively senior to the securities.


TERMS OF SUBORDINATED TERM NOTES DUE ONE MONTH


     ADDITIONS/REDEMPTIONS. Each one-month term note will be issued in the minimum principal amount of $100 and will mature one month after date of issuance unless redeemed or extended. Holders of one-month term notes may adjust the original principal amount, without extending the maturity, at any time by increases or decreases resulting from additional purchases or partial redemptions. Partial redemptions may not, however, reduce the outstanding principal amount below $100. Upon presentation of a one-month term note certificate to Thaxton Group, it will, for the holder's convenience, record on the certificate any adjustments to the original principal amount, such as additional purchases or partial redemptions.


     INTEREST. Thaxton Group will determine, from time to time, the rate of interest payable on one month term notes, which rate will be at least equal to the rate established for the most recent auction average of United States Treasury Bills with a maturity of 13 weeks, but no less than 2% per annum and no more than 12% per annum. The rate of interest at the time of purchase will be the rate of interest payable throughout the original term of the one month term note. Interest will be payable at maturity and will be compounded daily.

     AUTOMATIC EXTENSION. Not later than 15 days prior to the maturity of a one-month term note, Thaxton Group will give the holder notice by first-class mail of the maturity date. Each one-month term note will be automatically extended for successive one month terms at the rate(s) of interest then in effect for one month term notes unless, prior to maturity, Thaxton Group receives notification of the holder's intention to redeem the term note. Except for a possible change in the rate of interest, all of the terms and conditions applicable to the one-month term note when issued will also apply during each period of extension.


TERMS OF SUBORDINATED TERM NOTES DUE SIX, 12, 36 AND 60 MONTHS


     INTEREST. Each six, 12, 36 or 60-month term note will be issued in the minimum principal amount of $1,000 and will mature six, 12, 36 or 60 months after date of issuance unless redeemed prior to its maturity date. Thaxton Group will determine, from time to time, the rates of interest payable on the six, 12, 36 or 60- month term notes, which rate will be at least equal to the rate established for the most recent auction average of United States Treasury Bills with a maturity of 52 weeks but no less than 2% and nor more than 12% per annum. The rate of interest at the time of purchase of a particular six, 12, 36 or 60-month term note will be the rate payable throughout the term of the term note. Interest will be payable, at the holder's option, either monthly, quarterly or at maturity and will be compounded daily.


     AUTOMATIC EXTENSION. No later than 15 days prior to maturity of a six, 12, 36 or 60-month term note, Thaxton Group will give the holder notice by first-class mail of the maturity date. Each six, 12, 36 or 60- month term note will be automatically extended for successive six, 12, 36 or 60-month terms, respectively, at the rates of interest then in effect unless, prior to maturity, Thaxton Group receives notification of the holders intention to redeem the term note at maturity. Except for a possible change in the rate of interest, all of the terms and conditions applicable to the term notes when issued will also apply during each period of extension.


PROCEDURE FOR AUTOMATIC EXTENSIONS OF TERM NOTES


     Not later than 15 days prior to the maturity of a term note, Thaxton Group will provide the holder with an extension notice and a copy of its most recent quarterly report filed with the Commission and, if not previously furnished to the holder, a copy of its most recent annual report filed with the Commission. The extension notice will advise the holder of the maturity date of the term note, the principal amount due on maturity, the amount of accrued interest to the maturity date and the applicable interest rate upon an automatic extension of the term note. The extension notice will also inform the holder that, upon request, Thaxton Group will promptly furnish the holder with a copy of this prospectus, as amended or supplemented. Unless, prior to maturity, Thaxton Group receives notification of the holder's intention to redeem the term note, it will be automatically extended as described above.


TERMS OF SUBORDINATED DAILY NOTES


     ADDITIONS/REDEMPTIONS. Daily notes will be issued in the minimum original principal amount of $50. Holders of daily notes may adjust the original principal amount at any time by increases or decreases resulting from additional purchases or partial redemptions. Partial redemptions may not, however, reduce the outstanding principal amount below $50. Upon presentation of a daily note certificate to Thaxton Group, it will, for the holder's convenience, record on the certificate any adjustments to the original principal amount, such as additional purchases or partial redemptions.


     INTEREST. Thaxton Group will determine the interest rate payable on daily notes which may fluctuate on a monthly basis. Any adjustment to the interest rate will be made on the first day of the month. The fluctuation may reflect adjustments which are either increases or decreases in the rate of interest payable. The interest rate, once adjusted, will be effective as of the first day of each month and shall remain in effect until Thaxton Group makes another adjustment. The interest rate will be no less than 3% below nor more than 5% above the rate established for the most recent auction average of United States Treasury Bills with maturities of 13 weeks. Nevertheless, the interest rate will not be less than 2% per annum or more than 12% per annum. Interest will be accrued daily and compounded daily. Holders of daily notes will be notified by first-class mail of any monthly adjustments in the interest rate.


REDEMPTION OF SECURITIES AT OPTION OF HOLDER.


     ONE-MONTH TERM NOTES. The holder of a one-month term note will have the right, at the holder's option, to redeem the term note prior to maturity, in whole or in part. Upon early redemption, the holder will forfeit all accrued interest on the principal amount redeemed unless Thaxton Group, in its sole discretion, elects to waive all or a portion of the forfeited interest. In addition, Thaxton Group retains the right to require the holder of a one-month term note to give it up to 30 days' prior written notice, by first class mail, of a redemption request, which notice shall specify the principal amount of the term note to be redeemed and the redemption date.


     SIX, 12, 36 OR 60-MONTH TERM NOTES. The holder of a six, 12, 36, or 60-month term note will have the right, at the holder's option, to redeem the note prior to maturity. If the holder redeems prior to maturity, the holder will forfeit an amount equal to the difference between the amount of interest actually accrued on the six, 12, 36 or 60-month term note since the date of issuance or most recent extension and the amount of interest that would have accrued on the term note had the rate of interest been 3% less than the rate in effect at the date issuance or most recent extension unless Thaxton Group, in its sole discretion, elects to waive all or a portion of the penalty. When necessary, forfeited interest already paid to or for the account of the holder will be deducted from the amount redeemed. Holders of six, 12, 36 or 60-month term notes will also have the right to make partial redemptions prior to maturity. A partial redemption may not, however, reduce the principal amount to less than $1,000. The interest rate penalty for each redemption of a six, 12, 36 or 60- month term note will be calculated only upon the principal amount of the term note redeemed. Six, 12, 36 or 60-month term notes may be redeemed before maturity without interest rate penalty upon the death of any holder or if the holder is determined to be legally incompetent by a court or any other administrative body of competent jurisdiction. Thaxton Group retains the right to require the holder of a six, 12, 36 or 60-month term note to give it no less than 30 days' prior written notice, by first class mail, of a redemption request, which notice shall specify the principal amount of the term note to be redeemed and the redemption date.


     DAILY NOTES. The holder of a daily note will have the right, at the holder's option, to redeem the daily note at any time, in whole or in part, without penalty. If the holder redeems a daily note in full, the holder must surrender the daily note to Thaxton Group. Thaxton Group shall fully discharge the obligations under the daily note by payment to the holder of the outstanding principal amount of the daily note, together with any accrued but unpaid interest, as reflected on the books of Thaxton Group. Thaxton Group retains the right, however, to require the holder of a daily note to give it up to 30 days' prior written notice, by first class mail, of a redemption request, which notice shall specify the principal amount of the daily note to be redeemed and the redemption date.


     POSSIBLE 30-DAY NOTICE REQUIREMENT FOR REDEMPTION BY HOLDERS. As noted above, Thaxton Group, in its sole discretion, may at any time require holders of any of the securities to give it 30 days' prior written notice, by first class mail, of a redemption request. If it elects to impose this requirement, it expects to do so by informing holders of the securities of the requirement personally when they are present in Thaxton Group's offices or its affiliates where the securities may be presented for redemption by appropriate signage in these offices. Thaxton Group may also mail letters to holders of the securities. Interest will continue to accrue if Thaxton Group should impose this notice requirement.


GENERAL PROVISIONS APPLICABLE TO ALL SECURITIES


     OPTIONAL REDEMPTION BY THAXTON GROUP. Thaxton Group will have the right, at its option, to redeem the securities, in whole or in part, at any time. Interest on the redeemed securities will continue to accrue until the date of redemption and no premium shall be paid on the redeemed securities. Thaxton Group will give the holder not less than 30 days' prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of the security to be redeemed and the redemption date. The principal amount of the security specified in the notice, together with interest accrued and unpaid on the security to the date of redemption, will become due and payable on the redemption date.


     SUBORDINATION. THE DISCUSSION THAT FOLLOWS IN THIS SUBSECTION IS A BRIEF SUMMARY OF THE EFFECT OF THE SUBORDINATION OF THE SECURITIES. WE BELIEVE THAT TO PROPERLY UNDERSTAND THIS EFFECT, YOU MUST UNDERSTAND THE PRECISE DEFINITION OF THE TERMS "SENIOR INDEBTEDNESS" AND "INDEBTEDNESS." FOR THIS REASON, WE HAVE USED WITHIN THIS SUBSECTION OF THE PROSPECTUS ONLY THESE TERMS AS THEY ARE DEFINED IN THE INDENTURE FOR THE SECURITIES.


     "Senior Indebtedness" means Indebtedness of Thaxton Group outstanding at any time, other than


     o Indebtedness of Thaxton Group to a subsidiary for money borrowed or advanced from any such subsidiary; or


     o Indebtedness which by its terms is not superior in right of payment to the securities.


     "Indebtedness" means the principal of, and premium, if any, and interest on,


     (1) any debt of Thaxton Group for borrowed money whether or not evidenced by a note, debenture, bond or similar instrument, including indebtedness represented by a purchase money obligation given in connection with the acquisition of any property or assets, including securities;

     (2) any debt of others described in the preceding clause (1) which Thaxton Group has guaranteed or for which it is otherwise liable; and


     (3) any amendment, renewal, extension or refunding of any such debt.


     The indebtedness evidenced by the securities is subordinate to the prior payment when due of the principal of and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, payment in full must be made on the Senior Indebtedness before any payment is made on or in respect of the securities. During the continuance of any default in payment of principal of, or premium, if any, or interest or sinking fund on any Senior Indebtedness, or any other event of default for Senior Indebtedness which maturity has been accelerated, Thaxton Group may not make or agree to make any direct or indirect payment on the securities. Upon any distribution of assets of Thaxton Group in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the securities will be subordinated to the prior payment in full of all Senior Indebtedness. The indenture does not limit Thaxton Group's ability to increase the amount of Senior Indebtedness or to incur any additional indebtedness in the future that may affect its ability to make payments under the securities. Except as described above, the obligation of Thaxton Group to make payment of principal or interest on the securities will not be affected. The holders of the securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness come out of the distributive share of the securities. By reason of this subordination, in the event of a distribution of assets of Thaxton Group upon insolvency, some general creditors of Thaxton Group may recover more, ratably, than holders of the securities.


     SUBORDINATION RELATED TO CORPORATE STRUCTURE. The securities will be obligations of Thaxton Group only. Thaxton Group does business through subsidiary corporations, including Thaxton Investment upon its acquisition. Thaxton Group's rights and the rights of its creditors, including the holders of the securities, to participate in the distribution of the assets of any of Thaxton Group's subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of the subsidiaries' creditors. Thaxton Group may, however, itself be a creditor with recognized claims against the subsidiary, and these claims may be equal in right of payment to the claims of the subsidiaries' creditors.

     DEFAULTS AND REMEDIES. The term "event of default" when used in connection with the securities generally means any one of the following:


     (1) failure of Thaxton Group to pay interest when due, which failure continues for 30 days, or failure to pay principal of any of the securities when due, whether or not prohibited by the subordination provisions; and


     (2) some events of bankruptcy, insolvency or reorganization involving Thaxton Group or some of its subsidiaries.


     The indenture provides that the trustee will, within 90 days after the occurrence of a default, mail to the holders notice of all uncured defaults known to it. Except in the case of default in the payment of principal of or interest on any of the securities, the trustee shall, however, be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders. The term "default" for this purpose shall only mean the happening of any event of default described above, excluding grace periods.


     If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of any series of the securities then outstanding may declare the principal of and all accrued interest on all of the securities of the series to be due and payable immediately. The trustee shall notify Thaxton Group in writing of this declaration, and, if the holders of the securities desire to make this declaration, they must also notify the trustee in writing of the declaration of acceleration. The holders of a majority in principal amount of the series of securities may rescind the declaration if:


     (1) Thaxton Group has paid or deposited with the trustee a sum sufficient to pay all overdue interest on the series of securities and principal of any securities which have become due except as the result of the declaration of acceleration; and


     (2) all existing events of default have been cured or waived.


     Upon the occurrence of conditions specified in the indenture, the holders of a majority in principal amount of a series of securities may waive all defaults, except uncured defaults in payment of principal of or interest on the securities or uncured defaults under a provision which cannot be modified under the terms of the indenture without the consent of each holder affected. The indenture requires Thaxton Group to file periodic reports with the trustee as to the absence of defaults.


     A director, officer, employee or shareholder of Thaxton Group shall not have any liability for any of his or her obligations under the securities or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a security waives and releases all of this liability. The waiver and release are part of the consideration for the issuance of the securities.


     CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE. Thaxton Group may not consolidate with, merge into, or transfer or lease substantially all of its assets to, any other corporation other than a subsidiary, unless the successor corporation assumes all obligations of Thaxton Group under the indenture and the securities. To effectuate these types of transactions, other conditions are required to be met as well. Thereafter all of the obligations under the indenture will terminate and the successor corporation formed by a consolidation or into which Thaxton Group is merged or to which a transfer or lease is made will succeed to all rights and powers of Thaxton Group under the indenture.


     SECURITIES NON-NEGOTIABLE. The securities are non-negotiable and no rights of ownership may be transferred by mere endorsement and delivery of the securities to a purchaser. All transfers and assignments of securities may be made only at the offices of Thaxton Group, upon presentation of the security and recordation of the transfer or assignment in the books of Thaxton Group. The securities are not transferable to any person who is a resident of a state where the offering of the securities has not been registered under applicable state securities laws, unless an exemption from registration is available.

     MODIFICATION OF THE INDENTURE. The indenture contains provisions permitting Thaxton Group and the trustee, without the consent of any holder,


     o to supplement or amend the indenture under specified circumstances, including to cure any ambiguity;


     o   to correct or supplement any other provision in the indenture;


     o to evidence the succession of a successor to Thaxton Group or the trustee;


     o to add to the covenants of Thaxton Group for the benefit of the holders or additional events of default;


     o   to secure the securities; or


     o to add any other provisions with respect to matters or questions arising under the indenture which Thaxton Group and the trustee deem necessary or desirable and which do not adversely affect the interests of the holders.


Otherwise, the rights and obligations of Thaxton Group and the rights of the holders may be modified by Thaxton Group and the trustee only with the consent of the holders of a majority in principal amount of each series of securities then outstanding. No reduction in the principal of or the interest rate on the securities or in the percentage of holders required for modification of the indenture and no extension of the maturity of any securities or in the time of payment of interest will be effective against any holder without his or her consent.


     THE COMPANY AS PAYING AGENT. Thaxton Group shall make all principal and interest payments to the holders, and Thaxton Group shall provide notice of the payment to the trustee.


     SATISFACTION AND DISCHARGE OF INDENTURE. The indenture will be discharged and canceled upon payment of all the securities or upon deposit with the trustee of funds sufficient for the payment or redemption of the securities, within not more than one year prior to the maturity of all of the securities.


     THE TRUSTEE. The trustee is The Bank of New York, a New York banking corporation, whose principal corporate trust office is in New York City. Notice to the trustee should be directed to The Bank of New York, Towermarc Plaza, 10161 Centurion Parkway, Jacksonville, Florida 32256, Attention: Assistant Treasurer.


     The holders of a majority in principal amount of all outstanding series of securities have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, provided that this direction


     o would not conflict with any rule of law or with the indenture;


     o would not be prejudicial to the rights of another holder; and


     o would not subject the trustee to personal liability.


The indenture provides that in case an uncured event of default should occur and be known to the trustee, the trustee will be required to use the degree of care of a prudent man in the conduct of its own affairs in the exercise of its power. Subject to using this standard, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders unless they shall have offered to the trustee security and indemnity satisfactory to it.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following table presents selected consolidated financial information as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 and each of the three fiscal years in the period ended December 31, 1998, which should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The selected consolidated financial information for the fiscal year ended December 31, 1998 has been derived from our consolidated financial statements, which were audited by Cherry, Bekaert & Holland, LLP, independent auditors. The financial information for the fiscal year ended December 31, 1997 has been derived from our consolidated financial statements, which were audited by KPMG LLP, independent auditors. The financial information for the fiscal year ended December 31, 1996 has been derived from our audited consolidated financial statements, which were audited by KPMG LLP, independent auditors, but which are not included with this prospectus. The financial information for the six-month periods ended June 30, 1998 and 1999 and as of June 30, 1999 has been derived from our unaudited financial statements. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. The unaudited interim consolidated results of operations are not necessarily indicative of the consolidated results of operations for any other interim period or for any fiscal year as a whole.


     The financial statements for the fiscal year ended December 31, 1996 have been restated to include the effects of the acquisition of Thaxton Insurance Group, Inc. This acquisition was accounted for at historical cost in a manner similar to pooling of interests accounting. As such, all periods prior to the acquisition have been restated.



                                                         YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                               --------------------------------------------   --------------------------
                                                   1996            1997            1998           1998          1999
                                               ------------   -------------   -------------   -----------   ------------
                                                                                                     (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    INCOME STATEMENT DATA:
    Interest and fee income ................     $ 13,529       $  15,893       $  15,728      $  7,522       $ 11,513
    Interest expense .......................        4,210           5,023           5,037         2,413          3,205
                                                 --------       ---------       ---------      --------       --------
    Net interest income ....................        9,319          10,870          10,690         5,109          8,308
    Provision for credit losses ............        3,593           6,580           4,047         1,967          1,851
                                                 --------       ---------       ---------      --------       --------
    Net interest income after provision for
     credit losses .........................        5,726           4,290           6,644         3,142          6,457
    Insurance commissions, net .............        5,893           5,470           6,591         2,853          5,061
    Other income ...........................          986           1,221             962           473            992
    Operating expenses .....................       11,974          13,211          15,778         6,816         12,733
    Income tax expense (benefit) ...........          247            (724)           (497)         (113)          (130)
                                                 --------       ---------       ---------      --------       --------
    Net income (loss) ......................     $    384       $  (1,506)      $  (1,084)     $   (235)      $    (93)
                                                 ========       =========       =========      ========       ========
    Net income (loss) per common share .....     $   0.09       $   (0.39)      $   (0.35)    $   (0.09)     $   (0.12)
    Average common shares outstanding ......        3,932           3,913           3,803         3,788          3,779

                                                              YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                                      ---------------------------------------   -------------------------
                                                          1996          1997          1998          1998          1999
                                                      -----------   -----------   -----------   -----------   -----------
                                                                                                       (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
      OPERATING DATA:
      Average interest rate earned (1)(2) .........       30.92%        29.79%        29.72%        29.11%        23.38%
      Average interest rate paid (2) ..............       10.21          9.80          9.27          9.52          8.54
      Net interest spread (2) .....................       20.71         19.99         20.45         19.59         14.84
      Net interest margin (2)(3) ..................       22.14         21.34         21.47         20.93         15.01
      Allowance for credit losses as a
       percentage of net finance
       receivables (4) ............................        4.35          8.82          8.39          9.04          6.83
      Allowance for credit losses, dealer
       reserves and discount on bulk
       purchases as a percentage of net
       finance receivables (4) ....................        7.81         10.71         10.60         11.05          8.64
      Net charge-offs as a percentage
       of average net finance
       receivables (2) ............................        5.06          7.47          7.64          7.57          6.09

--------
(1) Average interest rate earned represents interest and fee income for the period divided by average net finance receivables during the period.
(2) Percentages for the six-months ended June 30, 1998 and 1999 are computed using annualized operating data which do not necessarily represent the comparable data for a full twelve-month period.
(3) Net interest margin represents net interest income for the period divided by average net finance receivables during the period.
(4) Net finance receivable balances are presented net of unearned finance charges only.



                                                AT YEAR ENDED DECEMBER 31,            AT JUNE 30
                                        ------------------------------------------   ------------
                                            1996           1997           1998           1999
                                        ------------   ------------   ------------   ------------
                                                                                      (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Finance receivables .................    $  63,107      $  67,558      $  80,685      $  84,739
Unearned income (1) .................      (14,366)       (14,087)       (14,104)       (13,949)
Allowance for credit losses .........       (2,195)        (4,809)        (4,711)        (4,523)
Finance receivables, net ............       46,546         48,662         61,870         66,267
Total assets ........................       56,681         60,965         78,996         85,553
Total liabilities ...................       50,310         54,996         66,067         75,055
Shareholders' equity ................        6,371          5,969         12,929         10,498

--------
(1) Includes unearned finance charges, dealer reserves on used automobile sales contracts and discounts on bulk purchases. Dealer reserves and discounts on bulk purchases totaled $1,787,000, $1,028,575, and $1,241,633 at
    December 31, 1996, 1997, and 1998, respectively, and $1,201,780 at June
    30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


DEVELOPMENT OF OUR BUSINESS


     HISTORICAL. Prior to 1991, we were primarily engaged in making and servicing direct consumer and insurance premium finance loans to credit-impaired borrowers. In 1991, we made a strategic decision to diversify our portfolio by actively seeking to finance credit-impaired borrowers' purchases of used automobiles. Our management believed that the expertise it had developed in extending and servicing installment credit to credit-impaired borrowers would enable it to profitably finance used automobile purchases by borrowers having similar credit profiles. The employment of additional senior and mid-level management personnel with substantial used automobile lending experience facilitated our entry into this segment of the consumer credit industry. Since 1991, we have evolved into a diversified consumer financial services company engaged in the origination and servicing of loans made to credit-impaired borrowers, used automobile lending through the purchase and servicing of used automobile sales contracts, insurance premium finance lending through the purchase of insurance premium finance contracts, selling insurance products on an agency basis and originating residential mortgage loans.


     RECENT EXPANSION ACTIVITIES. We have significantly grown our business in 1998 and 1999.


     1998 ACQUISITIONS. Our business expanded in 1998 with the addition of our commercial finance business and with the growth of our consumer finance, insurance agency and mortgage brokerage businesses. A wholly-owned subsidiary, Thaxton Commercial Lending, Inc. began our commercial finance business, which consists of making factoring and secured commercial loans to small and medium-sized businesses. We also increased the size of our consumer finance business in 1998 with the opening of consumer finance offices in Charlotte, North Carolina, Beaufort, South Carolina and the acquisition of Budget Financial Service, Inc.'s consumer finance offices in Amory and Aberdeen, Mississippi and in Vernon and Hamilton, Alabama. The territory within which we sell insurance products on an agency basis was significantly enlarged in 1998 with Thaxton Insurance Group, Inc.'s acquisition of twenty-two non-standard insurance agency offices located in three southwestern states -- Arizona, Nevada, and New Mexico. Finally, the growth of our business in 1998 was completed with the acquisition of Paragon, Inc. in November of that year. Paragon, Inc. is a mortgage banking company engaged in the origination, funding, and whole loan sale of primarily "B" and "C" credit quality residential mortgages.


     1999 ACQUISITIONS. In March 1999, Thaxton Insurance Group, Inc. acquired four insurance agencies operating in both Arizona and Colorado. The acquired insurance agencies sell non-standard auto insurance. With the addition of nine branch offices from these acquisitions, Thaxton Insurance Group, Inc. now operates 34 insurance agency branch offices within five states.


     RECENT CREATION OF THAXTON INVESTMENT. The recent creation of Thaxton Investment in February, 1999 has impacted our business. Until the acquisition of Thaxton Investment is completed, our executive officers and other administrative personnel have and will devote a substantial portion of their management time to Thaxton Investment. We charge Thaxton Investment a monthly management fee in the amount of $36,440 for these services. The management fee is based upon time estimates of our personnel for anticipated work to be performed for the benefit of Thaxton Investment, and includes the reimbursement of other direct costs we incur.


PENDING ACQUISITION OF THAXTON INVESTMENT


     The terms of the Plan of Share Exchange Agreement dated as of September 30, 1999 among Thaxton Group, Thaxton Investment, Thaxton Operating Company and
Mr. James D. Thaxton provide that on or about         Mr. Thaxton, the sole
shareholder of Thaxton Investment, will transfer all of his shares of common stock of Thaxton Investment to Thaxton Group in exchange for 3,223,000 shares of common stock of Thaxton Group. Thaxton Group's management estimates that the aggregate fair market value of the common stock of Thaxton Group to be issued to Mr. Thaxton is approximately $30,000,000. Because Thaxton Investment and Thaxton Group have been under common ownership and control since February 1999, Thaxton Group's acquisition of Thaxton Investment will be accounted for at historical cost in a manner similar to pooling of interests accounting. Thaxton Investment's historical financial statements and the PRO FORMA financial statements of Thaxton Group reflecting the acquisition of Thaxton Investment are included in the back of this prospectus.


RESULTS OF OPERATIONS


     COMPARISON OF SIX-MONTHS ENDED JUNE 30, 1999 TO SIX-MONTHS ENDED JUNE 30, 1998. Finance receivables at June 30, 1999 were $84,739,000 versus $65,127,000 at June 30, 1998, a 30% increase. Approximately 50% of the increase was due to the acquisition of Paragon, our mortgage banking subsidiary, and the mortgage receivables carried in its warehouse line. The remaining increase was due primarily to growth in our consumer lending receivables.


     Unearned income at June 30, 1999 was $12,747,000 versus $11,777,000 at June 30, 1998, an 8% increase. The increase was directly related to the higher receivable level. The provision for credit losses established for the six-months ended June 30, 1999 was $1,851,000 versus $1,967,000 for the same period in 1998, and the allowance for credit losses decreased to $4,523,000 at June 30, 1999, from $4,821,000 at June 30, 1998. The reduction in the provision was directly attributable to reduced credit losses, due primarily to our programs during 1997 and 1998 to improve the quality of our loan portfolio. Accordingly, the allowance for credit losses has not required a significant increase in order to maintain its level in accordance with our allowance for loan loss model.


     Interest and fee income for the six-months ended June 30, 1999 was $11,513,000 versus $7,522,000 for the six-months ended June 30, 1998, a 53%
increase. This increase is primarily due to our acquisition of Paragon, Inc. in the fourth quarter of 1998, and the fees Paragon, Inc. earned in the course of its mortgage banking operations. Interest expense increased to $3,205,000 for the six-months ended June 30, 1999 versus $2,413,000 for the six-months ended June 30, 1998, a increase of more than 33%. This increase was the direct result of a higher level of average outstandings during 1999.


     Insurance commissions net of insurance cost increased to $5,061,000 for the six-months ended June 30, 1999 from $2,853,000 for the same period of 1998, due primarily to the acquisition of an additional 27 non-standard auto insurance agency offices during the fourth quarter of 1998, which more than doubled the number locations selling insurance in Thaxton Insurance Group, Inc.



     Operating expenses increased to $12,733,000 for the six-months ended June 30, 1999 from $6,816,000 for the comparable period of 1998, an 87% increase, due to additional expenses incurred as a result of the 1998 acquisition of insurance branch offices, consumer finance offices, and Paragon, Inc.


     As a result of the above, the company recorded a net loss of $93,000 for the six months ended June 30, 1999 versus a $225,000 net loss for the six months ended June 30, 1998.


     Stockholders' equity decreased from $12,930,000 at December 31, 1998 to $10,498,000 at June 30, 1999, a 19% decrease, primarily as a result of Thaxton Group's program to repurchase its common stock. During the six month period ended June 30, 1999, Thaxton Group repurchased 127,712 shares of common stock, 13,974 shares of Series A preferred stock, and retired all of the shares of its Series D preferred stock, for a total reduction in equity related to these repurchases of $1,980,000.


     COMPARISON OF FISCAL YEAR ENDED DECEMBER 31, 1998 TO FISCAL YEAR ENDED DECEMBER 31, 1997. Finance receivables at December 31, 1998 were $80,684,786 versus $67,558,269 at December 31, 1997, a 19% increase. This increase was the partial result of our opening and acquisition of six new finance branch offices and the commencement of our commercial finance business during 1998. Additionally, the acquisition of Paragon, Inc. and its portfolio of loans held for sale of approximately $11 million at the end of 1998 contributed to this increase.


     Unearned income at December 31, 1998 was $12,862,542 versus $13,058,066 at December 31, 1997, essentially no increase, even though receivables were increased significantly. This was primarily attributable to three factors:


   (1) the increase in interest bearing receivables which have no unearned income associated with them, and which include mortgage loans held for sale, commercial loans, and a growing number of consumer loans,


   (2) the aging of the automobile sales finance portfolio as we attempted to shift our emphasis away from automobile sales finance contracts and into higher yielding consumer loans and


   (3) the increased percentage of consumer loans in the portfolio, which have on average, shorter maturities, and hence smaller unearned interest balances at date of inception.


     The allowance for credit losses remained relatively stable between years. This allowance was $4,710,829 at December 31, 1998 versus $4,809,400 at December 31, 1997, a 2% decline. Credit losses also remained relatively flat between years. Net credit losses were $4,105,031 for 1998 as compared to $3,965,532 for 1997. Credit losses expressed as a percentage of ending net finance receivables declined from 7.4% in 1997 to 6.2% in 1998. After giving effect to the shifting portfolio mix, the allowance for credit losses required by our reserve methodology indicated the appropriateness of the ending reserve balance for 1998.


     Interest and fee income for the fiscal year ended December 31, 1998 was $15,727,484, compared to $15,892,683 for the fiscal year ended December 31, 1997, a 1% decline. Interest expense remained essentially constant between years, $5,037,289 for the fiscal year ended December 31, 1998 versus $5,023,179 for the comparable period of 1997. The static level of interest income and interest expense followed the loan portfolio. Virtually all of the portfolio growth occurred at the end of 1998, coinciding with the acquisition of Budget Financial Service, Inc. and Paragon, Inc. in the autumn of 1998. For most of 1998, the level of average net finance receivables was slightly less than the prior year. This was due to our strategic decision made in 1997 to tighten credit guidelines for our automobile sales finance contract portfolio in order to reverse the pattern of increasing credit losses which we had experienced over the prior two years. Most of the growth in direct loans occurred in the latter part of 1998, and its affect on interest income will be generated in subsequent years.


     Provision for credit losses declined significantly between years from $6,579,932 in 1997 to $4,046,460 in 1998, a 39% decline. Credit losses had increased from 1996 to 1997. As a result, a large provision for credit loss expense in 1997 was required to build the allowance for credit loss to adequate levels. In 1998, however, due to our tightened credit guidelines instituted during 1997, credit losses declined as a percentage of the portfolio. Accordingly, additional provision for loss expense was not required under our reserve methodology.


     Insurance premiums and commissions net of insurance cost increased to $6,590,849 for the twelve months ended December 31, 1998 from $5,469,667 for the comparable period of 1997, a 20% increase. This was primarily due to increased sales of insurance products to borrowers, as the result of our emphasis on this product line, and increased revenue and insurance commissions from the Thaxton Insurance agency offices. Other income decreased from $1,221,525 for the twelve months ended December 31, 1997 to $962,397 for the comparable period of 1998. This increase was primarily the consequence of profit sharing payments made to us from various insurance carriers in 1997, which were above levels normally experienced.


     Total operating expenses increased from $13,210,791 for the twelve months ended December 31, 1997 to $15,777,486 for the comparable period of 1998, a 19% increase. The increase in expenses was due, in large part, to the acquisition in the late 1998 of Paragon, Inc., the four finance offices from Budget Financial Service, Inc. and Thaxton Insurance Group, Inc.'s acquisition of the insurance agency offices in Arizona,

Nevada, and New Mexico. Additionally, a general increase occurred in other operating costs associated with the start up of the commercial lending and non-standard insurance agency programs and administering a larger finance receivable portfolio.


     We generated a net loss for the twelve months ended December 31, 1998 of $1,084,017 as compared to a net loss of $1,506,333 for the comparable period of 1997, a 28% decrease. The decrease in net loss was attributed to improved performance with respect to credit losses, and the corresponding decrease in required provision for loan loss in order to maintain an adequate allowance for credit loss.


     Stockholders' equity increased from $5,969,317 at December 31, 1997 to $12,928,872 at December 31, 1998. The increase was primarily the result of Thaxton Group's private placement of $8.0 million of Series E Preferred Stock, which a reduction in retained earnings caused by the year's net loss from operations partially offset.


     COMPARISON OF FISCAL YEAR ENDED DECEMBER 31, 1997 TO FISCAL YEAR ENDED DECEMBER 31, 1996. Finance receivables at December 31, 1997 were $67,558,269 versus $63,106,601 at December 31, 1996, a 7% increase. Thaxton opened two branch offices in 1996 and five in 1997 devoted primarily to the purchase and servicing of used automobile sales contracts. These openings generated an increased volume of the contracts during 1997.


     Unearned income at December 31, 1997 was $13,058,066 versus $12,578,514 at December 31, 1996, an increase of 4%. This increase was directly related to the higher volume of finance receivable originations during 1997. The provision for credit losses established for the twelve months ended December 31, 1997 was $6,579,932 versus $3,593,399 for 1996, and the allowance for credit losses increased from $2,195,000 at December 31, 1996 to $4,809,400 at December 31, 1997. The allowance for credit losses as a percentage of net finance receivables increased from 4.4% at December 31, 1996 to 8.8% at December 31, 1997. The allowance for credit losses based on our reserve methodology increased significantly from the end of 1996 to the end of 1997 due to a high charge-off experience during the third and fourth quarters of 1997, which indicated a higher level of potential losses in the portfolio, and the additional allowance for loss required on the higher level of finance receivables outstanding.


     The growth in finance receivables during the twelve months ended December 31, 1997 versus the comparable period in 1996 resulted in higher levels of interest and fee income. Interest and fee income for the twelve months ended December 31, 1997 was $15,892,683, compared to $13,528,881 for the twelve months ended December 31, 1996, a 17% increase. Interest expense increased to $5,023,179 for the twelve months ended December 31, 1997 versus $4,209,763 for the comparable period of 1996, a 19% increase. The increase in interest expense was due to the higher levels of borrowings required to fund finance receivable originations and our working capital requirements.


     Net interest income for the twelve months ended December 31, 1997 increased to $10,869,504 from $9,319,118 for the comparable period of 1996, a 17% increase. The increase in net interest income was attributable to the higher level of finance receivables.


     Insurance commissions net of insurance cost decreased to $5,469,667 for the twelve months ended December 31, 1997 from $5,893,606 for the comparable period of 1996. The decrease was the result of reduced sales of insurance products to borrowers. Other income increased from $985,763 for the twelve months ended December 31, 1996 to $1,221,525 for the comparable period of 1997. The increase in other income was due primarily to increased profit sharing payments to us from various insurance carriers.


     Total operating expenses increased from $11,974,280 for the twelve months ended December 31, 1996 to $13,210,791 for the comparable period of 1997, a 10% increase. The opening of new finance offices and a general increase in costs associated with administering a larger finance receivable portfolio caused the increase in expenses.

     We generated a net loss for the twelve months ended December 31, 1997 of $1,506,333 as compared to net income of $384,184 for the comparable period of 1996. The decrease in net income was due primarily to the substantially increased provision for credit losses.


     Stockholders' equity decreased from $6,371,305 at December 31, 1996 to $5,969,317 at December 31, 1997 as a result of our net loss from operations during the period. This decrease was partially offset by additional equity that Thaxton Group raised. In December, Thaxton Group completed a public offering of its Series A Preferred Stock. The offering, made to its common stockholders, allowed each common stockholder to exchange one share of common stock for one share of preferred stock, subject to the requirement that for each share exchanged, one additional share of preferred must be purchased for $10 in cash. The offering resulted in the exchange of 89,007 shares of common stock for an equal number of shares of preferred stock, and the sale of an additional 89,007 shares of preferred stock at $10 per share. After expenses, net proceeds to Thaxton Group were $718,067. Additionally, in December, an individual investor converted 27,076 shares of common stock into an equal number of shares of Thaxton Group's Series B Preferred Stock, and an insurance company from which the Thaxton Group had borrowed $500,000 converted that note into a 50,000 shares of Thaxton Group's Series C Preferred Stock.


CREDIT LOSS EXPERIENCE


     Provisions for credit losses are charged to income in amounts sufficient to maintain the allowance for credit losses at a level considered adequate to cover the expected future losses of principal and interest in the existing finance receivable portfolio. Credit loss experience, contractual delinquency of finance receivables, the value of underlying collateral, and management's judgment are factors used in assessing the overall adequacy of the allowance and resulting provision for credit losses. Our reserve methodology is designed to provide an allowance for credit losses that, at any point in time, is adequate to absorb the charge-offs expected to be generated by the finance receivable portfolio, based on events or losses that have occurred or are known to be inherent in the portfolio. The model utilizes historical charge-off data to predict the charge-offs likely to be generated in the future by the existing finance receivable portfolio. The model takes into consideration overall loss levels, as well as losses by originating office and by type, and develops historical loss factors which are applied to the current portfolio. In addition, changes in dealer and bulk purchase reserves are reviewed for each individual dealer and bulk purchase, and additional reserves are established for any dealer or bulk purchase if coverage is deemed to have declined below adequate levels. Our charge-off policy is based on an account by account review of delinquent receivables. Losses on finance receivables secured by automobiles are recognized at the time the collateral is repossessed. Other finance receivables are charged off when they become contractually past due 180 days, unless extenuating circumstances exist leading management to believe the finance receivables will be collectible. Finance receivables may be charged off prior to the normal charge-off period if management deems them to be uncollectible.


     Under our dealer reserve arrangements, when a dealer assigns a used automobile sales contract to us, we withhold a percentage of the principal amount of the contract, usually between five and ten percent. The amounts withheld from a particular dealer are recorded in a specific reserve account. Any losses incurred on used automobile sales contracts purchased from that dealer are charged against its specific reserve account. If at any time the balance of a dealer's specific reserve account exceeds the amount derived by applying the withheld percentage to the total amount of principal and interest due under all outstanding used automobile sales contracts purchased from the dealer, the dealer is entitled to receive distributions from the specific reserve account in an amount equal to the excess. If we continue to purchase used automobile sales contracts from a dealer, distributions of excess dealer reserves generally are paid quarterly. If we do not continue to purchase used automobile sales contracts from a dealer, distributions of excess dealer reserves are not paid out until all used automobile sales contracts originated by that dealer have been paid in full. The aggregate balance of all specific reserve accounts, including unpaid excess dealer reserves, are reflected in the balance sheet as a reduction of finance receivables. Our allowance for credit losses is charged only to the extent that the loss on a used automobile sales contract exceeds the originating dealer's specific reserve account at the time of the loss.

     We periodically purchase used automobile sales contracts in bulk. In a bulk purchase arrangement, we typically purchase a portfolio of used automobile sales contracts from a dealer at a discount to par upon our management's review and assessment of the portfolio. This discount is maintained in a separate account against which losses on the bulk portfolio purchased are charged. To the extent losses experienced are less than the discount, the remaining discount is accreted into income.


     The following table sets forth our allowance for credit losses and credit loss experience at or over the periods presented. (1)



                                                      AT OR FOR THE FISCAL YEARS ENDED   AT OR FOR THE SIX MONTHS ENDED
                                                                DECEMBER 31,                        JUNE 30,
                                                      --------------------------------- ---------------------------------
                                                            1997             1998             1998             1999
                                                      ---------------- ---------------- ---------------- ----------------
Net finance receivables (1) .........................   $ 54,500,203     $ 56,130,791     $ 53,350,408     $ 53,447,251
Allowance for credit losses .........................      4,809,400        4,710,829        4,820,600        4,523,074
Allowance for credit losses as a percentage of net
 finance receivables (1) ............................           8.82%            8.39%            9.04%            8.46%
Dealer reserves and discounts on bulk purchases .....      1,028,575        1,241,633        1,073,444        1,201,780
Dealer reserves and discounts on bulk purchases
 as percentage of net used automobile sales
 contracts at period end ............................           2.67%            3.46%            3.18%            3.73%
Allowance for credit losses and dealer reserves
 and discount on bulk purchases .....................      5,837,975        5,952,462        5,894,044        5,724,854
Allowance for credit losses and dealer reserves as
 a percentage of finance receivables ................          10.71%           10.60%           11.05%           10.71%
Provision for credit losses .........................      6,579,932        4,046,460        1,967,000        1,851,000
Charge-offs (net of recoveries) .....................      3,965,532        4,145,031        1,956,000        2,039,000
Charge-offs (net of recoveries) as a percentage of
 average net finance receivables (1) ................           7.47%            7.64%            7.57%            7.01%

--------
(1) Net finance receivable balances are presented net of unearned finance charges, and exclude mortgage warehoused loans and commercial finance receivables. Average net finance receivables are computed using month-end balances


     The following table sets forth important information concerning used automobile sales contracts and direct consumer loans at the end of the periods indicated:



                                                                AT DECEMBER 31,                       AT JUNE 30,
                                                       ---------------------------------   ---------------------------------
                                                             1997              1998              1998              1999
                                                       ---------------   ---------------   ---------------   ---------------
Used automobile sales contracts and direct
 consumers loans contractually past due 90 days
 or more (1) .......................................    $    551,363      $    734,359      $    475,292      $    684,940
Used automobile sales contracts and direct
 consumer loans (1) ................................      49,766,206        52,166,963        47,910,807        55,302,139
Used automobile sales contracts and direct
 consumer loans contractually past due 90 days
 or more as a percentage of used automobile
 sales contracts and direct consumer loans .........            1.11%             1.41%             0.99%             1.24%

--------
(1) Finance receivable balances are presented net of unearned finance charges, dealer reserves on used automobile sales contracts and discounts on bulk purchases.

     The following table sets forth important information concerning our premium finance contracts at the end of the periods indicated:



                                                              AT DECEMBER 31,                     AT JUNE 30,
                                                      -------------------------------   -------------------------------
                                                           1997             1998             1998             1999
                                                      --------------   --------------   --------------   --------------
Premium finance contracts contractually past due 60
 days or more (1) .................................    $    89,331      $   119,345      $   126,985      $    89,600
Premium finance contracts outstanding (1) .........      3,860,936        3,228,160        4,366,157        6,267,032
Premium finance contracts contractually past due 60
 days or more as a percentage of premium finance
 contracts ........................................            2.3%             3.6%            2.91%            1.43%

--------
(1) Finance receivable balances are presented net of unearned finance charges and discounts on bulk purchases.


LIQUIDITY AND CAPITAL RESOURCES


     We generally finance our operations through cash flow from operations and borrowings under credit facilities with FINOVA. Amendments to Thaxton Group's and Thaxton Investment's existing credit facilities will take effect immediately following the completion of the acquisition of Thaxton Investment. Thaxton Group's amended credit facility consists of a $100 million revolving credit facility for Thaxton Group and its subsidiaries in existence prior to the acquisition of Thaxton Investment. Thaxton Investment's amended credit facility consists of a $129 million revolving credit facility and a $21 million term credit facility for Thaxton Investment and its subsidiaries. The revolving credit facilities mature five years from their commencement date, while the term facility matures ratably over five years. As the lead borrowers, Thaxton Group and Thaxton Investment receive advances from FINOVA on behalf of their subsidiaries. They may, in turn, disburse advanced funds to their subsidiaries. In addition, under the terms of Thaxton Group's facility, Thaxton Group may advance funds to Thaxton Investment.


     The facilities consist of two primary tranches for Thaxton Group and Thaxton Investment, respectively. The primary tranches, tranches A and B, are used to finance consumer receivables. Tranche A advances accrue interest at the prime rate + 1.25% for Thaxton Group and the prime rate + 1.00% for Thaxton Investment. Tranche B advances accrue interest at the prime rate + 5.00% for Thaxton Group and the prime rate + 3.50% for Thaxton Investment. For Thaxton Investment, tranche B consists of the $21 million term loan described above. The prime rate is the prime rate published by Citibank, N.A., or other money center bank as FINOVA may select. The interest rates are adjusted monthly to reflect fluctuations in the designated prime rate. Accrued interest on borrowings is payable monthly. Under each facility, principal is due in full on the maturity date and can be prepaid without penalty. Substantially all of Thaxton Group's and its subsidiaries' assets secure their revolving credit facility, which requires the borrowers to comply with restrictive covenants, including financial condition covenants. The security and covenants for Thaxton Investment's facility are substantially the same as those for Thaxton Group's facility.


     As of June 30, 1999, $54 million was outstanding under Thaxton Group's revolving credit facility, $40 million of which had been advanced under the primary tranche and $14 million of which had been advanced under secondary tranches. As of June 30, 1999, there were no advances under Tranche B. Under the terms of the revolving credit facility, Thaxton Group's net finance receivables as of June 30, 1999 would have allowed it to borrow an additional $9 million against existing collateral, with $38 million of total potential capacity available for borrowing against qualified finance receivables generated in future periods. The interest rate for borrowings is the prime rate published by Citibank, N.A., or other money center bank designated by FINOVA, plus one percent per annum for the primary tranche, the non-consumer receivable tranche, and the mortgage loan tranche, plus five percent per annum for Tranche B and plus two percent per annum for the insurance commission tranche. As of June 30, 1999, the interest rates for borrowings range from 8.75% for the primary tranche to 12.75% for the secondary tranche.

     As of June, 30, 1999, $110 million was outstanding under Thaxton Investment's existing revolving credit facility with FINOVA at rates ranging between FINOVA's prime borrowing rate + 1% and FINOVA's prime borrowing rate + 3 1/2%. This facility provides for advances up to $150 million. Borrowing availability is, however, limited to outstanding eligible receivables. As a result, Thaxton Investment's eligible receivables as of June 30, 1999 would have allowed it to borrow $2.6 million in excess of its outstanding indebtedness as of that date.


     Our cash flows from financing activities during the years ended December 31, 1997 and 1998 were as follows:



                                                                            DECEMBER 31,
                                                                  --------------------------------
                                                                       1997              1998
                                                                  --------------   ---------------
        Proceeds from the issuance of preferred stock .........     $  718,067      $  7,907,323
        Notes payable to affiliates ...........................             --          (236,368)
        Repurchase of common stock ............................       (137,983)       (1,075,732)
        Dividends paid ........................................             --          (258,289)
        Net increase in line of credit ........................      4,079,053           255,000
        Net increase in notes payable .........................      1,303,226         5,754,188
        Repurchase of preferred stock .........................             --           (30,000)
                                                                    ----------      ------------
        Total .................................................     $5,962,363      $ 12,316,122
                                                                    ==========      ============

     We believe that the maximum borrowings available under our revolving credit facilities, in addition to cash expected to be generated from operations and the sale of the securities, will provide the resources necessary to fund our liquidity and capital needs through 1999.


NET INTEREST MARGIN


     The principal component of our profitability is our net interest spread, which is the difference between interest earned on finance receivables and interest expense paid on borrowed funds. Statutes in some states regulate the interest rates that we may charge our borrowers, while interest rates in other states are unregulated and, consequently, competitive market conditions establish these rates. Significant differences exist in the interest rates earned on the various components of our finance receivable portfolio. The interest rate earned on used automobile sales contracts generally is lower than the interest rates earned on direct consumer loans due to competition from other lenders, superior collateral and longer terms. The interest rates earned on premium finance contracts are state regulated and vary based on the type of underlying insurance and the term of the contract.


     Unlike our interest income, our interest expenses are sensitive to general market fluctuations in interest rates. The interest rates paid to our primary lender, FINOVA, are based upon a published prime rate plus set percentages. Thus, general market fluctuations in interest rates directly impact our cost of funds. Our general inability to increase the interest rates earned on finance receivables may impair our ability to adjust to increases in the cost of funds resulting from changes in market conditions. Accordingly, increases in market interest rates generally will narrow our interest rate spread and lower our profitability, while decreases in market interest rates generally will widen our interest rates spreads and increase profitability.

The following table presents important data relating to our net interest margin.



                                                    FOR THE FISCAL YEARS ENDED                 SIX MONTHS ENDED
                                                           DECEMBER 31,                            JUNE 30,
                                                -----------------------------------   -----------------------------------
                                                      1997               1998               1998               1999
                                                ----------------   ----------------   ----------------   ----------------
Average net finance receivables (1) .........     $ 53,058,041       $ 52,919,907       $ 51,660,000       $ 66,984,731
Average notes payable (1) ...................       45,739,084         47,095,575         44,369,000         65,701,371
Interest and fee income (2) .................       15,808,386         15,727,484          7,520,000          7,829,817
Interest expense (2) ........................        4,484,600          4,366,757          2,113,000          2,886,099
Net interest income .........................       11,323,786         11,360,727          5,407,000          4,943,718
Average interest rate earned (1) ............            29.79%             29.72%             29.11%             23.38%
Average interest rate paid (1) ..............             9.80%              9.27%              9.52%              8.79%
Net interest rate spread ....................            19.99%             20.45%             19.59%             14.59%
Net interest margin (3) .....................            21.34%             21.47%             20.93%             14.76%

--------
(1) Averages are computed using month-end balances during the year presented
(2) Excludes Thaxton Insurance Group, Inc. interest income and expense and Paragon, Inc. loan fee income.
(3) Net interest margin represents net interest income divided by average net finance receivables.


IMPACT OF INFLATION AND GENERAL ECONOMIC CONDITIONS


     Although we do not believe that inflation directly has a material adverse effect on our financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because we borrow funds on a floating rate basis and generally extend credit at the maximum interest rates permitted by law or market conditions, increased interest rates would increase our cost of funds and could materially impair our profitability. We intend to explore opportunities to fix or cap the interest rates on all or a portion of our borrowings. We can, however, give no assurance that fixed rate or capped rate financing will be available on terms acceptable to us. Inflation also may affect our operating expenses. Other general economic conditions in the United States could affect our business, including economic factors affecting the ability of our customers or prospective customers to purchase used automobiles and to obtain and repay loans.


IMPACT OF YEAR 2000


     We recognize that a business risk in computerized systems exists as we move into the next century. If computer systems misinterpret the date, items such as interest calculations on loans will be incorrect. This is commonly called the "Year 2000 Problem." This problem may affect a number of computer systems we use in our day-to-day operations. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize this information could fail or generate erroneous data.


     In the ordinary course of business, we have replaced a significant portion of our non-compliant hardware and software with Year 2000 compliant systems. We have minimal proprietary processing software. Reputable outside vendors wrote and maintain virtually all of our key software, including our sub-systems, payroll system, and general ledger. We have confirmed with licensors from which we licensed software that all of this software is Year 2000 compliant. The majority of vendor licensors have offered or provided us the results of their Year 2000 testing.


     With respect to our systems, networks, and licensed software, we have established a project team which has identified affected systems and is currently working to ensure that the advent of the Year 2000 will not disrupt operations. This project team reports periodically to senior management. We are also working closely with outside computer vendors to ensure that all software corrections and warranty commitments are obtained. The estimated cost to us for these corrective actions and the related hardware required to run the upgraded software was originally estimated at approximately $1 million. A significant portion of this budget has already been spent, much of it on upgrading hardware throughout our branch network. The remaining amounts to be incurred are included in our capital and operating budgets for 1999.


     We have taken significant steps toward ensuring that the Year 2000 will not adversely affect our ability to function. However, you should note that incomplete or untimely Year 2000 compliance would have a material adverse impact on our results of operations, the dollar amount of which cannot be accurately quantified at this time because of the inherent variables and uncertainties involved.


ACCOUNTING MATTERS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement addresses the accounting for derivative instruments, including some types of derivative instruments imbedded in other contracts, and hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We do not anticipate the adoption of the provisions of SFAS No. 133 will significantly impact our financial reporting.


     For the year ended December 31, 1998, we have adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the presentation of descriptive information about reportable segments consistent with information our management uses to assess performance. Additionally, SFAS No. 131 requires disclosure of certain information by geographic region. This disclosure is presented in footnote 13 of our audited financial statements included in this prospectus.

                                   BUSINESS


GENERAL


     Before reading the following detailed description of our business, you should read the "Prospectus Summary" section of this prospectus. It contains a general overview of our business that is not repeated here in order to avoid unnecessary redundancy. For a complete understanding of our business and competitive strengths and weaknesses, you should also read the sections of this prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LINES OF BUSINESS


     DIRECT CONSUMER LENDING. Making small loans to borrowers with impaired credit is our largest line of business. We have been in this business since 1985. Direct loans are relied upon by credit-impaired borrowers to meet short-term cash needs, finance purchases of consumer goods or refinance existing indebtedness. Almost all of our direct loans are unsecured. Only about 10% of these loans are secured, typically by first or second liens on real property. The usual term of a direct loan is 15 months. Interest rates on direct loans vary based on a number of factors, the most important of which is the extent to which the borrower's state of residence regulates interest rates. Some states in which we operate permit consumer lenders to simply post a maximum rate of interest in filings with regulatory authorities. In these states we typically post a maximum annual interest rate of 69%. Other states where we have offices impose specific maximum annual interest rates on direct loans that range from 10% to 36%. Other factors that we consider in setting the interest rate on a particular direct loan are the credit profile of the borrower, the type and value of any collateral and competitive market conditions.


     Each applicant for a direct loan must pass a thorough credit review. This review is conducted by the manager or personnel under his or her supervision in the office where the application is taken. This review generally takes into account the borrower's credit history, ability to pay, stability of residence, employment history, income, discretionary income, debt service ratio, and the value of any collateral. We use an industry standard application analysis score sheet to compile information on the factors described above. The most important fact usually is the ratio of the borrower's anticipated debt service to disposable income. Unless the borrower's total score falls below a specified cutoff point, the office manager has the authority to approve the loan, up to his or her credit limit, with no further review. If the borrower's total score falls below a amount, the office manager must receive approval from a regional supervisor before approving the borrower's application. If a direct loan is to be secured by real estate, we obtain an appraisal of the property, obtain a title opinion from an attorney and verify filing of a mortgage or deed of trust before disbursement of funds to the borrower. We generally will not loan an amount in excess of 50% of the appraised value of the real estate or, in the case of a home equity loan, 50% of the borrower's equity in the property. An executive officer must approve any direct loan to be secured by real estate. The points on which we compete with others in making these types of loans is the interest rate charged and customer service.


     In connection with making direct consumer loans, we also offer, as agent, credit life and credit accident and health insurance. Instead of filing financing statements to perfect our security interest in the collateral on all direct consumer loans secured by personal property other than an automobile, we purchase non-filing insurance from an unaffiliated insurer. On these loans we charge an amount approximately equal to the filing fees that we would have charged to the customer if we had filed financing statements to perfect our security interest. This amount is typically included in the amount of the loan. We use this amount to pay premiums for non-filing insurance against losses resulting from failure to file. Under our non-filing insurance arrangements, approximately 90% of the premiums paid are refunded to us on a quarterly basis and are netted against charge-offs for the period.


     USED AUTOMOBILE SALES FINANCE. Another line of business for us is the financing of used automobile purchases. We purchase sales contracts from independent automobile dealers who have been approved by the manager of an individual finance office or a regional supervisor. Office managers and regional supervisors periodically evaluate independent dealers in their market areas to ensure that we purchase sales contracts only from reputable dealers carrying an inventory of quality used automobiles. We track the monthly performance of purchased sales contracts on a dealer-by-dealer basis, which allows us to review and evaluate the quality of sales contracts purchased from each dealer. This procedure allows us to promptly terminate purchases from a dealer whose sales contracts begin to demonstrate unacceptable delinquency levels. We enter into a non-exclusive agreement with each dealer which sets forth the terms and conditions on which we will purchase sales contracts. The dealer agreement generally provides that sales contracts are sold to us without recourse to the dealer with respect to the credit risk of the borrower. If the dealer breaches the terms of the agreement or a customer withholds payment because of a dispute with the dealer regarding the quality of the automobile purchased, the dealer typically is obligated to repurchase the sales contract on our demand for its net unpaid balance. If the purchaser of the automobile recovers any amount from us as a result of a claim against the dealer, the dealer agreement provides that the dealer will reimburse us for any amount paid the customer and for any costs we incur as a result of the claim.


     The dealer agreement allows us to withhold a specified percentage of the principal amount of each sales contract purchased. This dealer reserve arrangement is designed to protect us from credit losses on sales contracts. These dealer reserves, which range from five to 10% of the net amount of each sales contract, are negotiated on a dealer-by-dealer basis and are subject to change based upon the collection history on sales contracts we have purchased from the dealer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."


     The maximum interest rates on used automobile sales contracts originated in North Carolina are based on the model year of the vehicle. Rates on used automobile purchases range from 18% per annum on vehicles one or two model years old to 29% per annum on vehicles more than four model years old. Interest rates on used automobile sales contracts originated in Georgia, South Carolina, Tennessee and Virginia are not regulated. The actual interest rate on a used automobile sales contract is set within statutory limits, if applicable, based upon the credit profile of the borrower, the make, model and condition of the collateral and market conditions.


     In purchasing used automobile sales contracts, underwriting standards are used that take into account principally the degree of a proposed buyer's creditworthiness and the market value of the vehicle being financed. If a borrower elects to finance the purchase of an automobile through a dealer with whom we have an established relationship, which is typically the case, the dealer will submit the borrower's credit application to us for review and proposed transaction terms. The office manager, or other office personnel under the manager's supervision, conducts the credit evaluation review. This review generally takes into account similar factors as for our review of direct consumer loans. We generally do not finance more than 100% of the average trade-in value of the automobile as listed in the current edition of the National Association of Automobile Dealers Official Used Car Guide. We also require that a borrower make a down payment of at least 10% of the purchase price. In cases where the borrower is unable to make a sufficiently large down payment, we will purchase the sales contract but issue a "deferred certificate" to the dealer for the difference between the average trade-in value of the automobile and the portion of the sale price that the borrower's down payment does not cover. Once the borrower has paid the entire balance of the sales contract, we remit the amount of the deferred certificate to the dealer.


     From time to time we purchase used automobile sales contracts in bulk from dealers who have originated and accumulated contracts over a period of time. By doing so, we are able to a obtain large volumes of sales contracts in a cost-effective manner. For bulk purchases, our underwriting standards take into account principally the borrowers' payment history and the collateral value of the automobiles financed. These purchases are typically made at discounts ranging from 25% to 50% of the financed portion of the contract. Generally no dealer reserve arrangements are established with bulk purchases. In connection with bulk purchases, we review all credit evaluation information collected by the dealer and the servicing and collection history of the sales contracts.

     The basis on which we compete with others in used car financing is primarily the price paid for used automobile sales contracts, which is a function of the amount of the dealer reserve, and the reliability of service to participating dealers. We generally do not compete for the same type of used automobile to be financed because our competition concentrates their financing activities on late-model used automobiles purchased from franchised dealers rather than older-model used automobiles purchased from independent dealers, which is the target market of our used automobile sales financing activities. The size of our average used automobile sales contract is considerably smaller than that of many other companies engaged in purchasing used automobile sales contracts. We believe this is due in large part to the fact that most of our competitors are seeking to do business primarily with franchised dealers selling late-model, lower mileage used automobiles, coming off leases or which were rental cars, for significantly higher prices than the prices for automobiles offered for sale by the independent dealers with whom we have relationships. The independent dealers from whom we purchase used automobile sales contracts typically sell automobiles that tend to be somewhat older, higher mileage vehicles. Because the costs of servicing and collecting a portfolio of finance receivables increase with the number of accounts included in the portfolio, we believe that many apparent potential competitors will choose not to do business with independent dealers.


     In connection with the origination of used automobile sales contracts, we offer, as agent, credit life, and credit accident and health insurance. Borrowers under sales contracts and direct loans secured by an automobile are required to obtain comprehensive and collision insurance on the automobile that designates us as loss payee. A loss payee is the person who receives insurance proceeds in the event an automobile is damaged in a collision. If the borrower allows the insurance to lapse during the term of the contract or loan, we will purchase a vendors' single interest insurance policy, which insures us against a total loss on the automobile. The cost of the premium will then be added to the borrower's account balance. We also offer, as agent, limited physical damage insurance, which satisfies the requirement that the borrower purchase comprehensive and collision insurance.


     INSURANCE PREMIUM FINANCE. The financing of insurance premiums is one of our original lines of business. We provide short-term financing of insurance premiums purchased indirectly through independent insurance agents. The premiums are primarily for personal lines of insurance that are typically too high for a credit-impaired borrower to pay in six-month increments, such as automobile insurance. Financing the premium allows the insured to pay it in smaller increments, usually monthly. Most agents who refer premium finance business to us are located in North Carolina, South Carolina and Virginia. A small amount of our business involves financing premiums for commercial lines of insurance for small businesses, including property and casualty, business automobile, general liability and workers' compensation. We also periodically make bulk purchases of premium finance contracts. A substantial amount of our premium finance business is derived from customers of the 48 insurance offices operated by our subsidiary, Thaxton Insurance Group, Inc. See " -- Insurance Agency Activities."


     When an individual purchases an insurance policy from an agent with whom we have a relationship, the agent will offer the opportunity to enter into a premium finance contract that allows the insured to make a down payment and finance the balance of the premium. The typical term of a premium finance contract ranges from three to eight months depending primarily upon the term of the underlying insurance policy. The required down payment ranges from 20% to 50% of the premium. We generally impose the maximum finance charges and late fees that applicable state law permits for premium finance contracts, which are extensively regulated in the states where we engage in this business. All of the states in which we operate permit assessment of a fee of up to $15 on each premium finance contract and a maximum interest rate of 12% per annum. Because we are able to cancel the insurance policy generally within a period of 23 to 28 days after the due date of a delinquent payment and receive a refund of the unearned portion of the premium, the creditworthiness of the insured is a less important factor than the size of the down payment and an efficient and effective system for servicing and collecting our portfolio of premium finance contracts.


     INSURANCE AGENCY ACTIVITIES. We sell, on an agency basis, various lines of automobile, property and casualty, life, and accident and health insurance. The insurance companies that we represent assume all underwriting risk on most of the policies we sell. The insurance company that issues a policy we sell pays us a commission based on a standard or negotiated schedule. We are eligible for additional commission payments from some of the companies we represent if the loss experience on the policies we sell for those companies falls below specified levels and the total premiums on such policies exceed a specified minimum. In 1998, we began selling a new program in North Carolina where we assume limited underwriting risk on non-standard automobile collision insurance with minimum limits. In the fourth quarter of 1999, we anticipate expanding this program into Arizona, where we will assume risk on minimum limit non-standard automobile liability and collision insurance.


     We entered the general insurance agency business in July 1999 through an acquisition. As a general agent, we act as an intermediary between insurance companies and independent agents seeking to provide the most cost-effective coverage for their customers. We have no contact with the insurance policy holders and do not assume any underwriting risk in connection with our general insurance agency activities. The insurance company that writes the policy sold as a result of our involvement pays us a commission.


     MORTGAGE BANKING OPERATIONS. As the result of an acquisition in November 1998, we began originating, closing, and funding mortgage loans primarily for credit-impaired borrowers. We hold these loans until they can be packaged and sold to long-term investors. We receive fee income from the borrower at the time the mortgage loan is originated and generally sell the loan to an investor at a premium ranging from one to five percent of the principal balance. The amount of premium depends upon the credit quality of the borrower, the interest rate and term of the loan and market conditions. Most of our employees engaged in this business are located in nine offices in North Carolina and South Carolina. Our current monthly loan production volume is approximately $10 million.


     COMMERCIAL FINANCE. In 1998, we began making commercial loans and offering factoring services to small business clients. Our commercial loans usually are secured, most often with real estate. In factoring, we advance funds to the client based upon the balance of designated accounts receivable due from their customers. The client then assigns or sells these receivables to us, notifies its customers to send payment directly to us and we collect the receivables and credit the amount advanced to the client. We advance to our factoring client 80% to 95% of the dollar value of each receivable, holding the difference in reserve. We charge a fee equal to one to four percent of the amount advanced for this service and may also charge interest on any uncollected balances. Almost all of our factoring contracts are with recourse, which allows us to charge any uncollected receivables back to the client after a period ranging from 60 to 90 days.


THE CONSUMER FINANCE AND INSURANCE AGENCY INDUSTRIES


     The segment of the consumer finance industry in which we operate is commonly called the "non-prime credit market." Our borrowers under direct loans and automobile sales contracts typically have limited credit histories, low incomes or past credit problems. These borrowers generally do not have access to the same sources of consumer credit as borrowers with long credit histories, no defaults and stable employment because they do not meet the stringent objective credit standards that most traditional lenders use. The non-prime credit market for used automobile finance and loans is highly competitive and fragmented, consisting of many national, regional and local competitors. New competitors are able to enter this market with relative ease. Historically, commercial banks, savings and loans, credit unions, financing arms of automobile manufacturers and other lenders providing traditional consumer financing have not consistently served this segment of the consumer finance market. Several large bank holding companies in an effort to recapture some of the customers their bank subsidiaries have traditionally rejected on the basis of their rigid credit scoring systems now serve the non-prime credit market through automobile finance subsidiaries. We also face increasing competition from a number of companies, including bank credit card companies, providing similar financing to individuals that cannot qualify for traditional financing. Many of these competitors or potential competitors have significantly greater resources than we do and have pre-existing relationships with established networks of dealers. To the extent that any of these lenders significantly expand their activities in the markets where we operate or plan to operate, our profitability could be threatened.

     Although the primary service-providers in the premium finance industry are different than those who serve the non-prime credit market for direct loans and used automobile finance, credit-impaired borrowers also are the primary borrowers under premium finance contracts. Insurance companies that engage in direct writing of insurance policies generally provide premium financing to their customers who need the service. Numerous small independent finance companies like us are engaged in providing premium financing for personal lines of insurance purchased by credit-impaired borrowers through independent insurance agents. Because the rates they charge are highly regulated, these companies compete primarily on the basis of efficiency in providing the financing and servicing the loans. A significant number of independent insurance agents provide premium financing to their customers either directly or through affiliated entities. As banks are allowed to enter the insurance business, they also are increasingly engaging in the premium finance business.


     Independent insurance agencies represent numerous insurance carriers and typically place a customer's business with the carrier whose combination of features and price best match the customer's needs. In comparison, direct agents represent only one carrier. Most carriers find the use of independent agencies to be a more cost-effective method of selling their products than using a direct agent force. Competition among independent insurance agencies is intense. Numerous other independent agencies operate in most of the markets where our insurance offices are located. Direct agents for various insurance companies located in some of our markets also compete with us. We compete primarily on the basis of service and convenience. We attempt to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offer virtually all types of insurance products.


     The mortgage banking industry is highly competitive, with many small brokers originating loans. Independent brokers originate the majority of our loans. We fund the loan and hold it for a number of days, group it with other loans, and sell it to the ultimate investor. The origination of residential mortgages for credit-impaired borrowers is highly competitive and the number of companies engaged in the business is increasing rapidly. We compete mainly on the basis of the service that we provide to customers in markets where we already have a presence with our finance and insurance offices.


     Banks and commercial finance companies dominate the commercial lending industry. Many banks, however, do not offer factoring services, and most banks do not make loans to the higher risk business client with whom we have found our niche. Most commercial finance companies engage in lending to larger businesses or engage in lending to specialized businesses. Our primary competition comes from independent factoring companies who, like us, specialize in smaller clients.


REGULATION


     Consumer finance companies and insurance agents are extensively supervised and regulated under state and federal statutes and regulations. Depending upon the nature of a particular transaction and the state of residence of the borrower or the customer, we may be required to:


     o   obtain licenses and meet specified minimum qualifications;


     o limit the interest rates, fees and other charges for which the borrower may be assessed;


     o limit or prescribe specified other terms and conditions of the financing;


     o   govern the sale and terms of insurance products; and


     o   define and limit the right to repossess and sell collateral.


     Federal and state laws also require us to provide various disclosures to prospective borrowers, prohibit misleading advertising, protect against discriminatory lending practices and prohibit unfair credit practices. We believe we comply in all material respects with applicable governmental regulations. These requirements change frequently however, and we cannot be certain that future changes or modifications in these laws will not have a material adverse affect on our business either through increased compliance costs or prohibition or limitation of a profitable line of business.



EMPLOYEES


     As of June 30, 1999, we employed 1,170 persons in both Thaxton and Thaxton Investment, none of whom was covered by a collective bargaining agreement. Of that total, 44 were located in our headquarters in Lancaster, South Carolina and 1,126 were located in our other offices. We generally consider our relationships with our employees to be good.


PROPERTY


     Our executive offices are located in Lancaster, South Carolina in a leased office facility of approximately 15,000 square feet. The lease expires in September 2004 and includes an option to renew for an additional five-year term. We lease all of our branch office facilities. In some instances, we lease these facilities from affiliates. These offices range in size from approximately 800 square feet to 2,200 square feet. Since most of our business with automobile dealers is conducted by facsimile machine and telephone, we do not believe that the particular locations of our finance offices are critical to our business of purchasing used automobile sales contracts or our premium finance operations. Location is somewhat more important for our direct loan and insurance agency operations. Other satisfactory locations are, however, generally available for lease at comparable rates and for comparable terms in each of our markets.


LEGAL PROCEEDINGS


     We presently are not a party to any legal proceedings nor is our management aware of any material threatened litigation against us.



                      WHERE YOU CAN FIND MORE INFORMATION


     We filed a registration statement on Form SB-2 and an amendment to the registration statement with the Commission, with respect to the registration of the securities offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information pertaining to Thaxton Group, the securities offered by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Each statement in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.


     We file annual, quarterly and current reports, proxy statements and other information with the Commission. So long as we are subject to the Commission's reporting requirements, we will continue to furnish the reports and other required information to the Commission. You may read and copy any reports, statements and other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operations of the public reference room. The Commission also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Our filings are available, using our name or stock trading symbol, "THAX," on the Commission's internet site.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


     Thaxton Group's directors and executive officers and their ages as of June 30, 1999 were as follows:



NAME                            AGE                      POSITION
----------------------------   -----   -------------------------------------------
James D. Thaxton ...........    52     Chairman of the Board, President and Chief
                                       Executive Officer
Robert L. Wilson ...........    59     Executive Vice President, Chief Operating
                                       Officer and Director
Allan F. Ross ..............    51     Vice President, Chief Financial Officer,
                                       Treasurer, Secretary and Director
C.L. Thaxton, Sr. ..........    76     Director

     JAMES D. THAXTON has served as Chairman of the Board, President and Chief Executive Officer of Thaxton Group since it was founded. Prior to joining Thaxton Group, Mr. Thaxton was an insurance agent at C.L. Frates & Company in Oklahoma City, Oklahoma from 1974 to 1976. From 1972 to 1973, he was employed as an underwriter by United States Fidelity and Guaranty. James D. Thaxton is the son of C.L. Thaxton, Sr.


     ROBERT L. WILSON joined Thaxton Group in January 1991 and has served since July 1991, as its Executive Vice President, Chief Operating Officer and a director. From October 1988 until July 1990, Mr. Wilson served as Operations Manager of MANH -- Financial Services Corp. For more than 25 years prior thereto, Mr. Wilson served in various positions with American Credit Corporation and its successor, Barclays American Corporation, including as Southeastern Regional Manager and Executive Vice President of Barclays American Credit Division.


     ALLAN F. ROSS joined Thaxton Group in March 1997, and has served as Vice President and Corporate Controller since April 1997, and as a Director, Secretary, Treasurer and Chief Financial Officer since February 1998. From 1989 to 1997, Mr. Ross was the managing partner of a CPA and consulting practice. From 1978 to 1989, Mr. Ross was Vice President and Financial Controls Director of Barclays American Corporation. From 1974 to 1978, Mr. Ross was a practicing CPA with Arthur Andersen & Company, and with Deloitte and Touche, LLP. He is a certified public accountant.


     C.L. THAXTON, SR. has served on the Board of Directors of Thaxton Group since it was founded. Mr. Thaxton is a director of Thaxton Insurance, which he founded in 1950 and is the manager of its Pageland office. Mr. Thaxton is the father of James D. Thaxton.


     All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Thaxton Group's executive officers are appointed by and serve at the discretion of the Board of Directors.


     The Board of Directors has established a Compensation Committee which makes recommendations concerning salaries and incentive compensation for executive officers and other employees of Thaxton Group and administers its stock plans. The Board of Directors has also established an Audit Committee, which recommends to the Board of Directors the selection of Thaxton Group's independent auditors and reviews the results and scope of the audit and other services that the independent auditors provide. Directors do not receive any compensation from Thaxton Group for their service as members of the Board of Directors. All directors are reimbursed for their expenses reasonably incurred in attending Board and Board committee meetings.

EXECUTIVE COMPENSATION


     The table below shows the compensation paid or accrued by Thaxton Group, for the year ended December 31, 1998, to or for the account of the Chief Executive Officer and its only other executive officer whose total salary and bonus exceeded $100,000 during 1998 (the "Named Executive Officers").



                          SUMMARY COMPENSATION TABLE



                                                           ANNUAL COMPENSATION
                                                  --------------------------------------
NAME AND PRINCIPAL POSITION                        YEAR ($)     SALARY ($)     BONUS ($)
-----------------------------------------------   ----------   ------------   ----------
       James D. Thaxton,                            1998         119,419        62,317
        President and Chief Executive Officer       1997         113,600        40,704
       Robert L. Wilson,                            1998         135,444            --
        Executive Vice President                    1997         125,000       133,106

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES


     No specific provision for indemnification of Thaxton Group's directors, officers or controlling persons against liability under the Securities Act exists in Thaxton Group's articles of incorporation or bylaws or in any document to which Thaxton Group is a party. Thaxton Group's bylaws provide, however, for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which the person may be a party because he is or was a director or officer of Thaxton Group or serving in a similar capacity at Thaxton Group's request for another entity, to the fullest extent permitted by law.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Thaxton Group pursuant to the foregoing provisions, or otherwise, Thaxton Group has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     In the event that a claim for indemnification against such liabilities, other than the payment by Thaxton Group of expenses incurred or paid by a director, officer or controlling person of Thaxton Group in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Thaxton Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the outstanding common stock of Thaxton Group at December 31, 1998 by:


       (1) the only person who is the beneficial owner of more than five percent of the outstanding common stock;
       (2) each director;
       (3) each Named Executive Officer and
       (4) directors and officers of Thaxton Group as a group.



                                     NUMBER OF SHARES AND          PERCENTAGE OF COMMON
NAME OF BENEFICIAL OWNER        NATURE OF BENEFICIAL OWNERSHIP      STOCK OUTSTANDING
----------------------------   --------------------------------   ---------------------
James D. Thaxton ...........             3,233,000(2)                      85.9%
Robert L. Wilson ...........                    --                           --
Allan F. Ross ..............                    --                           --
C. L. Thaxton, Sr. .........                15,555(1)(3)                      *
Directors and officers
  as a group ...............             3,248,555                         86.3%

--------
(1) An asterisk (*) indicates less than one percent.
(2) Includes 1,112,828 shares held by a family limited partnership as to which Mr. Thaxton shares voting and investment power.
(3) Includes 15,222 shares held of record by Mr. Thaxton's spouse, Katherine D. Thaxton, as to which Mr. Thaxton shares voting and investment power.



           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


     Due to the relatively small number of shares held by non-affiliates of Thaxton Group, no active and liquid trading market for Thaxton Group's common stock exists. The common stock does trade occasionally in the over-the-counter market. At June 30, 1999, there were 164 shareholders of record based upon information provided to Thaxton Group. The following table presents high and low bid information for the common stock during the periods indicated. These quotations reflect prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.



                                       HIGH          LOW
                                   -----------   ----------
  First Quarter 1997 ...........    $  11.00      $  9.00
  Second Quarter 1997 ..........       10.00         9.00
  Third Quarter 1997 ...........       10.00         8.50
  Fourth Quarter 1997 ..........        9.25         8.75
  First Quarter 1998 ...........        8.13         7.68
  Second Quarter 1998 ..........        7.80         7.70
  Third Quarter 1998 ...........        8.27         7.63
  Fourth Quarter 1998 ..........       10.00         7.15
  First Quarter 1999 ...........       10.00        10.00
  Second Quarter 1999 ..........       10.00        10.00

     Thaxton Group has not paid any dividends on common stock during the last two fiscal years and during the six-month period ended June 30, 1999. At the present time, it has no plans to pay any cash dividends on common stock. Thaxton Group's credit facility restricts it from paying any cash dividends in excess of 25% of net income for the year.

                       TRANSACTIONS WITH RELATED PARTIES


STOCK TRANSACTIONS WITH DIRECTORS


     In December 1997, Thaxton Group, through a private placement, issued 27,076 shares of Series B Convertible Preferred Stock to Mr. Jack W. Robinson, a Director of Thaxton Group at the time. The terms of this transaction involved the exchange of one share of common stock for one share of preferred stock. In July 1998, Thaxton Group, through a private placement, exchanged all of the 27,076 shares of outstanding Series B preferred stock, plus 29,200 shares of common stock, for 56,276 shares of Series D Preferred Stock. The Series D preferred stock pays annual dividends of $ 0.80 per share, and Thaxton Group may redeem this stock at any time at $10 per share. In January 1999, Mr. Robinson divested his ownership interest in Thaxton Group and resigned from the Board of Directors. At his request, Thaxton Group repurchased his Series D preferred stock, plus all of his remaining common stock at $10 per share.


     In January 1999, Mr. Perry L. Mungo divested his ownership interest in Thaxton Group and resigned from the Board of Directors. At his request, Thaxton Group repurchased all of his remaining common stock, totaling 29,200 shares, at $10 per share.


TRANSACTIONS WITH AND ACQUISITION OF THAXTON INVESTMENT


     On February 1, 1999, Mr. James D. Thaxton, Chairman of the Board of Directors, President, Chief Executive Officer and controlling shareholder of Thaxton Group, organized Thaxton Investment. Mr. Thaxton owns all of the issued and outstanding common stock of Thaxton Investment. Thaxton Investment's board of directors and executive officers are, with one exception, identical to Thaxton Group's. Prior to Thaxton Group's acquisition of all of the issued and outstanding common stock of Thaxton Investment, our executive officers and other administrative personnel have and will provide management services to Thaxton Investment. Thaxton Investment is charged a monthly management fee in the amount of $36,440 based upon time estimates of our personnel for work performed for the benefit of Thaxton Investment. The management fee also includes the reimbursement of other direct costs we have incurred in the course of our provision of management services to Thaxton Investment.


     On or about        , Thaxton Group will complete its acquisition of all of
the outstanding common stock of Thaxton Investment. Mr. Thaxton will transfer all of his shares of Thaxton Investment to Thaxton Group in exchange for 3,223,000 shares of common stock of Thaxton Group. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Pending Acquisition of Thaxton Investment" for more information.



                                 LEGAL MATTERS


     Moore & Van Allen, PLLC, Charlotte, North Carolina will pass upon the validity of the securities offered for sale with this prospectus for Thaxton Group.



                                    EXPERTS


     The consolidated financial statements of The Thaxton Group, Inc. as of December 31, 1998 and for the year then ended have been included herein and in the registration statement in reliance upon the report of Cherry, Bekaert & Holland, LLP, independent certified public accountants, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of The Thaxton Group, Inc. as of December 31, 1997 and for the year then ended have been included herein and in the registration statement in reliance upon the report of

KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of FirstPlus Consumer Finance, Inc. as of December 31, 1998 and 1997 and for the years then ended have been included herein and in the registration statement in reliance upon the report of Elliott, Davis & Company, L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



                       CHANGES IN AND DISAGREEMENTS WITH
              ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


     On December 14, 1998, Thaxton Group notified KPMG LLP that it was terminating KPMG LLP's appointment as its independent accountants. Thaxton Group's Board of Directors approved the termination and also approved the engagement of Cherry, Bekaert & Holland, LLP as Thaxton Group's independent accountants for the 1998 fiscal year. Thaxton Group filed Form 8-K with the Commission in December 1998 disclosing this change of accountants.



                             PLAN OF DISTRIBUTION


     Officers and employees of Thaxton Group and some of its finance and insurance subsidiaries will sell the securities in reliance upon Rule 3a4-1 under the Exchange Act. Persons associated with Thaxton Group and its affiliates who participate in the offering of the securities will limit their participation to activities permitted under Rule 3a4-1, and no commissions or other direct or indirect compensation will be paid to these persons in connection with the sale of the securities. In addition, Thaxton Group may in the future employ the services of one or more registered broker-dealers to offer the securities on a non-exclusive, "best efforts" basis. Thaxton Group anticipates that an agreement concerning the use of a broker-dealer to assist with the distribution of the securities would provide for the payment of sales commissions ranging from 0.025% to 5% of the principal amount of the securities sold through the broker-dealer. Thaxton Group may also agree to indemnify the broker-dealer against some liabilities, including liabilities arising under the Securities Act, and to reimburse the broker-dealer for some of its costs and expenses. The offering commenced on February 17, 1998, is continuous in nature and is expected to continue until the securities are sold.


     Thaxton Group will employ Carolinas First Securities, Inc., a registered broker-dealer, to sell the securities and to assist Thaxton Group in managing the offering. Under the terms of the sales agency agreement between Carolinas First Securities, Inc. and Thaxton Group, Carolinas First Securities, Inc. will receive sales commissions equaling 0.025% of the principal amount of the securities sold and a monthly management fee of $6,250. Other terms of the sales agency agreement are similar to those described above.


     Thaxton Group may market the securities through the use of newspaper advertisements, mailings of this prospectus to Thaxton Group's insurance and selected consumer finance customers, signs in its offices and its finance and insurance subsidiaries and by providing copies of this prospectus to potential purchasers who inquire about purchasing the securities. Officers, directors or employees of Thaxton Group and its finance and insurance subsidiaries will not market the securities by telephone or other oral solicitation.


     Daily notes will not be offered or sold in South Carolina.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                              PAGE
                                                                                             -----
THE THAXTON GROUP, INC.
Independent Auditors' Reports ............................................................    F-2
Consolidated balance sheets as of December 31, 1998 and 1997 .............................    F-4
Consolidated statements of income for the years ended December 31, 1998 and 1997 .........    F-5
Consolidated statements of stockholders' equity for the years ended December 31, 1998 and
  1997....................................................................................    F-6
Consolidated statements of cash flows for the years ended December 31, 1998 and 1997 .....    F-7
Notes to consolidated financial statements ...............................................    F-8
Consolidated balance sheets as of June 30, 1999 (unaudited) and December 31, 1998 ........   F-21
Consolidated statements of income for the six-months ended June 30, 1999 and 1998
  (unaudited).............................................................................   F-22
Consolidated statements of cash flows for the six-months ended June 30, 1999 and 1998
  (unaudited).............................................................................   F-24
Notes to consolidated financial statements (unaudited) ...................................   F-25
FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants .......................................   F-29
Consolidated balance sheets as of December 31, 1998 and 1997 .............................   F-30
Consolidated statements of income and retained earnings for the years ended December 31,
  1998 and 1997 ..........................................................................   F-31
Consolidated statements of cash flows for the years ended December 31, 1998 and 1997 .....   F-32
Notes to consolidated financial statements ...............................................   F-33
Condensed consolidated balance sheet of Thaxton Investment Corporation as of June 30, 1999
  (unaudited) ............................................................................   F-39
Condensed consolidated income statements of Thaxton Investment Corporation for the five-
  months ended June 30, 1999, of FirstPlus Consumer Finance, Inc. and Subsidiaries for the
  one-month ended January 31, 1999 and for the six-months ended June 30, 1998
  (unaudited) ............................................................................   F-40
Condensed consolidated statements of cash flows of Thaxton Investment Corporation for the five-months ended June 30, 1999, of FirstPlus Consumer Finance, Inc. and Subsidiaries
  for the one-month ended January 31, 1999 and for the six-months ended June 30, 1998
  (unaudited).............................................................................   F-41
Notes to condensed consolidated financial statements (unaudited) .........................   F-42
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF THE THAXTON GROUP, INC.
  Introduction ...........................................................................   F-45
Unaudited PRO FORMA consolidated statement of operations for the year ended December 31,
  1998....................................................................................   F-46
Unaudited PRO FORMA consolidated statement of operations for the six-months ended June
  30, 1999................................................................................   F-48
Unaudited PRO FORMA consolidated balance sheet at June 30, 1999 ..........................   F-50

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
The Thaxton Group, Inc.


     We have audited the accompanying consolidated balance sheet of The Thaxton Group, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Thaxton Group, Inc. and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                          CHERRY, BEKAERT & HOLLAND, LLP


Charlotte, North Carolina
March 24, 1999

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
The Thaxton Group, Inc.


     We have audited the accompanying consolidated balance sheet of The Thaxton Group, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Thaxton Group, Inc. and subsidiaries at December 31, 1997, and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                          KPMG LLP


March 25, 1998

                            THE THAXTON GROUP, INC.


                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1998 AND 1997




                                                                                           1998             1997
                                                                                      -------------   ---------------
ASSETS
Cash ..............................................................................   $   780,864       $ 1,162,793
Finance receivables, net ..........................................................    61,869,782        48,662,228
Premises and equipment, net .......................................................     2,843,753         2,003,787
Accounts receivable ...............................................................     1,252,412         1,616,570
Repossessed automobiles ...........................................................       603,288           744,030
Goodwill and other intangible assets ..............................................     8,305,129         3,894,956
Other assets ......................................................................     3,340,784         2,881,308
                                                                                      -----------       -----------
   Total assets ...................................................................   $78,996,012       $60,965,672
                                                                                      ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accrued interest payable ..........................................................   $   428,906       $   420,863
Notes payable .....................................................................    62,144,209        51,071,066
Notes payable to affiliates .......................................................       778,990         1,015,358
Accounts payable ..................................................................       928,580         1,357,739
Employee savings plan .............................................................     1,070,425         1,045,533
Other liabilities .................................................................       716,030            85,796
                                                                                      -----------       -----------
   Total liabilities ..............................................................    66,067,140        54,996,355
                                                                                      -----------       -----------
STOCKHOLDERS' EQUITY
Preferred Stock $.01 par value:
  Series A: 400,000 shares authorized; issued and outstanding 175,014 shares
   in 1998, 178,014 shares in 1997; liquidation value $1,750,140 in 1998 ..........         1,750             1,780
  Series B: 40,000 shares authorized; issued and outstanding no shares in 1998,
   27,076 shares in 1997 ..........................................................            --               271
  Series C: 50,000 shares authorized issued and outstanding in 1998 and 1997;
   liquidation value $500,000 in 1998 .............................................           500               500
  Series D: 56,276 shares authorized, issued and outstanding in 1998, no shares
   in 1997; liquidation value $562,760 in 1998 ....................................           563                --
  Series E: 800,000 shares authorized, issued and outstanding in 1998, no
   shares in 1997; liquidation value $8,000,000 in 1998 ...........................         8,000                --
Common stock, $.01 par value, 50,000,000 shares authorized; issued and
  outstanding 3,885,218 shares in 1998, 3,795,600 shares in 1997 ..................        38,852            37,956
Additional paid-in-capital ........................................................    12,184,057         4,521,354
Deferred stock award ..............................................................            --          (630,000)
Retained earnings .................................................................       695,150         2,037,456
                                                                                      -----------       -----------
   Total stockholders' equity .....................................................    12,928,872         5,969,317
                                                                                      -----------       -----------
   Total liabilities and stockholders' equity .....................................   $78,996,012       $60,965,672
                                                                                      ===========       ===========

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.


                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                          1998               1997
                                                                    ----------------   ----------------
Interest and fee income .........................................     $ 15,727,484       $ 15,892,683
Interest expense ................................................        5,037,289          5,023,179
                                                                      ------------       ------------
Net interest income .............................................       10,690,195         10,869,504
Provision for credit losses .....................................        4,046,460          6,579,932
                                                                      ------------       ------------
Net interest income after provision for credit losses ...........        6,643,735          4,289,572
Other income:
Insurance premiums and commissions, net .........................        6,590,849          5,469,667
Other income ....................................................          962,398          1,221,525
                                                                      ------------       ------------
Total other income ..............................................        7,553,247          6,691,192
                                                                      ------------       ------------
Operating expenses:
  Compensation and employee benefits ............................        8,636,026          6,799,738
  Telephone, postage, and supplies ..............................        1,960,292          1,511,477
  Net occupancy .................................................        1,460,174          1,528,218
  Reinsurance claims expense ....................................          314,995            355,437
  Insurance .....................................................          414,304            128,916
  Collection expense ............................................          132,488             94,462
  Travel ........................................................          153,046            176,186
  Professional fees .............................................          452,152            260,410
  Other .........................................................        2,254,009          2,355,947
                                                                      ------------       ------------
Total operating expenses ........................................       15,777,486         13,210,791
Income (loss) before income tax expense .........................       (1,580,504)        (2,230,027)
Income tax expense (benefit) ....................................         (496,487)          (723,694)
                                                                      ------------       ------------
Net income (loss) ...............................................     $ (1,084,017)      $ (1,506,333)
                                                                      ============       ============
Dividends on preferred stock ....................................     $    258,289       $      4,167
                                                                      ============       ============
Net income (loss) applicable to common shareholders .............     $ (1,342,306)      $ (1,510,500)
                                                                      ============       ============
Net income (loss) per common share -- basic and diluted .........     $      (0.35)      $      (0.39)
                                                                      ============       ============

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                                                 ADDITIONAL
                                                                          COMMON    PREFERRED      PAID-IN
                                                                           STOCK      STOCK        CAPITAL
                                                                        ---------- ----------- --------------
Balance at December 31, 1996 ..........................................  $ 39,322    $    --    $  3,504,027
Purchase and retirement of 13,300 shares of stock .....................      (133)        --        (137,850)
Issuance of 2,007 shares of restricted stock ..........................        20         --          22,057
Issuance of 797 shares of stock under Employee stock purchase plan ....         8         --           6,343
Forfeiture of deferred stock award ....................................      (100)        --         (89,900)
Conversion of 89,007 shares of common stock into 178,014 shares of
 Series A preferred stock .............................................      (890)     1,780         717,177
Conversion of 27,076 shares of common stock into 27,076 shares of
 Series B preferred stock .............................................      (271)       271              --
Conversion of subordinated debt into 50,000 shares of Series C
 preferred stock ......................................................        --        500         499,500
Dividends paid on preferred stock .....................................        --         --              --
Net loss ..............................................................        --         --              --
                                                                         --------    -------    ------------
Balance at December 31, 1997 ..........................................    37,956      2,551       4,521,354
                                                                         --------    -------    ------------
Purchase and retirement of 114,761 shares of common stock .............    (1,148)        --      (1,074,314)
Issuance of 800,000 shares of Series E Preferred Stock ................        --      8,000       7,992,000
Issuance of 300,000 shares of restricted common Stock .................     3,000         --       1,497,000
Issuance of 3,580 shares of common stock under Employee stock
 purchase plan ........................................................        36         --          26,590
Conversion of 29,200 shares of common stock and 27,076 shares of
 Series B Preferred Stock into 56,276 of Series D Preferred Stock .....      (292)       292              --
Repurchase of 3,000 shares of Series A Preferred Stock ................        --        (30)        (29,970)
Cancellation and forfeiture of Deferred Stock Award ...................      (700)        --        (629,300)
Costs associated with preferred stock issuance ........................        --         --        (119,303)
Dividends paid on preferred stock .....................................        --         --              --
Net loss ..............................................................        --         --              --
                                                                         --------    -------    ------------
Balance at December 31, 1998 ..........................................  $ 38,852    $10,813    $ 12,184,057
                                                                         ========    =======    ============



                                                                           DEFERRED                         TOTAL
                                                                             STOCK         RETAINED     STOCKHOLDERS'
                                                                             AWARD         EARNINGS        EQUITY
                                                                        -------------- --------------- --------------
Balance at December 31, 1996 ..........................................   $ (720,000)   $   3,547,956   $  6,371,305
Purchase and retirement of 13,300 shares of stock .....................           --               --       (137,983)
Issuance of 2,007 shares of restricted stock ..........................           --               --         22,077
Issuance of 797 shares of stock under Employee stock purchase plan ....           --               --          6,351
Forfeiture of deferred stock award ....................................       90,000               --             --
Conversion of 89,007 shares of common stock into 178,014 shares of
 Series A preferred stock .............................................           --               --        718,067
Conversion of 27,076 shares of common stock into 27,076 shares of
 Series B preferred stock .............................................           --               --             --
Conversion of subordinated debt into 50,000 shares of Series C
 preferred stock ......................................................           --               --        500,000
Dividends paid on preferred stock .....................................           --           (4,167)        (4,167)
Net loss ..............................................................           --       (1,506,333)    (1,506,333)
                                                                          ----------    -------------   ------------
Balance at December 31, 1997 ..........................................     (630,000)       2,037,456      5,969,317
                                                                          ----------    -------------   ------------
Purchase and retirement of 114,761 shares of common stock .............           --               --     (1,075,462)
Issuance of 800,000 shares of Series E Preferred Stock ................           --               --      8,000,000
Issuance of 300,000 shares of restricted common Stock .................           --               --      1,500,000
Issuance of 3,580 shares of common stock under Employee stock
 purchase plan ........................................................                                       26,626
Conversion of 29,200 shares of common stock and 27,076 shares of
 Series B Preferred Stock into 56,276 of Series D Preferred Stock .....           --               --             --
Repurchase of 3,000 shares of Series A Preferred Stock ................           --               --        (30,000)
Cancellation and forfeiture of Deferred Stock Award ...................      630,000               --             --
Costs associated with preferred stock issuance ........................           --               --       (119,303)
Dividends paid on preferred stock .....................................           --         (258,289)      (258,289)
Net loss ..............................................................           --       (1,084,017)    (1,084,017)
                                                                          ----------    -------------   ------------
Balance at December 31, 1998 ..........................................   $       --    $     695,150   $ 12,928,872
                                                                          ==========    =============   ============

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                                  1998               1997
                                                                           -----------------   ----------------
Cash flows from operating activities:
Net income (loss) ......................................................     $  (1,084,017)     $  (1,506,333)
Adjustments to reconcile net income to net cash provided by operating activities
  Provision for credit losses ..........................................         4,046,460          6,579,932
  Depreciation and amortization ........................................         1,224,170            958,192
  Deferred taxes .......................................................          (300,000)             6,705
  Compensatory grant of stock to employees .............................                --             28,428
  Decrease (increase) in other assets ..................................            41,436           (992,293)
  Increase (decrease) in accrued interest payable and other liabilities            156,506           (200,353)
                                                                             -------------      -------------
   Net cash provided by operating activities ...........................         4,084,555          4,874,278
                                                                             -------------      -------------
Cash flows from investing activities:
  Net increase in finance receivables ..................................       (10,398,970)        (8,696,073)
  Capital expenditures for premises and equipment ......................        (1,490,452)          (706,498)
  Proceeds from sale of premises and equipment .........................            79,316             36,875
  Proceeds from sale of investments ....................................            46,935             24,481
  Acquisitions, net of acquired cash equivalents .......................        (4,976,488)          (754,098)
  Purchase of securities ...............................................           (42,947)                --
                                                                             -------------      -------------
   Net cash used by investing activities ...............................       (16,782,606)       (10,095,313)
                                                                             -------------      -------------
Cash flows from financing activities:
  Proceeds from the issuance of preferred stock ........................         7,907,323            718,067
  Notes payable to affiliates ..........................................          (236,368)                --
  Repurchase of common stock ...........................................        (1,075,732)          (137,983)
  Dividends paid .......................................................          (258,289)                --
  Net increase in line of credit .......................................           255,000          4,079,053
  Net increase in notes payable ........................................         5,754,188          1,303,226
  Repurchase of preferred stock ........................................           (30,000)                --
                                                                             -------------      -------------
   Net cash provided by financing activities ...........................        12,316,122          5,962,363
                                                                             -------------      -------------
Net increase (decrease) in cash ........................................          (381,929)           741,328
Cash at beginning of period ............................................         1,162,793            421,465
                                                                             -------------      -------------
Cash at end of period ..................................................     $     780,864      $   1,162,793
                                                                             =============      =============
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
   Interest ............................................................         5,029,246          4,874,912
   Income taxes ........................................................                --             36,843

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1998 AND 1997


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The Thaxton Group, Inc. (the "Company") is incorporated under the laws of the state of South Carolina and operates, primarily through subsidiaries, finance branches in seven southeastern states, and insurance agency branches in six states located in the southeast and southwest. The Company is a diversified financial services company that is engaged primarily in consumer lending and consumer automobile sales financing to borrowers with limited credit histories, low incomes or past credit problems. The Company also offers insurance premium financing to such borrowers. A substantial amount of the Company's premium finance business has been derived from customers of the independent insurance agencies owned by Thaxton Insurance Group, Inc. ("Thaxton Insurance"), which was acquired by the Company in 1996. The Company provides reinsurance through a wholly owned subsidiary, TICO Reinsurance, Ltd. ("TRL"). Through a wholly owned subsidiary, Paragon, Inc., the Company is also engaged in mortgage banking, originating mortgage loans to individuals. The Company sells substantially all mortgage loans it originates to independent third parties. Through another wholly owned subsidiary, Thaxton Commercial Lending, Inc., the Company makes factoring loans and collateralized commercial loans to small and medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.


     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.


     The following is a description of the more significant accounting and reporting policies, which the Company follows in preparing, and presenting its financial statements.


     (A) INTEREST AND FEE INCOME: Interest income from finance receivables is recognized using the interest (actuarial) method on an accrual basis. Accrual of income on finance receivables continues until the receivable is either paid off in full or is charged off. Fee income consists primarily of late fees, which are credited to income when they become due from borrowers. For receivables which are renewed, interest income is recognized using a method similar to the interest method.


     (B) ALLOWANCE FOR CREDIT LOSSES: Additions to the allowance for credit losses are based on management's evaluation of the finance receivables portfolio considering current economic conditions, overall portfolio quality, charge-off experience, and such other factors which, in management's judgment, deserve recognition in estimating credit losses. Loans are charged-off when, in the opinion of management, such loans are deemed to be uncollectible or six months has elapsed since the date of the last payment, whichever occurs first. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.


     (C) NON-FILE INSURANCE: Non-file insurance is written in lieu of recording and perfecting the Company's security interest in the assets pledged to secure certain loans. Non-file insurance premiums are collected from the borrower on certain loans at inception and renewal and are remitted directly to an unaffiliated insurance company. Certain losses related to such loans, which are not recoverable through life, accident and health, or property insurance claims, are reimbursed through non-file insurance claims subject to policy limitations. Any remaining losses are charged to the allowance for credit losses.


     (D) PREMISES AND EQUIPMENT: Premises and equipment are reported at cost less accumulated depreciation which is computed using the straight-line method for financial reporting and accelerated methods for tax

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

purposes. For financial reporting purposes the Company depreciates furniture and equipment over 5 years, leasehold improvements over the remaining term of the related lease, and automobiles over 3 years. Maintenance and repairs are expensed as incurred and improvements are capitalized.


     (E) INSURANCE: The Company remits a portion of credit life, accident and health, property and auto insurance premiums written in connection with certain loans to an unaffiliated insurance company at the time of origination. Any portion of the premiums remitted to this insurance company which are not required to cover their administrative fees or to pay reinsurance claims expense are returned to the Company through its reinsurance subsidiary, TRL, and are included in insurance premiums and commissions in the accompanying consolidated statements of income. Unearned insurance commissions are accreted to income over the life of the related insurance contracts using a method similar to that used for the recognition of finance charges. Insurance commissions earned by Thaxton Insurance are recognized as services are performed in accordance with Thaxton Insurance's contractual obligations with the underwriters, but not before protection is placed with insurers.


     (F) EMPLOYEE SAVINGS PLAN: The Company offers a payroll deduction savings plan to all its employees. The Company pays interest monthly at an annual rate of 10% on the prior month's ending balance. Employees may withdraw savings on demand, subject to a subordination agreement with the Company's primary lender.



     (G) INCOME TAXES: Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes (Statement 109), requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     (H) EARNINGS PER SHARE: The Company adopted the provisions of SFAS 128, "Earning per Share" ("EPS") in 1997. The presentation of primary and fully diluted EPS has been replaced with basic and diluted EPS. Basic earnings per share are computed by dividing net income applicable to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents calculated based upon the average market price. Common stock equivalents consist of stock options issued by the Company, and are computed using the treasury stock method.


     (I) INTANGIBLE ASSETS: Intangible assets include goodwill, expiration lists, and covenants not to compete related to acquisitions made by the Company. Goodwill represents the excess of the cost over the fair value of net assets acquired at the date of acquisition. Goodwill is amortized on a straight-line basis, generally over a five to twenty year period. The expiration lists are amortized over their estimated useful lives, generally fifteen to twenty years, on a straight-line basis. Covenants not to compete are amortized according to the purchase contract over five to six years on a straight-line basis. Recoverability of recorded intangibles is evaluated by using undiscounted cash flows.


     (J) STOCK OPTIONS: Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to the financial

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

statements if the Company continues to use the intrinsic value method in accordance with APB 25. The Company will continue such accounting under the provisions of APB 25.


     (K) FAIR VALUE OF FINANCIAL INSTRUMENTS: All financial assets of the Company are short term in nature and all liabilities are substantially at variable rates of interest. As such, the carrying values of these financial assets and liabilities approximate their fair value. A small percentage of subordinated notes payable are at fixed rates, with terms up to sixty months in maturity. For these liabilities, an evaluation is made annually to assess the appropriateness of the carrying value.


     (L) REPOSSESSED ASSETS: Repossessed assets are recorded at their estimated fair value less costs to dispose. Any difference between the loan balance and the fair value of the collateral on the date of repossession is charged to the allowance for credit losses.


(2) BUSINESS COMBINATIONS


     On November 13, 1998, the Company acquired all of the outstanding capital of stock of Paragon, Inc. ("Paragon"), a North Carolina corporation, for $1.6 million consisting of $100,000 in cash and 300,000 shares of the Company's common stock. Stock issued in the acquisition was valued at $5 per share based on market prices near the date of acquisition with consideration given to the one year required holding period on the shares issued. Paragon operates as a licensed mortgage banker through nine offices in North and South Carolina. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired of $1,630,000 has been recorded as goodwill and is being amortized on a straight-line basis over seven years.


     On October 27, 1998, the Company acquired substantially all of the assets of the finance operations in Alabama and Mississippi from Budget Financial Services, Inc. ("Budget") for cash of $3 million. Budget operates in the consumer finance business. The purchase was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired of $1,273,000 has been recorded as goodwill and is being amortized on a straight-line basis over five years.


     During September and October 1998, the Company acquired substantially all of the assets of two Arizona insurance agencies, Inter-Combined Agencies, Inc. ("ICA") and National Insurance Centers, Inc. ("NIC") for cash of $1.8 million. ICA is in the business of acting as agent for property and casualty insurance. NIC is in the business of acting as agent for non-standard automobile insurance. The purchase price in each of these acquisitions was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The combined excess of the purchase price over the fair value of net assets acquired of $1,371,000 has been recorded as goodwill and is being amortized on a straight-line basis over fifteen years.


     The acquisitions were accounted for under the purchase method of accounting. Accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from the dates of acquisition. The following table presents unaudited pro forma combined results of operations as if the acquisitions had occurred at the beginning of each year presented. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had occurred at the beginning of 1997.

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) BUSINESS COMBINATIONS -- (CONTINUED)


                                                        1998               1997
                                                  ----------------   ----------------
Total revenues ................................     $ 34,200,000       $ 33,900,000
Net income (loss) .............................     $ (1,900,000)      $ (1,800,000)
Basic and Diluted earnings per share ..........     $       (.50)      $       (.46)

(3) FINANCE RECEIVABLES


     Finance receivables consist of the following at December 31, 1998 and 1997:



                                                         1998               1997
                                                   ----------------   ----------------
Automobile Sales Contracts .....................    $  37,124,775         48,098,657
Direct Loans ...................................       27,852,566         15,449,004
Mortgage Loans .................................       11,096,383                 --
Premium Finance Contracts ......................        3,343,320          4,010,608
Commercial Loans ...............................        1,267,742                 --
Total finance receivables ......................       80,684,786         67,558,269
Unearned interest ..............................      (11,914,393)       (12,902,552)
Unearned insurance premiums, net ...............         (275,476)          (155,514)
Valuation discount for acquired loans ..........         (672,673)                --
Bulk purchase discount .........................         (601,973)          (359,945)
Dealer hold back ...............................         (639,660)          (668,630)
Allowance for credit losses ....................       (4,710,829)        (4,809,400)
Finance receivables, net .......................    $  61,869,782         48,662,228
                                                    =============        ===========

     Consumer loans include bulk purchases of receivables, auto dealer receivables under holdback arrangements, and small consumer loan receivables. With bulk purchase arrangements, the Company typically purchases a group of receivables from an auto dealer or other retailer at a discount to par based on management's review and assessment of the portfolio to be purchased. This discount amount is then maintained in an unearned income account to which losses on these loans are charged. To the extent that losses from a bulk purchase exceed the purchase discount, the allowance for credit losses will be charged. To the extent losses experienced are less than the purchase discount, the remaining discount is accreted into income. The amount of bulk purchased receivables, net of unearned interest and insurance, and the related purchase discount outstanding were approximately $5,659,000 and $602,000, respectively, at December 31, 1998 and approximately $8,328,000 and $360,000, respectively, at December 31, 1997.


     With holdback arrangements, an automobile dealer or other retailer will assign receivables to the Company on a loan-by-loan basis, typically at par. The Company will withhold a certain percentage of the proceeds, generally 5% to 10%, as a dealer reserve to be used to cover any losses which occur on these loans. The agreements are structured such that all or a portion of these holdback amounts can be reclaimed by the dealer based on the performance of the receivables. To the extent that losses from these holdback receivables exceed the total remaining holdback amount for a particular dealer, the allowance for credit losses will be charged. The amount of holdback receivables, net of unearned interest and insurance, and the related holdback amount outstanding were approximately $24,463,738 and $640,000, respectively, at December 31, 1998 and approximately $31,593,000 and $669,000, respectively, at December 31, 1997.

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3) FINANCE RECEIVABLES -- (CONTINUED)

     The valuation discount for acquired loans relates to our acquisition of four finance offices from Budget. The amount of finance receivables, net of unearned interest and insurance, and related valuation discount at December 31, 1998, were $2,564,085 and $672,673.


     At December 31, 1998, there were no significant concentrations of receivables in any type of property or to one borrower. These receivables are pledged as collateral for a line of credit agreement (see note 7).


     Changes in the allowance for credit losses for the years ended December 31, 1998 and 1997 are as follows:



                                               1998              1997
                                         ---------------   ---------------
Beginning balance ....................    $  4,809,400      $  2,195,000
Provision for credit losses ..........       4,046,460         6,579,932
Charge-offs ..........................      (4,307,260)       (4,129,313)
Recoveries ...........................         162,229           163,781
                                          ------------      ------------
Net charge-offs ......................      (4,145,031)       (3,965,532)
Ending balance .......................    $  4,710,829      $  4,809,400
                                          ============      ============

     The Company's loan portfolio primarily consists of short term loans, the majority of which are originated or renewed during the current year. Accordingly, the Company estimates that fair value of the finance receivables is not materially different from carrying value.


(4) PREMISES AND EQUIPMENT


     A summary of premises and equipment at December 31, 1998 and 1997 follows:




                                             1998            1997
                                        -------------   -------------
Leasehold improvements ..............    $  712,709      $  591,596
Furniture and fixtures ..............       806,668         558,566
Equipment and automobiles ...........     3,871,999       2,719,773
                                         ----------      ----------
Total cost ..........................     5,391,376       3,869,935
Accumulated depreciation ............     2,547,623       1,866,148
                                         ----------      ----------
Net premises and equipment ..........    $2,843,753      $2,003,787
                                         ==========      ==========

     Depreciation expense was approximately $721,000 and $617,000 in 1998 and 1997, respectively.

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) INTANGIBLE ASSETS
     Intangible assets consist of the following at December 31, 1998 and 1997:



                                                1998            1997
                                           -------------   -------------
Covenants not to compete ...............   $  118,495       $  118,494
Goodwill and purchase premium ..........    7,051,516        2,608,390
Insurance expirations ..................    3,114,363        2,657,399
                                           ----------       ----------
Total cost .............................   10,284,374        5,384,283
Less accumulated amortization ..........    1,979,245        1,489,327
                                           ----------       ----------
Intangible assets, net .................   $8,305,129       $3,894,956
                                           ==========       ==========

     The majority of the intangibles were acquired by the Company in connection with its acquisition of Thaxton Insurance, the acquisition of Paragon, and the acquisition of four finance offices from Budget. Amortization expense was approximately $503,000 and $341,000 in 1998 and 1997, respectively.


(6) LEASES


     The Company conducts all of its operations from leased facilities. It is expected that in the normal course of business, leases that expire will be renewed at the Company's option or replaced by other leases or acquisitions of other properties. Total rental expense was approximately $801,000 in 1998 and $662,000 in 1997. The future minimum lease payments under noncancelable operating leases as of December 31, 1998, are as follows:


     1999 .................................   $  819,873
     2000 .................................      562,912
     2001 .................................      322,756
     2002 .................................      185,668
     2003 .................................       74,263
     Thereafter ...........................        6,251
                                              ----------
     Total minimum lease payments .........   $1,971,723
                                              ==========

     Four of the office buildings in which the Company conducts business are owned by related parties. These premises are leased to the Company for a total monthly rental of approximately $4,700.

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) NOTES PAYABLE AND NOTES PAYABLE TO AFFILIATES
     At December 31, 1998 and 1997, notes payable consist of the following:



                                                                                     1998             1997
                                                                                --------------   --------------
Lines of Credit .............................................................    $46,950,000      $46,695,000
Warehouse credit lines for mortgage loans at various rates and maturities ...      3,638,220               --
Notes payable to individuals with varying maturity dates and rates ranging
  from 5 1/4% to 12% ........................................................     10,281,246        3,160,577
Note payable to finance company collateralized by an aircraft, due in monthly
  installments of $9,091 through July 2003 including interest at 8.99% ......        408,583          477,545
Other .......................................................................        866,160          737,944
                                                                                 -----------      -----------
Total notes payable .........................................................    $62,144,209      $51,071,066
                                                                                 ===========      ===========
Note payable to affiliates, with varying maturity dates and rates ranging
  from 6.25% to 10% .........................................................    $   778,990      $ 1,015,358
                                                                                 ===========      ===========

     A schedule of maturities of long-term debt is as follows:



 YEAR ENDING
DECEMBER 31,
-------------------------
     1999 ...............    $11,042,241
     2000 ...............      1,257,986
     2001 ...............      2,513,734
     2002 ...............      1,053,297
     2003 ...............     47,014,369
     Thereafter .........         41,572
                             -----------
     Total ..............    $62,923,199
                             ===========

     At December 31, 1998, the Company maintained a line of credit agreement with a commercial finance company for $92 million, maturing on October 31, 2003. At December 31, 1998, the Company's net finance receivables would have allowed it to borrow an additional $8.3 million against existing collateral. The outstanding balance under this line of credit was $46,950,000 at December 31, 1998. There are five tranches under this agreement, Tranche A, B, C, D and
F. The total line of credit, amount of credit line available at December 31, 1998, and interest rate for each Tranche is summarized below:


  Tranche A:      $ 92,000,000;      $ 54,833,000;         8.75%    (Lender's prime rate + 1%)
  Tranche B:      $ 10,000,000;      $ 10,000,000;        12.75%    (Lender's prime rate + 5%)
  Tranche C:      $  5,000,000;      $  3,829,000;         8.75%    (Lender's prime rate + 1%)
  Tranche D:      $ 10,000,000;      $  8,585,000;         9.75%    (Lender's prime rate + 2%)
  Tranche F:      $ 25,000,000;      $ 17,803,000;         8.75%    (Lender's prime rate + 1%)

     The borrowing availability under certain Tranches is also limited by amounts borrowed under other Tranches, outstanding receivables, insurance premiums written, and in some cases, additional restrictions. As a result of these additional restrictions, the Company had approximately $45 million total potential borrowing capacity as of December 31, 1998.


     The terms of the line of credit agreement provide that the finance receivables are pledged as collateral for the amount outstanding. The agreement requires the Company to maintain certain financial ratios at established levels and comply with other non-financial requirements which may be amended from time to

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) NOTES PAYABLE AND NOTES PAYABLE TO AFFILIATES -- (CONTINUED)

time. Also, the Company may pay dividends up to 25% of the current year's net income. As of December 31, 1998, the Company met all such ratios and requirements or obtained waivers for any instances of non-compliance.


     In 1997, the Company began issuing subordinated term notes to individual investors in an intrastate public offering registered with the State of South Carolina. The registration of a similar offering was declared effective by the U.S. Securities and Exchange Commission in March 1998, and the Company now offers notes under this federal registration. Maturity terms on these notes range from daily to sixty months, and interest rates vary in accordance with market rates. Notes currently being offered carry interest rates ranging from 5.25% to 8.0%. Approximately $11.1 million in notes were outstanding as of December 31, 1998 and are reflected as notes payable to individuals and notes payable to affiliates.


(8) BENEFITS


     In 1995 the Board of Directors of the Company adopted the Thaxton Group, Inc. 1995 Stock Incentive Plan (the "Incentive Plan"), under which 620,000 shares of common stock were available for grants to key employees of the Company. Awards under the Incentive Plan may include, but are not limited to, stock options, stock appreciation rights, restricted stock, performance awards and other common stock and common stock-based awards. Stock options granted under the Incentive Plan may be either incentive stock options or non-qualified stock options. During 1996, the Company granted 20,000 options to employees under the Incentive Plan at an exercise price of $9.00 per share. 10,000 of these options have since been canceled. The remaining options vest and become exercisable in installments of 20% of the shares on each of the first, second, third, fourth, and fifth anniversary dates of the grant. Options to purchase 4,000 shares were exercisable at December 31, 1998. All options granted in 1996 have a contractual maturity of ten years. The grant date fair value of options granted during 1996 was $3.90 per share as determined by using the Black-Scholes option pricing model with the following assumptions: (1) risk-free interest rate of 6.25%; (2) expected life of 5 years; (3) expected volatility of 10.40%; and (4) no expected dividends. These options were immaterial to the proforma net income or earnings per share in 1998 and 1997.


     During 1995 the Board of Directors of the Company also adopted the Thaxton Group, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which 100,000 shares of common stock are available for purchase by substantially all employees. The Stock Purchase Plan enables eligible employees of the Company, through payroll deductions, to purchase at twelve-month intervals specified in the Stock Purchase Plan, shares of common stock at a 15% discount from the lower of the fair market value of the common stock on the first day or the last day of the year. The Stock Purchase Plan allows for employee contributions up to 3% of the participant's annual compensation and limits the aggregate fair value of common stock that may be purchased by a participant during any calendar year to $25,000. As of December 31, 1998, 4,377 shares were purchased under this Stock Purchase Plan. This plan was canceled by the Board of Directors in January, 1999.


     Upon the closing of the Company's initial public offering on December 29, 1995, a Senior Executive was awarded 100,000 shares of restricted common stock. Subject to his continued employment by the Company, the award was scheduled to vest in ten annual installments which commenced on the date of the grant. At December 31, 1997, 20,000 shares had vested, 10,000 shares had been voluntarily forfeited by executive, and 70,000 shares of the award remained subject to restriction. In 1998, the executive voluntarily agreed to forfeit any remaining rights or interest in these shares, and the Company repurchased his outstanding 20,000 shares at a price of $10 per share.

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) INCOME TAXES
     Income tax expense consists of the following:



                           CURRENT         DEFERRED           TOTAL
                       --------------   --------------   --------------
  1998     Federal       $ (196,487)      $ (300,000)      $ (496,487)
           State                 --               --               --
                         ----------       ----------       ----------
                         $ (196,487)      $ (300,000)      $ (496,487)
                         ==========       ==========       ==========

  1997     Federal       $ (727,994)      $    6,364       $ (721,630)
           State             (2,405)             341           (2,064)
                         ----------       ----------       ----------
                         $ (730,399)      $    6,705       $ (723,694)
                         ==========       ==========       ==========

     A reconciliation of the Company's income tax provision and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:



                                                                             1998             1997
                                                                        --------------   --------------
Statutory rate applied to income before income tax expense ..........     $ (537,371)      $ (758,209)
Increase (decrease) in income taxes resulting from:
  Goodwill amortization .............................................         43,904           43,909
  TICO Reinsurance Ltd. nontaxable income ...........................        (93,160)        (109,847)
  State taxes, less related federal benefit .........................        (82,347)         (83,045)
  Valuation allowance adjustment ....................................         82,347           81,283
  Other .............................................................         90,140          102,215
                                                                          ----------       ----------
Income taxes ........................................................     $ (496,487)      $ (723,694)
                                                                          ==========       ==========

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) INCOME TAXES -- (CONTINUED)

     The effective tax rate was 31.4% and 32.5% for the years ended December 31, 1998 and 1997, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below:



                                                           1998            1997
                                                      -------------   -------------
Deferred tax assets:
 Loan loss reserves ...............................    $1,090,357      $  984,280
 Federal net operating loss carryforwards .........       311,078              --
 State net operating loss carryforwards ...........       163,630          81,283
 Other ............................................        54,819         100,454
                                                       ----------      ----------
Total gross deferred tax asset ....................     1,619,884       1,166,017
Less valuation allowance ..........................       163,630          81,283
                                                       ----------      ----------
Net deferred tax assets ...........................     1,456,254       1,084,734
                                                       ----------      ----------
Deferred tax liabilities:
 Prepaid insurance ................................      (123,112)       (209,799)
 Depreciable basis of fixed assets ................      (162,417)       (139,417)
 Deferred loan costs ..............................      (313,971)       (250,279)
 Intangible assets ................................      (266,486)       (232,115)
 Other ............................................       (52,268)        (15,124)
                                                       ----------      ----------
Total gross deferred tax liability ................      (918,254)       (846,734)
                                                       ----------      ----------
Net deferred tax asset ............................    $  538,000      $  238,000
                                                       ==========      ==========

     The Company recorded deferred tax liabilities of $58,107 related to its 1997 acquisition of Auto-Cycle Insurance Agency, Inc. The balance of the change in the net deferred tax asset, net of the change in the valuation allowance, is reflected as a deferred income tax expense in the accompanying consolidated statements of income.


     The change in the valuation allowance for 1998 and 1997 was an increase of $82,347 and $81,283, respectively. The valuation allowance relates to certain state net operating loss carryforwards. It is management's opinion that realization of the net deferred tax asset is more likely than not based upon the Company's history of taxable income and estimates of future taxable income. The Company's income tax returns for 1994 and subsequent years are subject to review by taxing authorities.


(10) PREFERRED STOCK


     The Company issued three series of preferred stock during 1997, and two additional series of preferred stock in 1998. 400,000 shares of 7.5% cumulative redeemable convertible Series A preferred stock were authorized, and 178,014 were issued in a December 1997 public offering to existing shareholders. The terms of the offering included the conversion of one share of common stock plus $10 for two shares of Series A preferred stock. For a five year conversion period commencing January 1, 1998, each share of preferred stock can be converted into one share of common stock. The Company may redeem all or a portion of the outstanding shares of Series A stock at any time after December 31, 1999, for $15 per share. The Company repurchased and retired 3,000 shares of Series A Preferred Stock in December 1998.


     In December 1997, the Company, through a private placement, issued 27,076 shares of 7.5% cumulative redeemable convertible Series B preferred stock. The terms of this transaction involved the exchange of one

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) PREFERRED STOCK -- (CONTINUED)

share of common stock for one share of preferred stock.. In July 1998, the Company, through a private placement, exchanged all of the 27,076 shares of outstanding Series B Preferred stock, plus 29,200 shares of common stock, for 56,276 shares of Cumulative Series D preferred stock. The Series D preferred stock pays annual dividends of $ .80 per share, and is redeemable at any time by the company at $10 per share. Subsequent to year end, all of the shares of Series D Preferred Stock were repurchased by the Company, and retired.


     In December 1997, the Company converted a $500,000 subordinated note held by one corporate investor into 50,000 shares of Series C cumulative redeemable convertible preferred stock. The annual dividends attributable to this series are $1 per share through December 31, 2000, and $1.80 per share, per annum, thereafter. Each share of preferred stock can be converted into one share of common stock after January 1, 1998. The Company may redeem all or a portion of the outstanding shares of Series C stock at any time after December 31, 2000, for $10 per share.


     In December 1998, the Company, through a private placement, issued 800,000 shares of Cumulative Series E preferred stock for $10 per share. The stock pays a variable rate dividend rate of prime minus 1% through October 31, 2003, and prime plus 3% thereafter. The stock is redeemable by the Company at any time at price of $10 per share.


(11) EARNINGS PER SHARE INFORMATION


     The following is a summary of the earnings per share calculation for the years ended December 31, 1998 and 1997:


                                     BASIC



                                                                            1998               1997
                                                                      ----------------   ----------------
Net income (loss) .................................................     $ (1,084,017)      $ (1,506,333)
Less: Dividends on preferred stock ................................          258,289              4,167
                                                                        ------------       ------------
Net income applicable to common shareholders (numerator) ..........       (1,342,306)        (1,510,500)
Average common shares outstanding (denominator) ...................        3,802,759          3,913,083
Earnings (loss) per share -- basic ................................     $      (0.35)      $      (0.39)
                                                                        ============       ============
                                                   DILUTED
Net income (loss) .................................................     $ (1,084,017)      $ (1,506,333)
Less: Dividends on preferred stock ................................          258,289              4,167
                                                                        ------------       ------------
Net income applicable to common shareholders (numerator) ..........       (1,342,306)        (1,510,500)
                                                                        ------------       ------------
Average common shares outstanding .................................        3,802,759          3,913,083
Dilutive common stock assumed converted ...........................                                 234
                                                                                           ------------
Average diluted shares outstanding (denominator) ..................        3,802,759          3,913,317
                                                                        ------------       ------------
Earnings (loss) per share -- diluted ..............................     $      (0.35)      $      (0.39)
                                                                        ============       ============

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(12) SUBSEQUENT EVENTS
     On February 1, 1999, the Company's CEO and majority shareholder purchased approximately 144 consumer finance offices from FirstPlus Consumer Finance, Inc., and operates those offices in Thaxton Investment Corporation ("TIC"), a corporation set up for that purpose. Thaxton Investment Corp. is a private corporation, and Mr. Thaxton is the sole shareholder. The Company provides management services to TIC, and charges TIC a reasonable fee for those services. TIC operates in seven states, four of which the Company also operates finance branch offices within. Additionally, some of TIC's finance offices do business using the "TICO" business name.


     The Company has embarked on a program of repurchasing and retiring shares of its stock. Since December 1998, approximately 121 thousand shares of stock, or approximately 3% of the outstanding shares, have been repurchased. The shares are being repurchased at $10 per share.


(13) BUSINESS SEGMENTS


     For the year ended December 31, 1998, the Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the presentation of descriptive information about reportable segments consistent with that used by management of the Company to assess performance. Additionally, SFAS No. 131 requires disclosure of certain information by geographic region.


     The Company reports its results of operations in three primary segments; consumer finance, mortgage banking and insurance. The consumer finance segment provides financing to consumers with limited credit histories, low incomes or past credit problems. Revenues in the consumer finance business are derived primarily from interest and fees on loans, and the sale of credit related insurance products to its customers. The Company's mortgage banking operations are conducted through Paragon, a wholly-owned subsidiary acquired in November 1998. Paragon originates, closes and funds predominantly B and C credit quality mortgage loans, which are warehoused until they can be packaged and sold to long term investors. Paragon receives fee income from originating mortgages and loans are generally sold at a premium to the permanent investor. The Company's insurance operations consist of selling, on an agency basis, various lines of automobile, property and casualty, life and accident and health insurance. Revenue is generated through fees paid by the insurance for which business is placed.

                            THE THAXTON GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) BUSINESS SEGMENTS -- (CONTINUED)

     The following table summarizes certain financial information concerning the Company's reportable operating segments for the years ended December 31, 1998 and 1997:



                                                   CONSUMER         MORTGAGE
1998                                                FINANCE          BANKING        INSURANCE         OTHER           TOTAL
---------------------------------------------   --------------   --------------   -------------   ------------   ---------------
INCOME STATEMENT DATA
Total revenue ...............................     16,182,000          917,000       6,013,000        169,000        23,281,000
Net interest income .........................      9,745,000          814,000                        131,000        10,690,000
Provision for credit losses .................      4,046,000                                                         4,046,000
Noninterest income ..........................      1,257,000          278,000       6,013,000          5,000         7,553,000
Insurance premiums and commissions, net .....      1,142,000                        5,449,000                        6,591,000
Non interest expenses .......................      7,457,000        1,178,000       7,008,000        134,000        15,777,000
Depreciation and amortization ...............        626,000           32,000         566,000                        1,224,000
Net income ..................................         (8,000)         (85,000)       (953,000)       (38,000)       (1,084,000)
BALANCE SHEET DATA
Total assets ................................     55,871,000       12,967,000       9,017,000      1,141,000        78,996,000
Loans, net of unearned income ...............     54,536,000       10,784,000                      1,261,000        66,581,000
Allowance for credit losses .................      4,711,000                                                         4,711,000
Intangibles .................................      1,641,000        1,601,000       5,063,000                        8,305,000


1997
---------------------------------------------
INCOME STATEMENT DATA
Total revenue ...............................      16,219,000       518,000       5,847,000                 22,584,000
Net interest income .........................      10,870,000                                               10,870,000
Provision for credit losses .................       6,580,000                                                6,580,000
Noninterest income ..........................         326,000     518,000         5,847,000     --           6,691,000
Insurance premiums and commissions, net .....         920,000          --         4,550,000     --           5,470,000
Non interest expenses .......................       6,963,000     589,000         5,659,000                 13,211,000
Depreciation and amortization ...............         498,000      18,000           442,000     --             958,000
Net income ..................................      (1,105,000)    (44,000)         (357,000)                (1,506,000)
BALANCE SHEET DATA
Total assets ................................      53,602,000     107,000         7,257,000                 60,966,000
Loans, net of unearned income ...............      53,471,000                                               53,471,000
Allowance for credit losses .................       4,809,000                                                4,809,000
Intangible Assets ...........................         294,000      14,000         3,587,000                  3,895,000

                            THE THAXTON GROUP, INC.


                          CONSOLIDATED BALANCE SHEET

                                  (IN $000'S)




                                                                                      JUNE 30,      DECEMBER 31,
                                                                                        1999            1998
                                                                                   -------------   -------------
                                                                                    (UNAUDITED)
ASSETS
Cash ...........................................................................      $    990        $    781
Finance receivables, net .......................................................        66,267          61,870
Premises and equipment, net ....................................................         2,885           2,844
Accounts receivable ............................................................         1,932           1,252
Repossessed automobiles ........................................................           304             603
Goodwill and other intangible assets ...........................................         9,228           8,305
Other assets ...................................................................         3,947           3,342
                                                                                      --------        --------
   Total assets ................................................................      $ 85,553        $ 78,997
                                                                                      ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accrued interest payable .......................................................      $    433        $    429
Notes payable ..................................................................        70,432          62,144
Notes payable to affiliates ....................................................           775             779
Accounts payable ...............................................................         1,881             929
Employee savings plan ..........................................................         1,197           1,070
Other liabilities ..............................................................           337             716
                                                                                      --------        --------
   Total liabilities ...........................................................        75,055          66,067
                                                                                      --------        --------
STOCKHOLDERS' EQUITY
Preferred Stock $ .01 par value,
Series A: 400,000 shares authorized, issued and outstanding 161,040 Shares at
  June 30, 1999, 175,014 shares issued and outstanding At December 31, 1998 ....             1               2
Series C: 50,000 shares authorized, issued and outstanding at June 30, 1999 and
  December 31, 1998 ............................................................             1               1
Series D: 56,276 shares authorized and issued; no shares outstanding June 30,
  1999, 56,276 shares outstanding December 31, 1998 ............................            --               1
Series E: 800,000 shares authorized, issued and outstanding at June 30, 1999 and
  December 31, 1998 ............................................................             8               8
Common stock, $ .01 par value; authorized 50,000,000 shares; issued and outstanding 3,757,506 shares at June 30,1999; 3,885,218 shares at December 31,
  1998 .........................................................................            38              39
Additional paid-in-capital .....................................................        10,205          12,184
Retained earnings ..............................................................           245             695
                                                                                      --------        --------
   Total stockholders' equity ..................................................        10,498          12,930
                                                                                      --------        --------
   Total liabilities and stockholders' equity ..................................      $ 85,553        $ 78,997
                                                                                      ========        ========

          See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.


                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                       (IN $000'S EXCEPT PER SHARE DATA)




                                                                        SIX MONTHS ENDED JUNE 30,
                                                                       ----------------------------
                                                                            1999           1998
                                                                       -------------   ------------
Interest and fee income ............................................    $   11,513     $   7,522
Interest expense ...................................................         3,205         2,413
                                                                        ----------     ---------
  Net interest income ..............................................         8,308         5,109
Provision for credit losses ........................................         1,851         1,967
                                                                        ----------     ---------
Net interest income after provision for credit losses ..............         6,457         3,142
                                                                        ----------     ---------
Other income:
  Insurance premiums and commissions, net ..........................         5,061         2,853
  Other income .....................................................           992           473
                                                                        ----------     ---------
Total other income .................................................         6,053         3,326
                                                                        ----------     ---------
Operating expenses:
  Compensation and employee benefits ...............................         7,393         3,371
  Telephone, postage, and supplies .................................         1,306           830
  Net occupancy ....................................................         1,138           810
  Reinsurance claims expense .......................................           343           127
  Insurance ........................................................           187            66
  Collection expense ...............................................            54            80
  Travel ...........................................................           182            64
  Professional fees ................................................           215           115
  Other ............................................................         1,915         1,353
                                                                        ----------     ---------
  Total operating expenses .........................................        12,733         6,816
                                                                        ----------     ---------
  Income (loss) before income tax expense ..........................          (223)         (348)
Income tax expense (benefit) .......................................          (130)         (113)
                                                                        ----------     ---------
  Net income (loss) ................................................           (93)         (235)
                                                                        ----------     ---------
  Dividends on preferred stock .....................................           357           105
                                                                        ----------     ---------
  Net income (loss) applicable to common shareholders ..............    $     (450)    $    (340)
                                                                        ==========     =========
  Net income (loss) per common share -- basic and diluted ..........    $    (0.12)    $   (0.09)
                                                                        ==========     =========
  Weighted average shares outstanding -- basic and diluted .........     3,779,177     3,787,892
                                                                        ==========     =========

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.


                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                       (IN $000'S EXCEPT PER SHARE DATA)




                                                                        THREE MONTHS ENDED JUNE 30,
                                                                       ------------------------------
                                                                           1999             1998
                                                                       ------------   ---------------
Interest and fee income ............................................   $   6,033        $   3,840
Interest expense ...................................................       1,697            1,335
                                                                       ---------        ---------
  Net interest income ..............................................       4,336            2,505
Provision for credit losses ........................................         965              934
                                                                       ---------        ---------
Net interest income after provision for credit losses ..............       3,371            1,571
                                                                       ---------        ---------
Other income:
  Insurance premiums and commissions, net ..........................       2,608            1,468
  Other income .....................................................         564              249
                                                                       ---------        ---------
Total other income .................................................       3,172            1,717
                                                                       ---------        ---------
Operating expenses:
  Compensation and employee benefits ...............................       3,868            1,556
  Telephone, postage, and supplies .................................         778              443
  Net occupancy ....................................................         750              453
  Reinsurance claims expense .......................................         156               58
  Insurance ........................................................         153               27
  Collection expense ...............................................          27               43
  Travel ...........................................................         144               31
  Professional fees ................................................         132               83
  Other ............................................................         780              622
                                                                       ---------        ---------
  Total operating expenses .........................................       6,788            3,316
                                                                       ---------        ---------
  Income (loss) before income tax expense ..........................        (245)             (28)
Income tax expense (benefit) .......................................        (137)                (9)
                                                                       ---------        ------------
  Net income (loss) ................................................        (108)             (19)
                                                                       ---------        -----------
  Dividends on preferred stock .....................................         178               51
                                                                       ---------        -----------
  Net income (loss) applicable to common shareholders ..............   $    (286)       $     (70)
                                                                       =========        ===========
  Net income (loss) per common share -- basic and diluted ..........   $   (0.08)       $   (0.02)
                                                                       =========        ===========
  Weighted average shares outstanding -- basic and diluted .........   3,757,844        3,781,846
                                                                       =========        ===========

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.


               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (IN $000'S)




                                                       1999             1998
                                                  --------------   --------------
Cash flows from operating activities ..........    $  2,267,000     $  1,370,000
Cash flows from investing activities ..........      (8,005,000)       1,646,000
Cash flows from financing activities ..........       5,947,000       (3,141,000)
                                                   ------------     ------------
Net increase (decrease) in cash ...............         209,000         (125,000)
Cash at beginning of period ...................         781,000        1,163,000
                                                   ------------     ------------
Cash at end of Period .........................    $    990,000     $  1,038,000
                                                   ============     ============

                            THE THAXTON GROUP, INC.


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                            JUNE 30, 1999 AND 1998


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The Thaxton Group, Inc. (the "Company") is incorporated under the laws of the state of South Carolina and operates, primarily through subsidiaries, finance branches in seven southeastern states, and insurance agency branches in six states located in the southeast and southwest. The Company is a diversified financial services company that is engaged primarily in consumer lending and consumer automobile sales financing to borrowers with limited credit histories, low incomes or past credit problems. The Company also offers insurance premium financing to such borrowers. A substantial amount of the Company's premium finance business has been derived from customers of the independent insurance agencies owned by Thaxton Insurance Group, Inc. ("Thaxton Insurance"), which was acquired by the Company in 1996. The Company provides reinsurance through a wholly owned subsidiary, TICO Reinsurance, Ltd. ("TRL"). Through a wholly owned subsidiary, Paragon, Inc., the Company is also engaged in mortgage banking originating mortgage loans to individuals. The Company sells substantially all mortgage loans it originates to independent third parties. Through another wholly owned subsidiary, Thaxton Commercial Lending, Inc., the Company makes factoring loans and collateralized commercial loans to small and medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.


     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.


     Information with respect to June 30, 1999 and 1998, and the periods then ended, have not been audited by the Company's independent auditors, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the operations of the Company. Users of financial information produced for interim periods are encouraged to refer to the footnotes contained in the Company's Annual Report on Form 10-KSB when reviewing interim financial statements. The results of operations for the six months and quarter ended June 30, 1999 are not necessarily indicative of results to be expected for the entire fiscal year.

                            THE THAXTON GROUP, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

(2) FINANCE RECEIVABLES
     Finance receivables consist of the following at June 30, 1999 and December 31, 1998:



                                                          JUNE 30,        DECEMBER 31,
                                                            1999              1998
                                                      ---------------   ---------------
    Automobile Sales Contracts ....................    $  33,937,000     $  37,125,000
    Mortgage loans ................................        7,734,000        11,096,000
    Commercial loans ..............................        2,983,000         1,268,000
    Direct Loans ..................................       33,525,000        27,853,000
    Premium Finance Contracts .....................        6,560,000         3,343,000
                                                       =============     =============

    Total finance receivables .....................       84,739,000        80,685,000

    Unearned interest .............................      (12,112,000)      (11,914,000)
    Unearned insurance premiums, net ..............         (134,000)         (275,000)
    Valuation discount for acquired loans .........         (501,000)         (673,000)
    Bulk purchase discount ........................         (196,000)         (602,000)
    Dealer hold back ..............................       (1,006,000)         (640,000)
    Allowance for credit losses ...................       (4,523,000)       (4,711,000)
                                                       =============     =============

    Finance receivables, net ......................    $  66,267,000     $  61,870,000
                                                       =============     =============

     Mortgage Loans are held for sale in a warehouse arrangement, and outstanding balances will fluctuate depending upon monthly origination volume and the timing of sales to outside investors. Consumer loans include bulk purchases of receivables, auto dealer receivables under holdback arrangements, and small consumer loan receivables. With bulk purchase arrangements, the Company typically purchases a group of receivables from an auto dealer or other retailer at a discount to par based on management's review and assessment of the portfolio to be purchased. This discount amount is then maintained in an unearned income account to which losses on these loans are charged. To the extent that losses from a bulk purchase exceed the purchase discount, the allowance for credit losses will be charged. To the extent losses experienced are less than the purchase discount, the remaining discount is accreted into income. The amount of bulk purchased receivables, net of unearned interest and insurance, and the related purchase discount outstanding were approximately $3,370,000 and $196,000, respectively, at June 30, 1999 and approximately $5,659,000 and $602,000, respectively, at December 31, 1998.


     With holdback arrangements, an automobile dealer or other retailer will assign receivables to the Company on a loan-by-loan basis, typically at par. The Company will withhold a certain percentage of the proceeds, generally 5% to 10%, as a dealer reserve to be used to cover any losses, which occur on these loans. The agreements are structured such that all or a portion of these holdback amounts can be reclaimed by the dealer based on the performance of the receivables. To the extent that losses from these holdback receivables exceed the total remaining holdback amount for a particular dealer, the allowance for credit losses will be charged. The amount of holdback receivables, net of unearned interest and insurance, and the related holdback amount outstanding were approximately $22,189,000 and $1,021,000, respectively, at June 30, 1999 and approximately $24,464,000 and $640,000, respectively, at December 31, 1998.



     The valuation discount for acquired loans relates to our acquisition of four finance offices from Budget Financial Services, Inc. ("Budget"). The amount of finance receivables, net of unearned interest and insurance, and related valuation discount was approximately $1,834,000 and $501,000 at June 30, 1999; and $2,564,000 and $673,000 at December 31, 1998.

                            THE THAXTON GROUP, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

(2) FINANCE RECEIVABLES -- (CONTINUED)

     At June 30, 1999 there were no significant concentrations of receivables in any type of property or to one borrower.


     These receivables are pledged as collateral for a line of credit agreement (see note 3).


     Changes in the allowance for credit losses for the three months ended June 30, 1999 and 1998 are as follows:



                                                 1999             1998
                                            --------------   --------------
   Beginning balance ....................    $  4,711,000     $  4,810,000
   Provision for credit losses ..........       1,851,000        1,967,000

   Charge-offs ..........................      (2,188,000)      (2,043,000)
   Recoveries ...........................         149,000           87,000
                                             ------------     ------------
   Net charge-offs ......................      (2,039,000)      (1,956,000)
                                             ------------     ------------

   Ending balance .......................    $  4,523,000     $  4,821,000

     The Company's loan portfolio primarily consists of short-term loans, the majority of which are originated or renewed during the current year. Accordingly, the Company estimates that fair value of the finance receivables is not materially different from carrying value.


(3) NOTES PAYABLE


     At June 30, 1999 the Company maintained a line of credit agreement with a commercial finance company for $92 million, maturing on October 31, 2003. At June 30, 1999 the Company's net finance receivables would have allowed it to borrow an additional $8.5 million against existing collateral. The outstanding balance under this line of credit was $62,018,000 at June 30, 1999. There are five tranches under this agreement, Tranche A, B, C, D and F. The total line of credit, amount of credit line available at June 30, 1999 and interest rate for each Tranche is summarized below:


  Tranche A:      $92,000,000;      $51,873,000;         8.75%    (Lender's prime rate + 1%)
  Tranche B:      $10,000,000;      $10,000,000;        12.75%    (Lender's prime rate + 5%)
  Tranche C:      $ 5,000,000;      $ 2,558,000;         8.75%    (Lender's prime rate + 1%)
  Tranche D:      $10,000,000;      $ 8,014,000;         9.75%    (Lender's prime rate + 2%)
  Tranche F:      $25,000,000;      $15,536,000;         8.75%    (Lender's prime rate + 1%)

     The borrowing availability under certain Tranches is also limited by amounts borrowed under other Tranches, outstanding receivables, insurance premiums written, and in some cases, additional restrictions. As a result of these additional restrictions, the Company had approximately $38 million total potential borrowing capacity, and actual borrowing capacity of approximately $8.5 million as of June 30, 1999.


     The terms of the line of credit agreement provide that the finance receivables are pledged as collateral for the amount outstanding. The agreement requires the Company to maintain certain financial ratios at established levels and comply with other non-financial requirements which may be amended from time to time. Also, the Company may pay dividends up to 25% of the current year's net income. As of June 30, 1999, the Company met all such ratios and requirements or obtained waivers for any instances of non-compliance.

                            THE THAXTON GROUP, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

(4) BUSINESS COMBINATIONS
     On June 28, 1999, the Company acquired U.S. Financial Group Agency, Inc. (U.S. Financial), a wholesale insurance agency, located in Richmond, Virginia.
U. S. Financial places non-standard personal automobile insurance risks written by agents located in Virginia. The purchase price of the acquisition was $1,075,290, consisting of cash of $301,320 and a 4.25%, 24-month note for $782,940. The acquisition was accounted for using purchase accounting, resulting in intangible assets consisting of insurance expirations, and goodwill, totaling $1,084,260. Intangible assets will be amortized over 15 years.


(5) BUSINESS SEGMENTS


     For the year ended December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the presentation of descriptive information about reportable segments consistent with that used by management of the Company to assess performance. Additionally, SFAS No. 131 requires disclosure of certain information by geographic region.


     The Company reports its results of operations in three primary segments; consumer finance, mortgage banking and insurance. The consumer finance segment provides financing to consumers with limited credit histories, low incomes or past credit problems. Revenues in the consumer finance business are derived primarily from interest and fees on loans, and the sale of credit related insurance products to its customers. The Company's mortgage banking operations are conducted through Paragon, a wholly-owned subsidiary acquired in November 1998. Paragon originates, closes and funds predominantly B and C credit quality mortgage loans, which are warehoused until they can be packaged and sold to long term investors. Paragon receives fee income from originating mortgages and loans are generally sold at a premium to the permanent investor. The Company's insurance operations consist of selling, on an agency basis, various lines of automobile, property and casualty, life and accident and health insurance. Revenue is generated through fees paid by the insurance for which business is placed.


     The following table summarizes certain financial information concerning the Company's reportable operating segments for the six months ended June 30, 1999 and 1998:



                                 CONSUMER         MORTGAGE
                                  FINANCE          BANKING         INSURANCE        OTHER (1)          TOTAL
                              --------------   --------------   ---------------   -------------   --------------
    1999
--------
    Total Revenue .........    $ 8,741,000      $ 3,895,000       $ 4,753,000      $  177,000      $17,566,000
    Net Income ............        469,000          243,000          (685,000)       (120,000)         (93,000)
    Total Assets ..........     69,146,000        2,179,000        10,911,000       3,317,000       85,553,000
    1998
--------
    Total Revenue .........    $ 7,715,000      $   189,000       $ 2,944,000              --      $10,848,000
    Net Income ............        (16,000)          75,000          (294,000)             --         (235,000)
    Total Assets ..........     52,418,000           85,000         6,732,000              --       59,235,000

--------
(1) Other includes Tico Reinsurance Limited, a credit life reinsurance company, and Thaxton Commercial Lending Inc.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


FIRSTPLUS CONSUMER FINANCE, INC.
Dallas, Texas


     We have audited the accompanying consolidated balance sheets of FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.





                                               /s/ Elliott, Davis & Company, LLP
March 19, 1999

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



                                                                                           DECEMBER 31,
                                                                                 ---------------------------------
                                                                                       1998              1997
                                                                                 ----------------   --------------
ASSETS
Cash and cash equivalents ....................................................    $   5,990,252      $  3,503,009
Finance receivables, net (see Note 2) ........................................      111,473,990        82,539,077
Premises and equipment less accumulated depreciation of $3,571,910 in 1998
  and $2,877,719 in 1997 (see Note 3) ........................................        3,096,554         2,576,171
Goodwill (see Note 4) ........................................................        7,193,467         1,337,408
Deferred tax asset (see Note 7) ..............................................        1,827,793         1,278,557
Prepaid and other assets .....................................................        1,996,679         1,696,318
                                                                                  -------------      ------------
Total Assets .................................................................    $ 131,578,735      $ 92,930,540
                                                                                  =============      ============
LIABILITIES AND STOCKHOLDER'S EQUITY
Term debt and notes payable (see Note 5) .....................................    $  73,439,655      $ 47,723,441
Subordinated investment certificates and notes payable (see Note 6) ..........       24,110,017        22,129,877
Note payable to parent company (see Note 10) .................................        9,889,717         3,643,784
Accounts payable and other accrued liabilities ...............................        5,635,507         5,214,716
Insurance underwriting premiums payable ......................................          807,109           548,594
Insurance loss reserve .......................................................          860,616           285,143
                                                                                  -------------      ------------
Total Liabilities ............................................................      114,742,621        79,545,555
                                                                                  -------------      ------------
Common stock, $1 par value:                                                               1,000             1,000
  Authorized shares -- 1,000 .................................................
  Outstanding shares -- 1,000 ................................................
Additional paid-in capital ...................................................        1,520,211         1,520,211
Retained earnings ............................................................       15,314,903        11,863,774
                                                                                  -------------      ------------
Total stockholder's equity ...................................................       16,836,114        13,384,985
                                                                                  -------------      ------------
Total Liabilities and Stockholder's Equity ...................................    $ 131,578,735      $ 92,930,540
                                                                                  =============      ============

The accompanying notes are an integral part of these consolidated financial statements.

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES


            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS



                                                                             FOR THE YEARS ENDED
                                                                                DECEMBER 31,
                                                                      ---------------------------------
                                                                            1998              1997
                                                                      ---------------   ---------------
REVENUES
 Interest and fee income (see Note 1) .............................    $ 43,932,269      $ 32,134,980
 Earned insurance premiums ........................................       8,064,668         5,875,566
                                                                       ------------      ------------
   Total revenues .................................................      51,996,937        38,010,546
                                                                       ------------      ------------
EXPENSES
 Interest on notes payable (see Notes 5 and 6) ....................       6,552,996         4,598,496
 Provision for credit losses (see Note 2) .........................       7,872,090         6,147,733
 Provision for credit insurance losses ............................       1,113,097           810,828
 Salaries and employee benefits ...................................      18,743,055        14,543,025
 Occupancy, net (see Note 8) ......................................       6,469,989         4,561,266
 Equipment costs, depreciation and maintenance ....................         833,341           779,470
 Other operating ..................................................       5,073,568         1,914,884
                                                                       ------------      ------------
   Total expenses .................................................      46,658,136        33,355,702
                                                                       ------------      ------------
NET INCOME BEFORE INCOME TAXES ....................................       5,338,801         4,654,844
PROVISION FOR FEDERAL AND STATE INCOME TAXES (see Note 7) .........       1,887,672         1,553,046
                                                                       ------------      ------------
   Net income .....................................................       3,451,129         3,101,798
RETAINED EARNINGS AT BEGINNING OF YEAR ............................      11,863,774         8,761,976
                                                                       ------------      ------------
RETAINED EARNINGS AT END OF YEAR ..................................    $ 15,314,903      $ 11,863,774
                                                                       ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                    FOR THE YEARS ENDED
                                                                                       DECEMBER 31,
                                                                            -----------------------------------
                                                                                  1998               1997
                                                                            ----------------   ----------------
OPERATING ACTIVITIES
  Net income ............................................................    $   3,451,129      $   3,101,798
  Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for credit and insurance losses ............................        8,985,187          6,147,733
   Depreciation .........................................................          628,852            574,429
   Amortization of intangible asset .....................................        1,692,825            134,180
   Changes in operating assets and liabilities
    Prepaid and other assets ............................................         (300,362)         1,490,944
    Deferred tax asset ..................................................         (549,236)           (82,361)
    Accounts payable and other accrued liabilities ......................         (208,293)           506,007
                                                                             -------------      -------------
      Net cash provided by operating activities .........................       13,700,102         11,869,730
                                                                             -------------      -------------
INVESTING ACTIVITIES
  Increase in finance receivables, net ..................................      (17,623,667)       (14,122,842)
  Increase in goodwill and loan premium from acquisitions ...............       (7,548,884)        (1,337,408)
  Purchase of premises and equipment, net ...............................         (999,649)          (615,175)
  Net assets acquired from branch acquisitions ..........................      (19,332,921)        (7,151,297)
                                                                             -------------      -------------
      Net cash used in investing activities .............................      (45,505,121)       (23,226,722)
                                                                             -------------      -------------
FINANCING ACTIVITIES
  Net proceeds from term debt, subordinate debentures, and notes payable        34,292,262         13,819,314
                                                                             -------------      -------------
      Net cash provided by financing activities .........................       34,292,262         13,819,314
                                                                             -------------      -------------
      Net increase in cash and cash equivalents .........................        2,487,243          2,462,322
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ..........................        3,503,009          1,040,687
                                                                             -------------      -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ................................    $   5,990,252      $   3,503,009
                                                                             =============      =============
CASH PAID FOR
  Interest ..............................................................    $   6,453,253      $   4,512,281
                                                                             =============      =============
  Income taxes ..........................................................    $   2,977,558      $     857,812
                                                                             =============      =============

The accompanying notes are an integral part of these consolidated financial statements.

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of FIRSTPLUS Consumer Finance, Inc. (the Company) and its wholly owned subsidiaries:
National Loans, Inc, The Modern Finance Company, Southern Management Corporation and FIRSTPLUS Consumer Finance of Kentucky. The Company is a consumer finance company based in Dallas, Texas whose principal business is originating direct consumer finance loans and purchasing retail installment contracts from selected dealers and merchants. The Company operates finance branches in Georgia, Mississippi, Ohio, South Carolina, Tennessee and Texas. All significant intercompany accounts and transactions have been eliminated.


     The Company is a wholly-owned subsidiary of FIRSTPLUS Financial Group, Inc. (FPFG) of Dallas, Texas. The Company's direct subsidiaries resulted from either a merger transaction between FPFG and the respective subsidiary or an asset purchase by the Company. In the case of a merger between FPFG and the respective direct subsidiary, the former shareholders of the direct subsidiary exchanged all of the outstanding common stock for shares of FPFG. Following the exchange of stock, which was accounted for as a pooling of interests, the direct subsidiary became an indirect wholly-owned subsidiary of FPFG and a direct subsidiary of the Company.


USE OF ESTIMATES


     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


FINANCE RECEIVABLES


     Finance receivables are reported at the principal balance outstanding, net of unearned interest, the allowance for loan losses and charge-offs. Interest included in the principal amount of pre-computed finance receivables is recognized as revenue under the following methods by subsidiary:


   NATIONAL LOANS -- interest actuarial.
   MODERN FINANCE COMPANY -- rule of 78s collection.
   SOUTHERN MANAGEMENT -- rule of 78s collection.
   FIRSTPLUS CONSUMER FINANCE OF KENTUCKY -- rule of 78s accrual.


     Other finance receivables are written on a simple interest basis, and interest is recognized on an accrual basis.


     Fees received for the origination of loans are deferred and amortized to interest revenue over the average contractual lives of the loans using the interest method. Unamortized amounts are recognized in income at the time the loans are paid in full.


ALLOWANCE FOR CREDIT LOSSES


     Unpaid finance receivable balances are charged to the allowance for credit losses when considered to be uncollectible or if the cost of collection becomes prohibitive. In addition, unpaid consumer loan receivable

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

balances are charged off against the allowance for credit losses no later than upon six consecutive months of no payment. Recoveries on loans previously charged off are credited to the allowance when received. The allowance for credit losses is maintained at 1.25 percent to 10 percent of the net outstanding loan balances, depending on the type of receivable. These percentages are based on past loss experience, economic conditions, composition of the loan portfolio and, in management's judgment, are sufficient to maintain the allowance at a level that adequately provides for potential loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the calculations.


INSURANCE PREMIUMS


     Insurance premiums for credit life, accident and health, involuntary unemployment, and property insurance written in connection with certain loans, net of refunds and applicable advance insurance commissions retained by the Company, are remitted monthly to an insurance company. All commissions are credited to unearned insurance commissions and accreted to income over the life of the related insurance contracts, using a method similar to that used for the recognition of interest income.


PREMISES AND EQUIPMENT


     Asset cost is reported net of accumulated depreciation. Depreciation and amortization of property, equipment, and leasehold improvements are computed on the straight-line method over the estimated useful lives of the related assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to operations as incurred. Additions and betterments are capitalized.


STATEMENT OF CASH FLOWS


     Cash in excess of daily requirements is invested in overnight repurchase funds. These amounts are deemed to be cash equivalents for purposes of the consolidated statement of cash flows.


INCOME TAXES


     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Additionally, the Company participates in a tax sharing agreement whereby it is included in the consolidated federal tax returns of FPFG but pays taxes to FPFG based on its separate taxable income. Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

BUSINESS COMBINATION AND OTHER ACQUISITIONS


     In April 1998, the Company completed the acquisition of substantially all of the assets of nine branches of ABC Credit Corporation for approximately $13.7 million. The branches are located in Kentucky. The excess of the purchase price over net assets acquired was approximately $2.8 million which is being amortized over ten years. During 1998, the Company purchased substantially all of the net assets of twenty-five additional consumer loan offices for approximately $11.9 million. The excess of the purchase price over net assets acquired was approximately $3.5 million which is being amortized over periods ranging from 3 to 10 years. The acquisitions were accounted for under the purchase method of accounting and the results of operations of the acquired locations are included in the consolidated financial statements from the date of acquisition.


NOTE 2 -- FINANCE RECEIVABLES


     The Company's finance receivables consist of the following:



                                                                                       DECEMBER 31,
                                                                            ----------------------------------
                                                                                  1998               1997
                                                                            ----------------   ---------------
Direct consumer loans ...................................................    $ 108,686,752      $ 87,995,631
Retail contracts ........................................................       40,111,036        18,705,366
Interest receivable .....................................................          411,743           136,879
                                                                             -------------      ------------
                                                                               149,209,531       106,837,876
Less:
  Unearned interest revenue, insurance commissions and premiums .........       31,150,539        19,955,494
  Allowance for credit losses ...........................................        6,585,002         4,343,305
                                                                             -------------      ------------
   Net consumer loans receivable ........................................    $ 111,473,990      $ 82,539,077
                                                                             =============      ============

     A majority of consumer loans are made for periods of up to five years and are either unsecured or collateralized by personal property such as automobiles and appliances. Certain consumer loans are collateralized by first or second mortgages on real estate and are made for periods of up to 15 years.


     An analysis of the Company's allowance for credit losses is as follows:



                                              FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                   1998             1997
                                              --------------   --------------
Balance, January 1 ........................    $  4,349,190     $  3,120,059
Provision charged against income ..........       7,872,090        6,147,733
Provision from purchase of loans ..........       2,597,728          947,131
Loans receivable charged off, net .........      (8,234,006)      (5,865,733)
                                               ------------     ------------
Balance, December 31 ......................    $  6,585,002     $  4,349,190
                                               ============     ============

     In addition to the above allowance for credit losses, the Company withholds certain percentage of proceeds remitted to automobile dealerships and other durable good retailers for loans purchased. These dealer reserves and holdbacks are allocated between the dealer and the Company, and the amounts allocated are remitted back to the dealer and recognized by the Company upon full payment of the respective dealers' aggregate loans. At December 31, 1998 and 1997, the dealer reserves and holdbacks amounted to approximately $1,233,000 and $2,239,000, respectively.

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- PREMISES AND EQUIPMENT
     Premises and equipment is stated at cost less accumulated depreciation and is summarized as follows:



                                                           DECEMBER 31,
                                                 --------------------------------
                                                      1998              1997
                                                 --------------   ---------------
Land and land improvements ...................    $   189,720      $    189,720
Buildings and leasehold improvements .........      1,363,173         1,314,609
Furniture and fixtures .......................        634,389         2,927,947
Office machines and equipment ................      4,481,182         1,021,614
                                                  -----------      ------------
                                                    6,668,464         5,453,890
Less accumulated depreciation ................      3,571,910        (2,877,719)
                                                  -----------      ------------
                                                  $ 3,096,554      $  2,576,171
                                                  ===========      ============

NOTE 4 -- GOODWILL


     The Company from time to time enters into agreements to acquire loan portfolios and/or net assets of other companies. The excess of the purchase price over the net assets acquired results in an intangible asset and is amortized over periods ranging from 3 to 10 years. The acquisitions are accounted for under the purchase method of accounting and the results of operations of the acquired operations are included in the consolidated financial statements from the date of acquisition. At December 31, 1998 and 1997, the intangible asset amounted to $7,193,467 and $1,337,408, respectively.



NOTE 5 -- TERM DEBT AND NOTES PAYABLE


     The Company has entered into line-of-credit agreements secured by certain assets of the Company. As of December 31, 1998 and 1997, $73,136,066 and $47,373,466 was advanced of the $95,000,000 and $57,750,000 available under these agreements. The agreements are for periods up to two years and interest is charged at an adjusted rate of prime or Libor. Pursuant to events outlined in Note 11, Subsequent Event, the line-of-credit agreements of the Company were repaid after December 31, 1998.


     The Company entered into a $632,000 five-year mortgage agreement with a bank in 1995 with interest at 8.25 percent. At December 31, 1998 and 1997 the outstanding balance is $303,589 and $349,975, respectively. The mortgage agreement requires monthly principal and interest payments of $6,132 until August, 2000, at which time the remaining balance is due and payable. As allowed by the agreement, two voluntary principal payments of $100,000 have been made. The mortgage agreement is secured by the Company's downtown Columbus facility.


     The aggregate amount of future maturities under term debt are as follows:



YEAR ENDING DECEMBER 31,
--------------------------
  1999 ............    ...    $ 36,738
  2000 ............    ...     266,851
                              --------
                              $303,589
                              ========

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- SUBORDINATED INVESTMENT CERTIFICATES AND NOTES PAYABLE
     Subordinated Investment Certificates and Notes Payable consist of the following:



                                                                                      DECEMBER 31,
                                                                             -------------------------------
                                                                                  1998             1997
                                                                             --------------   --------------
Subordinate debentures, with interest at a rate of prime plus .25 percent,
  payable through 1999 ...................................................    $  2,200,000     $  2,257,385
Money market certificates with maturities of 6 to 84 months ..............      21,910,017       19,872,492
                                                                              ------------     ------------
                                                                              $ 24,110,017     $ 22,129,877
                                                                              ============     ============

     The average weighted interest rate on all money market certificates outstanding at December 31, 1998 and 1997 is approximately 7%. The certificates mature according to the terms stated above, or at the option of the holder for like period thereafter, subject to 60 days' notice for payment.


     The maturities of the subordinated investment certificates due in the next five years are as follows:



YEAR ENDING DECEMBER 31,
---------------------------------
  1999 ..........................    $  9,026,017
  2000 ..........................       4,044,825
  2001 ..........................       5,115,450
  2002 ..........................       2,497,625
  2003 ..........................         748,250
  Thereafter ....................         477,850
                                     ------------
                                     $ 21,910,017
                                     ============

     The certificates are subordinated to indebtedness to banks and other financial institutions.


NOTE 7 -- INCOME TAXES


     Deferred income taxes are primarily the result of reporting the allowance for loan loss and the accrual of certain expenses differently for income tax purposes than for financial reporting purposes. The types of temporary differences and their related tax effects that give rise to the net deferred income tax asset are as follows:



                                                         DECEMBER 31,
                                                -------------------------------
                                                     1998             1997
                                                --------------   --------------
        Allowance for credit losses .........    $ 1,346,000      $ 1,156,863
        Goodwill ............................        387,351               --
        Other assets ........................         94,442          121,694
                                                 -----------      -----------
                                                   1,827,793        1,278,557
        Valuation Allowance .................             --               --
                                                 -----------      -----------
        Net deferred tax asset ..............    $ 1,827,793      $ 1,278,557
                                                 ===========      ===========

               FIRSTPLUS CONSUMER FINANCE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- INCOME TAXES -- (CONTINUED)

     The provision for income taxes consists of the following:



                                             FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------------------
                                                  1998             1997
                                             --------------   --------------
      Current ............................    $ 2,352,475      $ 1,861,938
      Deferred -- other ..................       (464,803)        (308,892)
                                              -----------      -----------
      Provision for income taxes .........    $ 1,887,672      $ 1,553,046
                                              ===========      ===========

     Differences between the statutory federal income tax rate and the Company's effective tax rate result from the nondeductibility of certain business expenses.


NOTE 8 -- COMMITMENTS


     The Company occupies space under leases with original terms from one to four years. Net rental expense for the year ended December 31, 1998 and 1997 was $1,687,283 and 1,189,300, respectively.


     Future minimum rental payments under leases as of December 31, 1998 are as follows:


       1999 ........................    $ 1,523,574
       2000 ........................      1,114,517
       2001 ........................        791,510
       2002 ........................        585,074
       2003 and thereafter .........      1,231,421
                                        -----------
                                        $ 5,246,096
                                        ===========

NOTE 9 -- RETIREMENT PLAN


     The Company's employees had the option to participate in the defined contribution employee benefit plan of FPFG. The Company's contributions to the FPFG plan are discretionary and allocated to participants based on length of service and base salary. During 1998, the Company did not make any contributions to the plan.


NOTE 10 -- TRANSACTIONS WITH PARENT


     During 1998 the Company purchased approximately $.5 million in mortgage loans and retail installment contracts secured by real estate from FPFG. Additionally, payroll and, from time to time, other expense items for the Company are processed and funded by FPFG. In connection with these services at December 31, 1998 the Company owed approximately $9,889,717 to FPFG. Pursuant to events outlined in Note 11, Subsequent Event, advances from FPFG were repaid.


NOTE 11 -- SUBSEQUENT EVENT


     On February 1, 1999, The Thaxton Investment Corporation (TIC) purchased all shares of the Company's subsidiaries stock and the net assets of the Company pursuant to a stock purchase agreement between TIC and FPFG. The purchase by TIC was facilitated by the use of a leveraged buyout in which TIC obtained a significant amount of the funds necessary to purchase the Company's common stock by pledging the Company's assets in exchange for a loan to TIC.

                        THAXTON INVESTMENT CORPORATION


               CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 JUNE 30, 1999




                                                                    ($ IN 000'S)
                                                                   -------------
ASSETS
Cash and cash equivalents ......................................      $  5,992
Finance receivables, net .......................................        99,205
Premises and equipment, net ....................................         2,524
Goodwill .......................................................        29,107
Prepaid and other assets .......................................         5,045
                                                                      --------
Total Assets ...................................................      $141,873
                                                                      ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Term debt and notes payable ....................................      $110,372
Subordinated investment certificates and notes payable .........        23,858
Accounts payable and other liabilites ..........................         6,426
                                                                      --------
Total Liabilities ..............................................       140,656
                                                                      --------
Common stock ...................................................           250
Retained earnings ..............................................           967
                                                                      --------
Total stockholder's equity .....................................         1,217
                                                                      --------
Total Liabilities and Stockholder's Equity .....................      $141,873
                                                                      ========

                       See notes to financial statements

                        THAXTON INVESTMENT CORPORATION
       (AND FIRSTPLUS CONSUMER FINANCE, INC. -- PREDECESSOR CORPORATION)


             CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

                                 ($ IN 000'S)




                                                                      THAXTON               FIRSTPLUS CONSUMER
                                                                     INVESTMENT                FINANCE, INC.
                                                                    CORPORATION          (PREDECESSOR CORPORATION)
                                                                  ---------------   -----------------------------------
                                                                    FOR THE FIVE        FOR THE ONE        FOR THE SIX
                                                                    MONTHS ENDED        MONTH ENDED       MONTHS ENDED
                                                                   JUNE 30, 1999     JANUARY 31, 1999     JUNE 30, 1998
                                                                  ---------------   ------------------   --------------
Interest and fee income .......................................       $19,301             $4,061             $20,951
Interest expense ..............................................         5,066                631               3,026
                                                                      -------             ------             -------
Net interest income ...........................................        14,235              3,430              17,925
Provision for credit losses ...................................         2,995                700               2,868
                                                                      -------             ------             -------
Net interest income after provision for credit losses .........        11,240              2,730              15,057
Insurance commissions, net ....................................         2,532                402               2,439
Other income ..................................................           260                 46                  57
                                                                      -------             ------             -------
Total other income ............................................         2,792                448               2,496
Compensation and employee benefits ............................         7,183              1,630               8,687
Other expense .................................................         5,439                927               5,271
                                                                      -------             ------             -------
Total operating expenses ......................................        12,622              2,557              13,958
Income before income taxes ....................................         1,410                621               3,595
Income tax expense ............................................           443                195               1,222
                                                                      -------             ------             -------
Net income ....................................................       $   967             $  426             $ 2,373
                                                                      =======             ======             =======

                       See notes to financial statements

                        THAXTON INVESTMENT CORPORATION
                    (AND FIRSTPLUS CONSUMER FINANCE, INC.)


          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

                                 ($ IN 000'S)




                                                                     THAXTON               FIRSTPLUS CONSUMER
                                                                    INVESTMENT                FINANCE INC.
                                                                   CORPORATION          (PREDECESSOR CORPORATION)
                                                                 ---------------   -----------------------------------
                                                                   FOR THE FIVE        FOR THE ONE        FOR THE SIX
                                                                   MONTHS ENDED        MONTH ENDED       MONTHS ENDED
                                                                  JUNE 30, 1999     JANUARY 31, 1999     JUNE 30, 1998
                                                                 ---------------   ------------------   --------------
Net cash provided by operating activities ....................      $   5,303           $  8,441          $   9,728
Net cash provided by (used in) investing activities ..........          6,299              2,258            (38,523)
Net cash provided by (used in) financing activities ..........        (13,637)            (8,662)            31,253
                                                                    ---------           --------          ---------
Net increase (decrease) in cash and cash equivalents .........         (2,035)             2,037              2,458
Cash and cash equivalents at beginning of period .............          8,027              5,990              3,503
                                                                    ---------           --------          ---------
Cash and cash equivalents at end of period ...................      $   5,992           $  8,027          $   5,961
                                                                    =========           ========          =========

                       See notes to financial statements

                           THAXTON INVESTMENT CORP.
         (FIRSTPLUS CONSUMER FINANCE, INC. -- PREDECESSOR CORPORATION)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ORGANIZATION


BUSINESS ORGANIZATION


     Prior to February 1, 1999, FIRSTPLUS Consumer Finance, Inc. ("FPCF") operated as a consumer finance company with approximately 144 branches in the states of South Carolina, Georgia, Ohio, Tennessee, Mississippi, Kentucky, and Texas. FPCF operated as a wholly owned subsidiary of FIRSTPLUS Financial Group, Inc. On February 1, 1999, the assets and liabilities of FCPF, including four corporate operating subsidiaries, were purchased by Thaxton Investment Corp. ("TIC"). TIC is wholly owned by James D. Thaxton, and was formed for the express purpose of operating this business. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations are included in the accompanying condensed consolidated financial statements from the date of acquisition. The purchase price of $49.4 million in cash and notes has been allocated to assets acquired and liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired of approximately $29.6 million has been recorded as goodwill and is being amortized over 20 years. The financial statements are presented to show operations of comparable business units over the periods.


NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION


     The financial statements for the six month period ended June 30, 1998 reflect the historical financial statements of FPCF. The financial statements for the six month period ended June 30, 1999 reflect the historical financial sstatements fo FPCF for the one month period ended January 31, 1999 and the historical financial statements of TIC for the five months ended June 30, 1999, its period of operation subsequent to the purchase of FPCF on February 1, 1999.



     The principal business of both FPCF and TIC is originating direct consumer finance loans and purchasing retail installment contracts from selected dealers and merchants. The Companies operate finance branches in Georgia, Mississippi, Ohio, South Carolina, Tennessee and Texas. All significant intercompany accounts and transactions have been eliminated.


USE OF ESTIMATES


     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Information with respect to the June 30, 1999 and 1998 financial statements have not been audited by independent auditors, but in the opinion of management reflect all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the operations of the businesses. Users of financial information produced for interim periods are encouraged to refore to the footnotes contained in the annual reports of the companies, on forms 10-K and 10-KSB when reviewing interim statements. The results of operations for the six months are not necessarily indicative of results to be expected for the entire fiscal year.

                           THAXTON INVESTMENT CORP.
         (FIRSTPLUS CONSUMER FINANCE, INC. -- PREDECESSOR CORPORATION) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS
    ORGANIZATION -- (CONTINUED)

FINANCE RECEIVABLES


     Finance receivables are reported at the principal balances outstanding, net of unearned interest and insurance income, the allowance for credit losses, and charge offs. Interest included in the principal amount of pre-computed finance receivables is recognized as revenue primarily using the interest actuarial accrual method. Prior to its acquisition by TIC, certain subsidiaries utilized other methods of recognizing interest revenue, which produced results not materially different than those that would have resulted from using the interest actuarial accrual method.


     Other finance receivables are written on a simple interest basis, and interest is recognized on an accrual basis.


     Fees received for the origination of loans are deferred and amortized to interest revenue over the average contractual lives of the loans using the interest method. Unamortized amounts are recognized in income at the time the loans are paid in full.


STATEMENT OF CASH FLOWS


     For FPCF, cash in excess of daily requirements is invested in overnight repurchase funds. These amounts are deemed to be cash equivalents for purposes of the consolidated statement of cash flows. TIC utilizes cash in excess of daily requirements to pay down borrowings from its credit facility.


     Because of limitations imposed in its credit insurance re-insurance arrangements, certain cash balances are restricted in nature, and cannot be readily accessed by the company. As of June 30, 1999, $3.5 million of cash was restricted.


INCOME TAXES


     Both TIC and FPCF account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Additionally, FPCF participated in a tax sharing agreement whereby it was included in the consolidated federal tax returns of its former parent company, but paid taxes to that parent based on its separate taxable income. Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

                           THAXTON INVESTMENT CORP.
         (FIRSTPLUS CONSUMER FINANCE, INC. -- PREDECESSOR CORPORATION) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE 2 -- FINANCE RECEIVABLES
     Finance receivables are reported at the principal balance outstanding, net of unearned interest, the allowance for loan losses and charge-offs. TIC's finance receivables consist of the following at June 30, 1999:



Direct consumer loans ...................................................   $86,241,000
Real estate loans .......................................................    27,444,000
Sales finance and vehicle secured loans .................................    20,648,000
                                                                            -----------
                                                                            134,333,000
Less:
  Unearned interest revenue, insurance commissions and premiums .........    29,407,000
  Allowance for credit losses ...........................................     5,721,000
                                                                            -----------
  Net consumer loans receivable .........................................   $99,205,000
                                                                            ===========

NOTE 3 -- TERM DEBT AND NOTES PAYABLE


     At June 30, 1999, TIC maintained a line of credit agreement with a commercial finance company for $150 million, maturing on October 31, 2003. At June 30, 1999, $110 million was outstanding under this credit line, at rates ranging between lenders' prime borrowing rate + 1%, and lender's prime borrowing rate + 3 1/2%.


     The borrowing availability is limited by outstanding receivables and other restrictions. As a result of these limitations, TIC had $2.6 million additional available borrowing capacity under this credit facility at June 30, 1999.

  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF THE THAXTON GROUP, INC.


     The following unaudited PRO FORMA consolidated condensed statements of operations for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 give effect to the acquisition of Thaxton Investment as if it occurred on January 1, 1998. The following unaudited PRO FORMA consolidated condensed balance sheet at June 30, 1999 gives effect to the acquisition of Thaxton Investment as if it occurred on June 30, 1999.


     The unaudited PRO FORMA consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements and related notes of Thaxton Group and the consolidated financial statements and related notes of Thaxton Investment, all of which are included elsewhere in this prospectus. Management believes that the assumptions used in the following statements provide a reasonable basis upon which to present the unaudited PRO FORMA financial data. The unaudited PRO FORMA consolidated financial data is provided for informational purposes only and should not be construed to be indicative of Thaxton's financial condition, results from operations or covenant compliance had the transaction described above been consummated on the dates assumed, and is not intended to project Thaxton Group's financial condition on any future date or Thaxton Group's results of operation for any future period.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                         YEAR ENDED DECEMBER 31, 1998




                                                                                   THAXTON       PRO FORMA         TOTAL
                                                                      ACTUAL     INVESTMENT     ADJUSTMENTS      PRO FORMA
                                                                  ------------- ------------ ----------------- -------------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest and fee income .........................................   $  15,727      $43,932                       $  59,659
Interest expense ................................................       5,037        6,553          4,922(1)        16,512
                                                                    ---------      -------          -------      ---------
  Net interest income ...........................................      10,690       37,379         (4,922)          43,147
Provision for credit losses .....................................       4,047        7,872             --           11,919
                                                                    ---------      -------         --------      ---------
  Net interest income after provision for credit losses .........       6,643       29,507         (4,922)          31,228
Insurance commissions, net ......................................       6,591        6,952                          13,543
Other income ....................................................         962           --             --              962
                                                                    ---------      -------         --------      ---------
  Total Other Income ............................................       7,553        6,952             --           14,505
Compensation and employee benefits ..............................       8,636       18,743                          27,379
Net occupancy ...................................................       1,460        6,470                           7,930
Other ...........................................................       5,681        5,907           (214)(2)       11,374
                                                                    ---------      -------         --------      ---------
  Total operating expenses ......................................      15,777       31,120           (214)          46,683
Income (loss) before income tax expense (benefit) ...............      (1,581)       5,339         (4,708)            (950)
Income tax expense(benefit) .....................................        (497)       1,888         (1,174)(3)          217
                                                                    ---------      -------         --------      ---------
Net income (loss) ...............................................   $  (1,084)     $ 3,451      $  (3,534)       $  (1,167)
                                                                    =========      =======      ===========      =========
Dividends on preferred stock ....................................   $     258                                    $     258
                                                                    =========                                    =========
Net income (loss) applicable to common shareholders .............   $  (1,342)                                   $  (1,425)
                                                                    =========                                    =========
Net income (loss) per common share ..............................   $   (0.35)                                   $   (0.20)
                                                                    =========                                    =========

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                         YEAR ENDED DECEMBER 31, 1998

(1) Reflects the additional interest expense and cost of borrowings that would have been incurred by Thaxton Group, to finance the acquisition of FirstPlus Consumer Finance, Inc.
(2) Reflects the amortization over an assumed life of 20 years of the excess cost over net assets acquired incurred as a result of the acquisition of FirstPlus Consumer Finance, Inc.
(3) Reflects the tax benefit or cost associated with the application of the PRO FORMA adjustments.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                        SIX-MONTHS ENDED JUNE 30, 1999




                                                                                    THAXTON       PRO FORMA         TOTAL
                                                                      ACTUAL      INVESTMENT     ADJUSTMENTS      PRO FORMA
                                                                   -----------   ------------   -------------   ------------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest and fee income ........................................    $ 11,513        $23,362                       $ 34,875
Interest expense ...............................................       3,205          5,697           396(1)         9,298
                                                                    --------        -------           -----       --------
 Net interest income ...........................................       8,308         17,665          (396)          25,577
Provision for credit losses ....................................       1,851          3,695            --            5,546
                                                                    --------        -------          ------       --------
 Net interest income after provision for credit losses .........       6,457         13,970          (396)          20,031
Insurance commissions, net .....................................       5,061          2,934                          7,995
Other income ...................................................         992            306            --            1,298
                                                                    --------        -------          ------       --------
 Total Other Income ............................................       6,053          3,240            --            9,293
Compensation and employee benefits .............................       7,393          8,813                         16,206
Net occupancy ..................................................       1,138          1,329                          2,467
Other ..........................................................       4,202          5,037           (18)(2)        9,221
                                                                    --------        -------          ------       --------
 Total operating expenses ......................................      12,733         15,179           (18)          27,894
Income (loss) before income tax expense (benefit) ..............        (223)         2,031          (378)           1,430
Income tax expense(benefit) ....................................        (130)           638            46 (3)          554
                                                                    --------        -------       ---------       --------
Net income (loss) ..............................................    $    (93)       $ 1,393        $ (424)        $    876
                                                                    ========        =======       =========       ========
Dividends on preferred stock ...................................    $    357                                      $    357
                                                                    ========                                      ========
Net income (loss) applicable to common shareholders ............    $   (450)                                     $    519
                                                                    ========                                      ========
Net income (loss) per common share .............................   $   (0.12)                                     $   0.07
                                                                   =========                                      ========

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                         SIX-MONTHS ENDED JUNE 30, 1999

(1) Reflects one month of additional interest expense and cost of borrowings (for January 1999) that would have been incurred by Thaxton Group to finance the acquisition of FirstPlus Consumer Finance, Inc. All additional costs of borrowing incurred after February 1, 1999, are included in the historical results of operations for Thaxton Investment.
(2) Reflects the amortization over an assumed life of 20 years of the excess cost over net assets acquired incurred as a result of the acquisition of FirstPlus Consumer Finance, Inc. Amortization incurred after February 1, 1999 is included in the historical results of operations for Thaxton Investment.
(3) Reflects the tax benefit or cost associated with the application of the PRO FORMA adjustments.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                               AT JUNE 30, 1999




                                                                        THAXTON         PRO FORMA           TOTAL
                                                          ACTUAL      INVESTMENT       ADJUSTMENTS        PRO FORMA
                                                        ----------   ------------   -----------------   ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS
Cash ................................................    $   990       $  5,992                          $   6,982
Finance receivables, net ............................     66,267         49,205                            165,472
Premises and equipment, net .........................      2,885          2,524                              5,409
Accounts receivable .................................      1,932          2,542            (250) (1)         4,224
Repossessed automobiles .............................        304             --                                304
Goodwill and other intangible assets ................      9,228         29,107                             38,335
Other assets ........................................      3,947          2,503                              6,450
                                                         -------       --------            ----          ---------
 Total assets .......................................    $85,553       $141,873            (250)         $ 227,176
                                                         =======       ========            ====          =========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accrued interest payable ............................    $   433       $    145                          $     578
Notes payable .......................................     70,432        134,230                            204,662
Notes payable to affiliates .........................        775             --                                775
Accounts payable ....................................      1,881          4,067                              5,948
Employee savings plan ...............................      1,197             --                              1,197
Other liabilities ...................................        337          2,219                              2,551
                                                         -------       --------                          ---------
 Total liabilities ..................................     75,055        140,658                            215,711
                                                         -------       --------                          ---------
STOCKHOLDERS' EQUITY
Preferred stock $0.01 par value
 Series A ...........................................          1                                                 1
 Series C ...........................................          1                                                 1
 Series E ...........................................          8                                                 8
Common stock $0.01 par value ........................         38            250            (218) (2)            70
Additional paid-in-capital ..........................     10,205             --             (32) (3)        10,173
Retained Earnings ...................................        245            967                              1,212
                                                         -------       --------            ----          ---------
 Total Stockholders' Equity .........................     10,498          1,217            (250)            11,465
                                                         -------       --------            ----          ---------
 Total liabilities and Stockholders' Equity .........    $85,553       $141,873            (250)         $ 227,176
                                                         =======       ========            ====          =========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                               AT JUNE 30, 1999

(1) Reflects reclassification of note receivable from affiliate, James D. Thaxton, majority shareholder and Chief Executive Officer of Thaxton Group, as a reduction of shareholders equity. In February 1999, Mr. Thaxton utilized the proceeds of this note to purchase $250,000 of common stock of Thaxton Investment.
(2) Reflects the elimination of the common stock of Thaxton Investment and the issuance of 3,223,000 shares of Thaxton Group stock recorded at $.01 per share par value.
(3) Reflects the reclassification of the $250,000 note receivable from affiliate, net of the issuance of 3,223,000 shares of $.01 par value Thaxton Group stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO OFFICER, EMPLOYEE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THAXTON GROUP. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THAXTON GROUP.









                            THE THAXTON GROUP, INC.



                                  $50,000,000





                           AGGREGATE PRINCIPAL AMOUNT
                                       OF
                            SUBORDINATED TERM NOTES
                         DUE 1, 6, 12, 36 AND 60 MONTHS
                                      AND
                           SUBORDINATED DAILY NOTES




                               ----------------
                                   PROSPECTUS
                               ----------------
                                OCTOBER 4, 1999






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Bylaws of Thaxton Group provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which such person may be a party because he is or was a director or officer of Thaxton Group or serving in a similar capacity at Thaxton Group's request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of Thaxton Group, such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in Thaxton Group's best interest, and in all other cases, he shall not have been adjudged to be liable to Thaxton Group.


     The South Carolina Business Corporation Act of 1988 also permits certain corporations, including Thaxton Group, by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director's duty of loyalty to the corporation or its shareholders, or acts of omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. Thaxton Group's Second Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, shareholders of Thaxton Group may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the expenses to be incurred in connection with the offering of the securities:


       Securities and Exchange Commission filing fee .........    $  14,750
       NASD filing fee .......................................        5,500
       Printing expenses .....................................       35,000*
       Legal fees and expenses ...............................      150,000
       Accounting fees and expenses ..........................      125,000*
       Blue Sky filing fees ..................................       10,000
       Trustee's fees and expenses ...........................       50,000*
       Miscellaneous expenses ................................        9,750*
                                                                  ---------
  Total ......................................................    $ 400,000*
                                                                  =========

     * Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     On October 31, 1996, Thaxton Group acquired Thaxton Insurance by exchanging 300,000 shares of its common stock for all of the outstanding capital stock of Thaxton Insurance. The capital stock of Thaxton Insurance was acquired from James D. Thaxton, C.L. Thaxton, Sr., and William H. Thaxton. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.


     On July 1, 1997, Thaxton Group began offering and selling up to $10 million in subordinated term notes due 1, 6, 12, 36 and 60 months, with interest rates ranging from 5.5% to 8.25% per annum, in an intrastate offering registered with the State of South Carolina. This program terminated in February 1998 upon the commencement of the offering registered hereunder. Thaxton Group sold $5.4 million in aggregate principal amount South Carolina term notes of which $3.8 million is outstanding. Offers and sales of the South Carolina term notes were not registered under the Securities Act pursuant to the exemption provided by Section 3(a)(11) thereunder.


     In December 1997, Thaxton Group entered into an agreement with Mr. Jack W. Robinson and some of his affiliates pursuant to which they exchanged 27,076 shares of common stock of Thaxton Group for an equal number of shares of Thaxton Group's Series B Convertible Preferred Stock. The terms of the Series B preferred stock are identical to Thaxton Group's Series A Preferred Stock except that dividends are payable, at Thaxton Group's option, in additional shares of Series B preferred stock. On July 1, 1998, Thaxton Group entered into a subsequent agreement with Mr. Robinson and some of his affiliates pursuant to which they exchanged all of the shares of Series B preferred stock, plus 29,200 shares of common stock for a total of 56,276 shares of the Thaxton Group's Series D Preferred Stock. The terms of the Series D preferred stock are similar to the Series A preferred stock, except that they provide for an $0.80 annual dividend rate on each share of the Series D preferred stock and they provide that the Series D preferred stock is not convertible into common stock. Neither of these transactions were registered under the Securities Act, pursuant to the exemption from registration provided by Section 4(2) of this statute for transactions not involving any public offering.


     In December 1998, Thaxton Group sold 800,000 shares of Series E Cumulative Preferred Stock for $10 per share to FINOVA, its primary lender. The stock pays a variable rate dividend of prime minus 1% through October 31, 2003, and prime plus 3% thereafter. Thaxton Group may redeem the preferred stock at any time at a price of $10 per share. As part of the agreement governing the issuance of stock, Thaxton Group reduced its overall credit line with FINOVA from $100,000,000 to $92,000,000. Although Thaxton Group has no obligation to redeem the stock at any time, under the terms of the agreement, FINOVA has the right, at its option, to ask Mr. James D. Thaxton, the majority shareholder of Thaxton Group, to repurchase the stock. The sale of the Series E preferred stock to FINOVA was exempt from registration under the Securities Act, pursuant to
Section 4(2) of this statute for transactions not involving any public offering.

ITEM 27. EXHIBITS


    1           Form of Selling Agent Agreement between The Thaxton Group, Inc. and Carolinas First
                Securities, Inc.
   3.1          Second Amended and Restated Articles of Incorporation of The Thaxton Group, Inc. (3)
   3.2          Bylaws of The Thaxton Group, Inc. (1)
   4.1          Form of Indenture, dated as of February 17, 1998, between The Thaxton Group, Inc. and
                The Bank of New York, as Trustee. (4)
   4.2          Form of Subordinated Daily Note (included as Exhibit A to Form of Indenture).
   4.3          Form of Subordinated One Month Note (included as Exhibit B to Form of Indenture).
   4.4          Form of Subordinated Term Note for 6, 12, 36 and 60 Month Notes (included as Exhibit C to Form of Indenture).
    5           Opinion of Moore & Van Allen, PLLC. (4)
  10.1          The Thaxton Group, Inc. 1995 Stock Incentive Plan. (1)
  10.2          The Thaxton Group, Inc. Employee Stock Purchase Plan. (1)
  10.3          Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton Insurance
                Group, Inc., James D. Thaxton, William H. Thaxton and Calvin L. Thaxton, Jr. (2)
  10.4          Form of Stock Purchase Agreement by and between The Thaxton Group, Inc. and Jack W.
                Robinson and affiliates. (4)
  10.5          Share Exchange Agreement, dated July 1, 1998, between The Thaxton Group, Inc. and Jack
                W. Robinson and affiliates. (4)
  10.6          Second Amended and Restated Loan and Security Agreement dated August 30, 1999 among
                Finova Capital Corporation, The Thaxton Group, Inc., Thaxton Operating Company, Thaxton
                Insurance Group, Inc., TICO Credit Company, Inc., Eagle Premium Finance Co, Inc.,
                Thaxton Commercial Lending, Inc. and Paragon Lending, Inc.
 10.6(a)        Schedule to Second Amended and Restated Loan and Security Agreement dated August 30,
                1999 among Finova Capital Corporation, The Thaxton Group, Inc., Thaxton Operating
                Company, Thaxton Insurance Group, Inc., TICO Credit Company, Inc., Eagle Premium
                Finance Co, Inc., Thaxton Commercial Lending, Inc. and Paragon Lending, Inc.
  10.7          Loan and Security Agreement dated January 25, 1999 among Finova Capital Corporation,
                Thaxton Investment Corporation, TICO Credit Company (Mississippi), Modern Finance
                Company, TICO Credit Company (Kentucky), TICO Credit Company (Tennessee), Southern
                Management Corporation, Modern Financial Services, Inc., Southern Finance of South
                Carolina, Inc., Covington Credit of Texas, Inc., Covington Credit of Georgia, Inc. and
                Southern Finance of Tennessee, Inc.
 10.7(a)        Second Amended and Restated Schedule to Loan and Security Agreement dated August 30,
                1999 among Finova Capital Corporation, Thaxton Investment Corporation, TICO Credit
                Company (Mississippi), Modern Finance Company, TICO Credit Company (Kentucky),
                TICO Credit Company (Tennessee), Southern Management Corporation, Modern Financial
                Services, Inc., Southern Finance of South Carolina, Inc., Covington Credit of Texas, Inc.,
                Covington Credit of Georgia, Inc. and Southern Finance of Tennessee, Inc.
  10.8          Plan of Share Exchange Agreement, dated September 30, 1999, by and among The Thaxton
                Group, Inc., Thaxton Operating Company, Thaxton Investment Corporation and James D.
                Thaxton.
   22           Subsidiaries of The Thaxton Group, Inc.
  24.1          Consent of KPMG LLP.
  24.2          Consent of Moore & Van Allen, PLLC (included in Exhibit 5 to this registration statement).
  24.3          Consent of Cherry, Bekaert & Holland, LLP.
  24.4          Consent of Elliott, Davis & Company, L.L.P.
   25           Power of Attorney. (4)
   26           Form T-1, Statement of Eligibility of Trustee. (4)

--------
(1) Incorporated by reference to Thaxton Group's Registration Statement on Form SB-2, Commission File No. 33-97130-A.
(2) Incorporated by reference the Thaxton Group's Current Report on Form 8-K dated October 31, 1996.
(3) Incorporated by reference to Thaxton Group's Annual Report on Form 10-KSB for the year ended December 31, 1998.
(4) Previously filed.

ITEM 28. UNDERTAKINGS


     The undersigned hereby undertakes:


       (1) To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement:


          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and


          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


       (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and


       (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.


       (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


       (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO IN THE CITY OF LANCASTER, STATE OF SOUTH CAROLINA ON OCTOBER 4, 1999.



                                          THE THAXTON GROUP, INC.



                                          By:               /S/ ALLAN F. ROSS
                                            -----------------------------------

                                            ALLAN F. ROSS

                                            VICE PRESIDENT, CHIEF FINANCIAL
                                            OFFICER, AND SECRETARY


     In accordance with the requirements of the Securities Act, this post-effective amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                            SIGNATURE                                              TITLE                         DATE
----------------------------------------------------------------   -------------------------------------   ----------------
 /s/ JAMES D. THAXTON*                                          Chairman of the Board of Directors,        October 4, 1999
 ---------------------------------                                President and Chief Executive
 JAMES D. THAXTON                                                 Officer (Principal Executive
                                                                  Officer)

 /s/ ROBERT L. WILSON*                                          Executive Vice President, Chief            October 4, 1999
 ---------------------------------                              Operating Officer and Director
 ROBERT L. WILSON

 /s/ ALLAN F. ROSS                                              Vice President, Chief Financial            October 4, 1999
 ---------------------------------                                Officer, Secretary and Director
 ALLAN F. ROSS                                                    (Principal Financial and
                                                                  Accounting Officer)

 /s/ C.L. THAXTON, SR.*                                         Director                                   October 4, 1999
 ---------------------------------
 C.L. THAXTON, SR.

 */s/ ALLAN F. ROSS                                                                                        October 4, 1999
 ---------------------------------
 ALLAN F. ROSS, ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


    1           Form of Selling Agent Agreement between The Thaxton Group, Inc. and Carolinas First
                Securities, Inc.
   3.1          Second Amended and Restated Articles of Incorporation of The Thaxton Group, Inc. (3)
   3.2          Bylaws of The Thaxton Group, Inc. (1)
   4.1          Form of Indenture, dated as of February 17, 1998, between The Thaxton Group, Inc. and
                The Bank of New York, as Trustee. (4)
   4.2          Form of Subordinated Daily Note (included as Exhibit A to Form of Indenture).
   4.3          Form of Subordinated One Month Note (included as Exhibit B to Form of Indenture).
   4.4          Form of Subordinated Term Note for 6, 12, 36 and 60 Month Notes (included as Exhibit C to Form of Indenture).
    5           Opinion of Moore & Van Allen, PLLC. (4)
  10.1          The Thaxton Group, Inc. 1995 Stock Incentive Plan. (1)
  10.2          The Thaxton Group, Inc. Employee Stock Purchase Plan. (1)
  10.3          Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton Insurance
                Group, Inc., James D. Thaxton, William H. Thaxton and Calvin L. Thaxton, Jr. (2)
  10.4          Form of Stock Purchase Agreement by and between The Thaxton Group, Inc. and Jack W.
                Robinson and affiliates. (4)
  10.5          Share Exchange Agreement, dated July 1, 1998, between The Thaxton Group, Inc. and Jack
                W. Robinson and affiliates. (4)
  10.6          Second Amended and Restated Loan and Security Agreement dated August 30, 1999 among
                Finova Capital Corporation, The Thaxton Group, Inc., Thaxton Operating Company, Thaxton
                Insurance Group, Inc., TICO Credit Company, Inc., Eagle Premium Finance Co, Inc.,
                Thaxton Commercial Lending, Inc. and Paragon Lending, Inc.
 10.6(a)        Schedule to Second Amended and Restated Loan and Security Agreement dated August 30,
                1999 among Finova Capital Corporation, The Thaxton Group, Inc., Thaxton Operating
                Company, Thaxton Insurance Group, Inc., TICO Credit Company, Inc., Eagle Premium
                Finance Co, Inc., Thaxton Commercial Lending, Inc. and Paragon Lending, Inc.
  10.7          Loan and Security Agreement dated January 25, 1999 among Finova Capital Corporation,
                Thaxton Investment Corporation, TICO Credit Company (Mississippi), Modern Finance
                Company, TICO Credit Company (Kentucky), TICO Credit Company (Tennessee), Southern
                Management Corporation, Modern Financial Services, Inc., Southern Finance of South
                Carolina, Inc., Covington Credit of Texas, Inc., Covington Credit of Georgia, Inc. and
                Southern Finance of Tennessee, Inc.
 10.7(a)        Second Amended and Restated Schedule to Loan and Security Agreement dated August 30,
                1999 among Finova Capital Corporation, Thaxton Investment Corporation, TICO Credit
                Company (Mississippi), Modern Finance Company, TICO Credit Company (Kentucky),
                TICO Credit Company (Tennessee), Southern Management Corporation, Modern Financial
                Services, Inc., Southern Finance of South Carolina, Inc., Covington Credit of Texas, Inc.,
                Covington Credit of Georgia, Inc. and Southern Finance of Tennessee, Inc.
  10.8          Plan of Share Exchange Agreement, dated September 30, 1999, by and among The Thaxton
                Group, Inc., Thaxton Operating Company, Thaxton Investment Corporation and James D.
                Thaxton.
   22           Subsidiaries of The Thaxton Group, Inc.
  24.1          Consent of KPMG LLP.
  24.2          Consent of Moore & Van Allen, PLLC (included in Exhibit 5 to this registration statement).
  24.3          Consent of Cherry, Bekaert & Holland, LLP.
  24.4          Consent of Elliott, Davis & Company, L.L.P.
   25           Power of Attorney. (4)
   26           Form T-1, Statement of Eligibility of Trustee. (4)
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(1) Incorporated by reference to Thaxton Group's Registration Statement on Form
    SB-2, Commission File No. 33-97130-A.
(2) Incorporated by reference the Thaxton Group's Current Report on Form 8-K dated October 31, 1996.
(3) Incorporated by reference to Thaxton Group's Annual Report on Form 10-KSB for the year ended December 31, 1998.
(4) Previously filed.